
                                                                    EXHIBIT 10.1

                                   SCHEDULE 2

                               Dated 26 June 2003
   (as amended and restated pursuant to an amendment and restatement agreement dated 2 July 2003)

                                   AGZ HOLDING
                                    as Parent

                           THE COMPANIES NAMED HEREIN
                         as Borrowers and/or Guarantors

                            THE ENTITIES NAMED HEREIN
                                   as Lenders

                                 CREDIT LYONNAIS
                            as Mandated Lead Arranger

                                 CREDIT LYONNAIS
                                as Facility Agent

                                 CREDIT LYONNAIS
                                as Security Agent

                          ----------------------------

                           SENIOR FACILITIES AGREEMENT

                          ----------------------------

                             Shearman & Sterling LLP
                                      Paris

                                     [MAP]
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                                    CONTENTS

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
                                                                                    PAGE
CLAUSE
 1.  INTERPRETATION ............................................................      1
 2.  THE FACILITIES ............................................................     17
 3.  PARTICIPATION OF LENDERS ..................................................     18
 4.  CONDITIONS PRECEDENT ......................................................     19
 5.  DRAWDOWN PROCEDURES .......................................................     20
 6.  DEMANDS UNDER BANK GUARANTEES .............................................     24
 7.  INTEREST ..................................................................     26
 8.  SELECTION OF INTEREST PERIODS .............................................     29
 9.  MARKET DISRUPTION .........................................................     30
10.  REPAYMENT OF DRAWINGS .....................................................     31
11.  PREPAYMENT AND CANCELLATION ...............................................     32
12.  PAYMENTS ..................................................................     38
13.  TAXES .....................................................................     40
14.  CHANGE IN CIRCUMSTANCES ...................................................     42
15.  FEES, EXPENSES AND STAMP DUTIES ...........................................     45
16.  GUARANTEE AND INDEMNITY ...................................................     46
17.  CHANGES TO OBLIGORS AND SECURITY ..........................................     48
18.  REPRESENTATIONS AND WARRANTIES ............................................     50
19.  UNDERTAKINGS ..............................................................     54
20.  EVENTS OF DEFAULT .........................................................     75
21.  THE AGENTS AND THE OTHER FINANCE PARTIES ..................................     80
22.  PRO RATA PAYMENTS .........................................................     86
23.  SET-OFF ...................................................................     87
24.  NOTICES ...................................................................     87
25.  CONFIDENTIALITY ...........................................................     88
26.  CHANGES TO PARTIES ........................................................     89
27.  LENDERS' DECISIONS ........................................................     91
28.  INDEMNITIES ...............................................................     92
29.  MISCELLANEOUS .............................................................     93
30.  GOVERNING LAW AND SUBMISSION TO JURISDICTION ..............................     94
SCHEDULE 1 .....................................................................     95
Lenders ........................................................................     95
SCHEDULE 2 .....................................................................     96
Security Documents .............................................................     96
SCHEDULE 3 .....................................................................     97
Documentary Conditions Precedent ...............................................     97
SCHEDULE 4 .....................................................................    101
Part 1 - Drawdown Request - Advances ...........................................    101
Part 2 - Drawdown Request - Bank Guarantees ....................................    102
SCHEDULE 5 .....................................................................    103
Transfer Certificate ...........................................................    103
Schedule 1 to Transfer Certificate .............................................    106
Schedule 2 to Transfer Certificate .............................................    107
Particulars relating to the Transferee .........................................    107
SCHEDULE 6 .....................................................................    108
Accession Document .............................................................    108
SCHEDULE 7 .....................................................................    111
Auditors certificate ...........................................................    111
SCHEDULE 8 .....................................................................    112
Form of effective global rate letter ...........................................    112
SCHEDULE 9 .....................................................................    114
Part 1 - Distribution Companies ................................................    114
Part 2 - Storage and Logistics Companies .......................................    115
SCHEDULE 10 ....................................................................    116

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
Part 1 - Supply Agreements .....................................................    116
Part 2 - Other Material Contracts ..............................................    117
SCHEDULE 11 ....................................................................    119
Mandatory Cost Formulae ........................................................    119

THIS FACILITIES AGREEMENT is made on 26 June 2003 and is amended and restated in accordance with an amendment and restatement agreement dated 2 July 2003

BETWEEN:

(1) AGZ HOLDING (a company incorporated in France as a societe anonyme with registered number 413 765 108 RCS Paris) (the "PARENT");

(2) ANTARGAZ (a company incorporated in France as a societe anonyme with registered number 572 126 043 RCS Nanterre) ("ANTARGAZ");

(3)   CREDIT LYONNAIS as mandated lead arranger (the "ARRANGER");

(4)   THE FINANCIAL INSTITUTIONS listed in schedule 1 as Lenders;

(5) CREDIT LYONNAIS in its capacity as facility agent for the Lenders under the Senior Finance Documents (the "FACILITY AGENT"); and

(6) CREDIT LYONNAIS in its capacity as agent for the Finance Parties under the Security Documents (the "SECURITY AGENT").

WHEREAS:

      The Parent has requested the Lenders to make available to it a EUR 220,000,000 Term Facility and the Parent and Antargaz have requested the Lenders to make available to them and to other Borrowers (as defined below) a EUR 50,000,000 Revolving Facility, all for the purpose of refinancing and replacing borrowings under the Existing Facilities Agreement (as defined below).

THE PARTIES TO THIS AGREEMENT AGREE as follows:

1.    INTERPRETATION

1.1   DEFINITIONS

      In this agreement:

      "ACCESSION DOCUMENT" means an agreement substantially in the form set out in schedule 6 under which a Group Company becomes a Borrower and/or a Guarantor and becomes a party to the Intercreditor Agreement;

      "ACCOUNTING HALF-YEAR" means each period of approximately 26 weeks ending on the last day of September and March in a Financial Year;

      "ACQUISITION" means the acquisition of all the shares of Antargaz completed on 27 March 2001 in accordance with the Acquisition Documents;

      "ACQUISITION COSTS" means all fees, costs and expenses incurred by the Parent for the purpose of or in connection with the Acquisition;

      "ACQUISITION DOCUMENTS" means the Sale and Purchase Agreement, the Warranty Agreement and all other documents and agreements made between any Vendor and any Group Company in connection with the Sale and Purchase Agreement;

      "ADVANCES" means the Term Advance and the Revolving Advances;

      "AFFILIATE" means a Subsidiary or a Holding Company of another person or any other Subsidiary of a Holding Company of that other person;

      "AGENTS" means the Facility Agent and the Security Agent;

      "ANNUAL ACCOUNTS" means the audited annual accounts of the Group delivered or to be delivered to the Facility Agent under clause 19.10(c)(i) (Financial statements);

      "APPROVED ACCOUNTING PRINCIPLES" means French gaap and, subject to those principles, the accounting principles, standards and practices on the basis of which the Original Audited Accounts were prepared (adjusted to take account of those differences referred to in the Disclosure Letter);

      "APPROVED PROJECTIONS" means the financial projections and forecast for the business of the Group in the agreed form prepared on a basis consistent with the Approved Accounting Principles;

      "AUDITORS" means PricewaterhouseCoopers and Ernst & Young and/or any other firm of accountants which the Parent appoints in accordance with clause 19.10(b) (Books of account and auditors);

      "AVAILABILITY PERIOD" means the period starting on the Signing Date and ending:

      (a)   on 7 July 2003 (inclusive) in the case of the Term Facility; and

      (b) one month before the Revolving Facility Repayment Date in the case of the Revolving Facility;

      "BANK GUARANTEE" means a guarantee or letter of credit issued by an Issuing Lender under the Revolving Facility in the form agreed by the Parent, the Facility Agent and the relevant Issuing Lender;

      "BENEFICIARY" means the person approved by the relevant Issuing Lender in whose favour a Bank Guarantee has been or is to be issued;

      "BORROWERS" means the Parent, Antargaz and each other Group Company which becomes a borrower under this agreement in accordance with clause 17.1 (Additional Borrowers);

      "BUSINESS DAY" means a day (other than a Saturday or a Sunday) on which banks and financial markets are open in Paris and London for the transaction of business of the nature required by this agreement and:

      (a) in relation to a transaction involving Euros, a day which is a Target Day; and

      (b) in relation to a transaction involving the Optional Currency, a day on which banks and financial institutions are open in the principal financial centre of the country of the Optional Currency;

      "CASH COLLATERAL ACCOUNT" means an account with the Security Agent opened in the name of an Obligor into which amounts are to be paid for the purposes of clause 1.4 (Cash cover) and over which the Security Agent has or shall have a first priority security interest under the Security Documents;

      "CASH EQUIVALENTS" has the meaning given to it in clause 19.12 (Financial definitions);

      "CERTAIN FUNDS PERIOD" means the period commencing on the Signing Date and ending on the earlier of (a) the first Drawdown Date (inclusive) and (b) the last day of the Availability Period of the Term Facility (inclusive);

      "COMMITMENT" means, in relation to a Lender, its Term Commitment or its Revolving Commitment;

      "CONSTITUTIONAL DOCUMENTS" means the statuts and k-bis of the Parent in the agreed form;

      "CONTINGENT LIABILITY" means:

      (a) the maximum actual and/or contingent liability of an Issuing Lender under a Bank Guarantee at any time; or

      (b) the maximum actual and/or contingent liability of a Lender in relation to a Bank Guarantee at any time under clause 6.4(b) (Indemnities);

      "CONTROLLING INVESTOR" means any entity which:

      (a) holds more than 50 per cent. of the equity share capital of the Parent or equity share capital having the right to cast more than 50 per cent. of the votes capable of being cast in general meetings of the Parent; or

      (b) has the right to determine the composition of a majority of the board of directors (or like body) of the Parent; or

      (c) has "control" (as defined in article L. 233-3 of the French Commercial Code) of the Parent;

      "CORE BUSINESS" means the existing core business of the Group as at the Signing Date, consisting of the purchase, storage and distribution of butane and propane-based LPG (liquified petroleum gaz);

      "CREDITOR ACCESSION AGREEMENT has the meaning given to it in the Intercreditor Agreement;

      "DEFAULT" means an Event of Default or a Potential Event of Default;

      "DERIVATIVE INSTRUMENT" means any forward rate agreement, option, swap, cap, floor, any combination or hybrid of the foregoing and any other financial derivative agreement;

      "DISCLOSURE LETTER" means the letter dated the Signing Date and delivered by the Parent addressed to (and countersigned by) the Facility Agent stating that it is the Disclosure Letter referred to in this agreement and, amongst other things, making certain disclosures against, and qualifying the extent of, certain representations and warranties in Clause 18 (Representations and Warranties);

      "DISTRIBUTION COMPANIES" means the companies and other corporate entities listed in part 1 of schedule 9;

      "DRAWDOWN DATE" means the date for the making of a Drawing, as specified by the relevant Borrower in the relevant Drawdown Request;

      "DRAWDOWN REQUEST" means a notice requesting an Advance or the issue of a Bank Guarantee in the form set out in part 1 or 2 (as appropriate) of schedule 4;

      "DRAWING" means a utilisation by a Borrower of a Facility;

      "EBITDA" has the meaning given to it in clause 19.12 (Financial definitions);

      "ENVIRONMENT" means any and all living organisms (including man), ecosystems, gases, air, vapours, liquids, water, land, surface and sub-surface soils, rock and all other natural resources or part of such resources, including artificial or man-made buildings, structures or enclosures;

      "ENVIRONMENTAL APPROVAL" means any consent required under or in relation to Environmental Laws;

      "ENVIRONMENTAL LAWS" means all international, European Union, national, federal, state or local statutes, orders, regulations or other law or subordinate legislation or common law or guidance notes or regulatory codes of practice, circulars and equivalent controls (including judicial interpretation of any of the foregoing) concerning the Environment or health and safety which are in existence now or in the future and are binding at any time on any Group Company in the relevant jurisdiction in which that Group Company has been or is operating (including by the export of its products or its waste to that jurisdiction);

      "EONIA" means in relation to a Business Day and any amount in Euro:

      (a) the overnight rate per annum calculated by the European Banking Federation for the relevant Business Day which appears on Telerate Screen page 247 or any other service which displays such rate which the Facility Agent, after consultation with the Lenders and the Parent, selects; or

      (b) if the rate referred to in paragraph (a) above is not available for that Business Day, the arithmetic mean of the rates (rounded upwards to four decimals places) as supplied to the Facility Agent at its request quoted by the Reference Banks to the leading banks in the European interbank market;

      at or about 7.00 pm (Brussels time) on such day for offering of deposits in Euro for the period from one Business Day to the immediately following Business Day;

      "EQUITY DOCUMENTS" means the Constitutional Documents, the Shareholders Agreement and all other documents and agreements entered into in connection with any of those documents;

      "EQUITY INVESTORS" means the Original Equity Investors and any assignee or transferee of any interest in the Group under the Shareholders Agreement or of any other rights under any Equity Document;

      "EURIBOR" means, in relation to any Advance or overdue amount in Euro, the rate per annum equal to the offered quotation which appears on Telerate Screen page 248 (or any replacement page on that service) as of 11.00 am on the applicable Rate Fixing Day for a period comparable to its Interest Period or, if no Telerate service is available, on any other service which displays an average European Banking Federation Interest Settlement Rate for Euro which the Facility Agent, after consultation with the Lenders and the Parent, selects;

      "EURO", "EUR" and "E" means the single currency of the Participating Member States of the European Union;

      "EURO EQUIVALENT" means, in relation to an amount denominated in a currency other than Euro, the amount of that currency converted into the relevant amount of Euros at the Euro Spot Rate;

      "EURO SPOT RATE" means the spot rate of exchange of the Facility Agent (as determined by the Facility Agent) for the purchase of the aggregate amount of Euros with a currency other than Euro in the European foreign exchange market in the ordinary course of business at or about 10:00 am on a particular day;

      "EVENT OF DEFAULT" means any event specified in clause 20.1 (List of events);

      "EXISTING FACILITIES" means the Existing Term Facilities and the Existing Revolving Facility;

      "EXISTING REVOLVING FACILITY" means the revolving credit facility in the principal amount of EUR 46,000,000 granted to the Borrowers under the Existing Facilities Agreement;

      "EXISTING TERM FACILITIES" means the term facilities in the outstanding principal amount of EUR 261,427,755.10 as of the date hereof granted to the Parent under the Existing Facilities Agreement;

      "EXISTING FACILITIES AGREEMENT" means the senior credit agreement dated 15 February 2001, as amended and restated on 27 March 2001 and 23 July 2002, between, inter alia, the Parent, Antargaz, the lenders named therein and Deutsche Bank AG London as facility agent and security agent in relation to the Existing Facilities;

      "FACILITIES" means the Term Facility and the Revolving Facility;

      "FEES LETTER" means the letter from the Facility Agent to the Parent dated on or about the Signing Date setting out details of certain fees payable by the Parent in connection with the Facilities;

      "FINANCE PARTIES" means the Arranger, each Agent, each Lender, each Issuing Lender and each Hedging Lender;

      "FINANCIAL INDEBTEDNESS" means (without double counting) any indebtedness in relation to or arising under or in connection with:

      (a)   any money borrowed (including any overdraft);

      (b) any debenture, bond (other than a performance bond issued in the ordinary course of trading by one Group Company in relation to the obligations of another Group Company), note or loan stock or other similar instrument;

      (c)   any acceptance or documentary credit;

      (d) any receivable sold or discounted (other than to the Security Agent pursuant to any Security Document) provided that, for the purposes of any calculation of the amount of Financial Indebtedness, the amount of indebtedness to be taken into account under this paragraph
            (d) will be the amount of the consideration received by the relevant Group Company for the sale or discounting of the relevant receivable;

      (e) the purchase price of any asset or service to the extent payable by a Group Company after the time of sale or delivery to a Group Company, where the deferred payment is:

            (i)   arranged as a method of raising vendor financing; and

            (ii)  paid more than six months after the sale or delivery date;

      (f) the sale price of any asset or service to the extent paid before the time of sale or delivery by the Group Company liable to effect that sale or delivery, where the advance payment is arranged as a method of raising finance;

      (g) any finance lease, hire purchase, credit sale or conditional sale agreement which in each case would be treated as such in accordance with French gaap;

      (h) Derivative Instruments (provided that, for the purpose of any calculation of the amount of Financial Indebtedness to be taken into account under this paragraph (h) in respect of the relevant Derivative Instrument, that amount shall be the net amount of the payment obligations outstanding from the relevant Group Company under that Derivative Instrument, less the amount of any margin then placed by that Group Company with the relevant counterparty in connection with that Derivative Instrument);

      (i) any amount payable by any Obligor in relation to the reduction of any share capital or redemption of any securities issued by it or any other Group Company, other than amounts payable to another Obligor;

      (j) any amount raised under any other transaction having the commercial effect of a borrowing (other than refundable deposits payable and consigned containers accrual liability); or

      (k) any guarantee issued by a Group Company of indebtedness of any person of a type referred to in paragraphs (a) to (j) (inclusive) above;

      for the avoidance of doubt, the amount of indebtedness to be taken into account for the purpose of any calculation of the amount of Financial Indebtedness shall not double-count guarantees granted by any Group Company in respect of Financial Indebtedness incurred by any Group Company and will not include guarantees of obligations incurred by any Group Company which obligations do not constitute indebtedness of a type referred to in paragraphs (a) to (j) (inclusive) above;

      "FINANCIAL YEAR" means the period of 12 months ending on 31 March in each year;

      "FINCO" means AGZ Finance, a company incorporated under the laws of the Grand Duchy Luxembourg as a societe anonyme with registered number RC Luxembourg B 87.750;

      "FRENCH GAAP" means accounting principles, standards and practices generally accepted from time to time in France;

      "GEOGAZ" has the meaning given to it in part 2 of schedule 10;

      "GEOVEXIN" has the meaning given to it in part 2 of schedule 10;

      "GROUP" means the Parent and its Subsidiaries from time to time;

      "GROUP COMPANY" means a member of the Group;

      "GROUPEMENT DONGES" means the groupement d'interets economiques Groupement Donges which has been established by Elf Antar France and the Parent pursuant to the Principal Supply Agreement referred to in part 1 of schedule 10;

      "GUARANTORS" means the Parent, Antargaz and each other Group Company which becomes a guarantor under this agreement;

      "HALF-YEAR ACCOUNTS" means the semi-annual consolidated management accounts of the Group delivered or to be delivered to the Facility Agent under clause 19.10(c)(ii)(Financial statements);

      "HEDGING AGREEMENTS" means Derivative Instruments entered into with the Hedging Lenders for the purpose of managing or hedging currency and/or interest rate risk in relation to the Term Facility;

      "HEDGING LENDER" means a Lender (or an Affiliate of a Lender) or an entity that is a party to an existing derivative instrument entered into by the Parent in relation to the Existing Term Facilities, in its capacity as provider of currency and/or interest rate hedging under any Hedging Agreement;

      "HIGH YIELD DOCUMENTS" means the High Yield Trust Deed, the High Yield Notes and all other documents evidencing the terms of the High Yield Notes and any other document or agreement entered into or executed pursuant thereto or in connection therewith;

      "HIGH YIELD GUARANTEE" means the subordinated guarantee set out in the High Yield Trust Deed and provided by the Parent in favour of the High Yield Trustee and the holders of the High Yield Notes pursuant to which the Parent guarantees the obligations of Finco under the High Yield Documents;

      "HIGH YIELD NOTES" means the high yield notes issued on 23 July 2002 by Finco in an aggregate principal amount of EUR 165,000,000, bearing interest at the rate of 10 per cent. per annum payable semi-annually on 15 January and 15 July in each year, and maturing on 15 July 2011, the proceeds of which have been made available to the Parent through the subscription by Finco of the Intra-Group Bonds in accordance with the Intra-Group Bond Documents;

      "HIGH YIELD TRUST DEED" means the trust deed and/or other instrument pursuant to which the High Yield Notes have been issued;

      "HIGH YIELD TRUSTEE" means the trustee appointed on behalf of the holders of the High Yield Notes pursuant to the High Yield Trust Deed;

      "HOLDING COMPANY" means, in relation to any body corporate, any other body corporate of which it is a Subsidiary;

      "INTELLECTUAL PROPERTY" means the Intellectual Property Rights owned or used by Group Companies throughout the world or the interests of any Group Company in any of those Intellectual Property Rights, together with the benefit of all agreements entered into or the benefit of which is enjoyed by any Group Company relating to the use or exploitation of any of those Intellectual Property Rights;

      "INTELLECTUAL PROPERTY RIGHTS" means all patents and patent applications, trade and service marks and trade and/or service mark applications (and all goodwill associated with any such applications), all brand and trade names, all copyrights and rights in the nature of copyright, all design rights, all registered designs and applications for registered designs, all trade secrets, know-how and all other intellectual property rights;

      "INTERCREDITOR AGREEMENT" means the intercreditor agreement dated on or before the date of the first Drawing entered into between, amongst others, each of the parties to the Senior Finance Documents, Finco and each of the Original Equity Investors;

      "INTEREST PERIOD" means a period by reference to which interest is calculated and payable on an Advance or overdue amount;

      "INTRA-GROUP BOND DOCUMENTS" means the Intra-Group Bonds, the terms and conditions of the Intra-Group Bonds set out in the Parent's Board resolution having decided on their issue and all related and ancillary documents;

      "INTRA-GROUP BONDS" means the subordinated bonds issued by the Parent to Finco in an aggregate principal amount equal to the aggregate principal amount of the High Yield Notes and under which payments of interest in cash by the Parent to Finco are subject to the provisions of the Intercreditor Agreement, will be no more frequent than semi-annual and will be at a scheduled rate no higher than 0.130 per cent. per annum above the interest rate payable in respect of the High Yield Notes;

      "INVESTMENT AMOUNT" means the aggregate (without double-counting) of the following amounts:

      (a) any amount advanced, lent, contributed or subscribed for, or otherwise invested in, a Joint Venture by any Group Company during any Financial Year;

      (b) the market value of any asset transferred (other than by way of a transfer otherwise permitted under this agreement) or contributed to a Joint Venture by any Group Company during any Financial Year; and

      (c) the maximum liability under any guarantee given by any Group Company during any Financial Year in respect of any Financial Indebtedness incurred (whether by way of guarantee or otherwise) by a Joint Venture;

      "ISSUING LENDER" means any Lender in its capacity as issuer of a Bank Guarantee;

      "JOINT VENTURE" means any joint venture, partnership or similar arrangement (including any Groupement d'interets economiques) or any company of which the Parent directly or indirectly owns some (but not all or substantially all) of the equity share capital (but excluding for the avoidance of doubt any Distribution Company);

      "LENDERS" means the Term Lenders and the Revolving Lenders;

      "LENDING OFFICE" means the office through which a Lender is acting for the purposes of this agreement, which, subject to clause 3.2 (Lending Office), will be the office set opposite the name of that Lender in schedule 1 (or in any relevant Transfer Certificate);

      "LIBOR" means, in relation to any Advance or overdue amount in the Optional Currency, the rate per annum equal to the offered quotation which appears on Telerate Screen page 3740 (or any replacement page on that service) as of 11.00 am (London time) on the applicable Rate Fixing Day for the Optional Currency for a period comparable to its Interest Period or, if no Telerate service is available, on any other service which displays British Bankers Association Interest Settlement Rate for the Optional Currency which the Facility Agent, after consultation with the Lenders and the Parent, selects;

      "MAJORITY LENDERS" means, at any time:

      (a)   Lenders whose aggregate Commitments at that time aggregate more than
            66.66 per cent. of the Total Commitments at that time; or

      (b) if the Total Commitments have at that time been reduced to zero, Lenders whose Commitments aggregated more than 66.66 per cent. of the Total Commitments immediately before the relevant reduction;

      "MANDATORY COST" means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 11 (Mandatory Cost Formulae);

      "MARGIN" means:

      (a) in relation to the Term Facility, 1.45 per cent. per annum, subject to clause 7.6 (Margin adjustment);

      (b) in relation to the Revolving Facility, 1.45 per cent. per annum, subject to clause 7.6 (Margin adjustment);

      "MATERIAL ADVERSE EFFECT" means any effect, event or matter:

      (a)   which is materially adverse to:

            (i) the business, assets or financial condition of the Group (taken as a whole); and

            (ii) the ability of any Obligor to perform any of its payment obligations under any Senior Finance Document or any of its obligations under clause 19.11 (Financial Covenants); or

      (b) which results in any Security Document not providing to the Security Agent security over the assets expressed to be secured under that Security Document;

      "MATERIAL COMPANY" means:

      (a) each Obligor (other than the Parent), Finco, each Distribution Company and each Storage and Logistics Company; and

      (b) any other Group Company (other than the Parent) whose profits, sales or gross assets exceed five per cent. of the consolidated profits, sales or gross assets (as the case of may be) of the Group and, for this purpose, the calculation of profits, sales or gross assets shall:

            (i)   be made in accordance with the Approved Accounting Principles;

            (ii) in the case of a company which itself has Subsidiaries, be made by using the consolidated profits, consolidated sales or consolidated gross assets (as the case may be) of it and its Subsidiaries; and

            (iii) be made by reference to:

                  (A) the latest accounts of the relevant Subsidiary used for the purposes of the then latest Annual Accounts; and

                  (B)   the then latest Annual Accounts;

      "MATERIAL CONTRACTS" means the Supply Agreements and the agreements set out in part 2 of schedule 10;

      "MATURITY DATE" means the last day of an Interest Period for a Revolving Advance;

      "MEDIT" means Medit Mediterranea GPL SpA or any of its Affiliates;

      "NET PROCEEDS" means the aggregate consideration received by any Group Company in relation to the disposal of all or any part of the assets of any Group Company (including the amount of any inter-company debt of any Group Company disposed of which is repaid in connection with that disposal), but after deducting all Taxes and other reasonable costs and expenses incurred by continuing Group Companies in connection with that disposal;

      "OBLIGORS" means each Borrower and each Guarantor;

      "OPERATING BUDGET" means a budget, in such form and content as the Facility Agent shall reasonably require, comprising projected balance sheet, projected profit and loss account and projected cashflow statement (including details of projected capital expenditure) for the Group and forecast of the likely financial performance of the Group for a Financial Year, delivered under clause 19.10 (Information and accounting undertakings);

      "OPTIONAL CURRENCY" means USD;

      "ORIGINAL AUDITED ACCOUNTS" means the audited consolidated accounts of the Group for the Financial Year ending 31 March 2002;

      "ORIGINAL EQUITY INVESTORS" means P.A.I., UGI and Medit;

      "ORIGINAL MANAGEMENT ACCOUNTS" means the consolidated management accounts of the Group for the Financial Year ending 31 March 2003;

      "P.A.I." means FCPR PAI Europe III, a series of fonds communs de placement a risques established and managed or advised by P.A.I. Partners (formerly P.A.I. Management), or any fund or entity which is established and managed or advised by P.A.I. Partners;

      "PARTICIPATING MEMBER STATES" has the meaning given to it in council Regulation EC No. 1103/97 of 17 June, 1997 made under Article 235 of the Treaty on European Union;

      "PARTLY OWNED STORAGE AND LOGISTICS COMPANY" means a Storage and Logistics Company which is not a wholly-owned Subsidiary (whether directly or indirectly) of the Parent;

      "PERMITTED ACQUISITION" means any acquisition (the "PROPOSED ACQUISITION") by a Group Company of all the shares in a company or substantially all of the assets of a business, provided that:

      (a) the company or the business which is the subject of the Proposed Acquisition carries on a similar or complementary business to that carried on by the Group;

      (b) the chief financial officer (or any board member) of the Parent certifies to the Lenders (such certificate to contain calculations in reasonable detail) that the ratio of Total Net Debt to EBITDA of the Group tested by reference to the Testing Period ending on the Testing Date immediately preceding the date on which the Proposed Acquisition is completed but calculated including the Proposed Acquisition and quantifiable synergies from the Proposed Acquisition (such as purchasing synergies) will be no greater than the maximum level for such ratio as at that Testing Date as provided under clause 19.11(c) (Financial Covenants);

      "POTENTIAL EVENT OF DEFAULT" means an event specified in clause 20.1 (Events of Default) which, with the giving of notice, the lapse of time or the making of any determination would constitute an Event of Default;

      "PRIVATE EQUITY CONTRIBUTION" means:

      (a) any increase in the share capital of the Parent by way of cash contribution by the Equity Investors; or

      (b) the incurrence by the Parent of Financial Indebtedness provided to it by any Equity Investor pursuant to an unsecured loan or other debt or debt equity instrument in each case deeply subordinated (with capitalised interests) on terms acceptable to the Facility Agent;

      "QUALIFYING LENDER" means, for the purposes of any Drawing by a Borrower, a bank or financial institution which:

      (a) is for the time being participating in that Drawing through a branch, agency or Affiliate in the jurisdiction of residence of that Borrower; or

      (b) is resident in a country with which the jurisdiction of residence of the Borrower has an appropriate double taxation treaty which, under its terms, provides at the date on which that bank or financial institution becomes a Lender for full relief from that jurisdiction's income tax on that jurisdiction's source interest for an entity such as that bank or other financial institution when acting through the branch, agency of Affiliate through which it is acting for the purposes of that Drawing;

      "RATE FIXING DAY" means, in relation to any period for which EURIBOR or LIBOR is to be determined:

      (a) in the use of EURIBOR, two Target Days before the first day of that period, or

      (b) in the use of LIBOR, two Business Days before the first day of that period;

      unless market practice differs in the relevant interbank market for a currency, in which case the Rate Fixing Day for that currency will be determined by the Facility Agent in accordance with market practice in the relevant interbank market;

      "RECEIVABLES" means, in relation to a Borrower, at any time, the unpaid portions of the obligations of any trade debtor of that Borrower in respect of the supply of goods or services by that Borrower;

      "REFINANCING" means the refinancing of the Existing Facilities;

      "REFINANCING COSTS" means all fees, costs and expenses incurred by the Obligors for the purpose of or in connection with the Refinancing;

      "REPAYMENT DATES" means each date on which an instalment is due for repayment under clause 10.1 (Term Advance), the Term Final Repayment Date and the Revolving Facility Repayment Date;

      "REVOLVING ADVANCE" means the principal amount of each advance made or to be made under the Revolving Facility, as reduced from time to time by repayment or prepayment;

      "REVOLVING COMMITMENT" means:

      (a) in relation to a Lender identified in schedule 1, the amount set opposite its name under the heading "Revolving Commitment" in schedule 1 and the amount of any other Revolving Commitment transferred to it under this agreement; or

      (b) in relation to any other Lender, the amount of any Revolving Commitment transferred to it under this agreement,

      to the extent not cancelled, reduced or transferred by it under this agreement;

      "REVOLVING FACILITY" means the revolving credit facility made available by the Revolving Lenders under clause 2.1(b) (Facilities);

      "REVOLVING FACILITY REPAYMENT DATE" means 30 June 2008;

      "REVOLVING LENDERS" means:

      (a) the persons identified in schedule 1 as participating in the Revolving Facility; and

      (b) each Transferee which has become a party to this agreement in relation to the Revolving Facility in accordance with clause 26 (Changes to parties),

      in each case until its entire participation in the Revolving Facility has been assigned or transferred to a Transferee in accordance with clause 26 (Changes to parties) and all amounts owing to it under the Senior Finance Documents in relation to the Revolving Facility have been paid in full;

      "RHONE GAZ" has the meaning given to it in part 2 of schedule 9;

      "SALE AND PURCHASE AGREEMENT" means the agreement (protocole d'accord) dated 16 February 2001, as amended pursuant to amendment agreements dated 26 March 2001 and 22 August 2001, relating to the acquisition of the shares of Antargaz made between, amongst others, the Parent as purchaser and the Vendors;

      "SECURITY DOCUMENTS" means each of the security documents specified in schedule 2 and all other documents creating, evidencing or granting a Security Interest in favour of any Finance Party in relation to the obligations of any Obligor under any Senior Finance Document;

      "SECURITY INTEREST" means any mortgage, pledge, lien, right of set-off, assignment by way of security, reservation of title, any other security interest or any other agreement or arrangement (including a sale and repurchase arrangement) having the commercial effect of conferring security;

      "SENIOR FINANCE DOCUMENTS" means this agreement, each Security Document, the Intercreditor Agreement, each Hedging Agreement, each Accession Document, each Transfer Certificate, the Fees Letter, the Disclosure Letter, the subordination provisions expressed to be given for the benefit of the Finance Parties in the High Yield Documents and any other document designated as a Senior Finance Document by the Parent and the Facility Agent;

      "SENIOR MANAGEMENT TEAM" means Mr. Francois Varagne, Mr. Yves de Gerard, Mr. Duprez and Mr. Delaplace;

      "SERVICE CONTRACTS" means the contracts of employment made between Antargaz and each member of the Senior Management Team;

      "SHAREHOLDERS AGREEMENT" means the shareholders agreement dated 9 April 2002 between the Original Equity Investors governing the relationship between the Original Equity Investors as shareholders in the Parent;

      "SIGNING DATE" means the date of this agreement;

      "SOBEGAL" has the meaning given to it in part 2 of schedule 9;

      "STORAGE AND LOGISTICS COMPANIES" means the companies and other corporate entities listed in part 2 of schedule 9;

      "SUBSIDIARY" means:

      (a) an entity of which a company or other entity has from time to time direct or indirect control (as defined in article L233-3 of the French Commercial Code (as in force at the date of this agreement, but excluding paragraph III thereof)); or

      (b) any other company or other entity in respect of which, in accordance with the Approved Accounting Principles, the assets, liabilities, income and expenses are added to those of the Parent in accordance with the full consolidation method referred to in the Disclosure Letter for the purposes of the preparation of consolidated financial statements of the Parent;

      "SUPPLY AGREEMENTS" means the agreements set out in part 1 of schedule 10;

      "SYNDICATION DATE" means the earlier of:

      (a) the date the Facility Agent notifies the Parent and the other Finance Parties that primary syndication has been completed; and

      (b)   the date falling 90 days after the first Drawdown Date;

      "SYNDICATION MEMORANDUM" has the meaning given to it in clause 3.4(a)(i) (Syndication);

      "TARGET DAY" means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system is operating;

      "TAXES" means all present and future income and other taxes, levies, assessments, imposts, deductions, charges, duties, compulsory loans and withholdings (wherever imposed) and any charges in the nature of taxation together with interest thereon and penalties and fines in relation thereto, if any, and any payments made on or in relation thereof and "TAXATION" shall be construed accordingly;

      "TERM ADVANCE" means the principal amount of the advance made or to be made under the Term Facility, as reduced from time to time by repayment or prepayment;

      "TERM COMMITMENT" means:

      (a) in relation to a Lender identified in schedule 1, the amount set opposite its name under the heading "Term Commitment" in schedule 1 and the amount of any other Term Commitment transferred to it under this agreement; or

      (b) in relation to any other Lender, the amount of any Term Commitment transferred to it under this agreement,

      to the extent not cancelled, reduced or transferred by it under this agreement;

      "TERM FACILITY" means the term loan facility made available by the Term Lenders under clause 2.1(a) (Facilities);

      "TERM FINAL REPAYMENT DATE" means 30 June 2008;

      "TERM LENDERS" means:

      (a) the persons identified in schedule 1 as participating in the Term Facility; and

      (b) each Transferee which has become a party to this agreement in relation to the Term Facility in accordance with clause 26 (Changes to parties),

      in each case until its entire participation in the Term Facility has been assigned, cancelled or transferred to a Transferee in accordance with clause 26 (Changes to parties) and all amounts owing to it under the Senior Finance Documents in relation to the Term Facility have been paid in full;

      "TOTAL COMMITMENTS" means the aggregate of all the Commitments at any time;

      "TRANSACTION DOCUMENTS" means the Senior Finance Documents, the Equity Documents, the Acquisition Documents, the Supply Agreements, the Service Contracts, the High Yield Documents and the Intra-Group Bond Documents;

      "TRANSFER CERTIFICATE" means a certificate substantially in the form set out in part 1 of schedule 5;

      "TRANSFEREE" has the meaning given to it in clause 26.2(a) (Assignments and transfers by Lenders);

      "TREATY ON EUROPEAN UNION" means the Treaty of Rome signed on 25 March 1957 as amended by the Single European Act 1986 and the Maastricht Treaty signed on 7 February 1992;

      "UGI" means UGI France, Inc., a Subsidiary of UGI Corporation, or any of its Affiliates;

      "USD DOLLAR", "DOLLAR" or "USD" means the lawful currency for the time being of the United States of America;

      "WARRANTY AGREEMENT" means the warranty agreement (convention de garantie) dated 16 February 2001, as amended on 22 August 2001, made between the Vendors and the Purchaser in connection with the Sale and Purchase Agreement; and

      "VENDORS" means Elf Antar France and Elf Aquitaine.

1.2   CONSTRUCTION

      In this agreement, unless a contrary intention appears, a reference to:

      (a) a document being "IN THE AGREED FORM" means in a form agreed between the Parent and the Facility Agent;

      (b) an "AGREEMENT" includes any legally binding arrangement, concession, contract, deed or franchise (in each case whether oral or written);

      (c) an "AMENDMENT" includes any amendment, supplement, variation, novation, modification, replacement or restatement and "AMEND", "AMENDING" and "AMENDED" shall be construed accordingly;

      (d) "ASSETS" includes property, business, undertaking and rights of every kind, present, future and contingent (including uncalled share capital) and every kind of interest in an asset;

      (e) a "CONSENT" includes an authorisation, approval, exemption, licence, order, permission or waiver;

      (f)   a "FILING" includes any filing, registration, recording or notice;

      (g)   a "GUARANTEE" includes:

            (i)   an indemnity;

            (ii) a cautionnement simple, a cautionnement solidaire and a garantie autonome; and

            (iii) any other obligation (whatever called) of any person:

                  (A) to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other investments, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person; or

                  (B) to be responsible for the performance of any obligations by or the solvency of any other person,

            and "GUARANTEED" and "GUARANTOR" shall be construed accordingly;

      (h) "INCLUDING" means including without limitation and "INCLUDES" and "INCLUDED" shall be construed accordingly;

      (i) "INDEBTEDNESS" includes any obligation (whether incurred as principal, guarantor or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

      (j) "LOSSES" includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities and "LOSS" shall be construed accordingly;

      (k) a "MONTH" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

            (i) if any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day in the same calendar month or, if none, on the preceding Business Day; and

            (ii) if a period starts on the last Business Day in a calendar month, or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month, and references to "MONTHS" shall be construed accordingly;

      (l) a "PERSON" includes any person, individual, firm, company, corporation, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing;

      (m) a "REGULATION" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation; and

      (n) the "WINDING-UP" of any person includes its dissolution and/or termination and/or any equivalent or analogous proceedings under the law of any jurisdiction in which that person is incorporated, registered, established or carries on business or to which that person is subject.

1.3   OTHER REFERENCES

      In this agreement, unless a contrary intention appears:

      (a) a reference to any person is, where relevant, deemed to be a reference to or to include, as appropriate, that person's successors and permitted assignees or transferees;

      (b) references to clauses and schedules are references to, respectively, clauses of and schedules to this agreement and references to this agreement include its schedules;

      (c) a reference to (or to any specified provision of) any agreement or document (including the Senior Finance Documents) is to be construed as a reference to that agreement or document (or that provision) as it may be amended from time to time, but excluding for this purpose any amendment which is contrary to any provision of any Senior Finance Document;

      (d) a reference to a statute, statutory instrument or accounting standard or any provision thereof is to be construed as a reference to that statute, statutory instrument or accounting standard or such provision thereof, as it may be amended or re-enacted from time to time;

      (e)   a time of day is a reference to Paris time;

      (f) the index to and the headings in this agreement are inserted for convenience only and are to be ignored in construing this agreement; and

      (g) words importing the plural shall include the singular and vice versa.

1.4   CASH COVER

      (a) If a Borrower is obliged under this agreement to repay or prepay or provide cash cover in relation to any contingent liability under a Bank Guarantee that Borrower shall, on the date for that repayment, prepayment or provision of cash cover:

            (i) by agreement with the relevant Beneficiary, reduce that contingent liability by the relevant amount; or

            (ii) pay the relevant amount to the credit of a Cash Collateral Account.

      (b) Any amounts standing to the credit of any Cash Collateral Account shall bear interest at the rate normally offered to corporate depositors on similar deposits by the Finance Party with which that account is held.

1.5   CURRENCY CONVERSION

      For the purposes of the Senior Finance Documents (other than clauses 19.11 (Financial covenants) to 19.14 (Calculation adjustments) (inclusive)), if a Euro amount needs to be determined, any amount which is denominated in a currency other than Euro will be converted into Euro using the Euro Spot Rate on that date.

2.    THE FACILITIES

2.1   FACILITIES

      Subject to the other provisions of this agreement:

      (a) the Term Lenders agree to make available to the Parent, a term loan facility in a maximum aggregate principal amount not exceeding EUR 220,000,000, which shall be available by way of a single Term Advance in Euro;

      (b) the Revolving Lenders agree to make available to the Borrowers a revolving credit facility in a maximum aggregate principal amount not exceeding EUR 50,000,000 (or its equivalent in the Optional Currency), which shall be available by way of Revolving Advances and Bank Guarantees in Euro and/or the Optional Currency).

2.2   PURPOSE

      (a) The proceeds of the Term Advance shall be applied in or towards discharging existing indebtedness of the Parent under the Existing Term Facilities.

      (b) The proceeds of the Revolving Advances and each Bank Guarantee shall be used for the working capital requirements of Group Companies arising after the first Drawdown Date (excluding any payment of the purchase price for the assets acquired in accordance with clause
            19.4 (Acquisition and investment undertakings)), provided however that a Revolving Advance may be drawn down by the Parent on the first Drawdown Date for the purpose of discharging existing indebtedness of the Parent under the Existing Term Facility provided that, if made, such first Revolving Advance shall be repaid no later than four Business Days after the first Drawdown Date out of the cash of the Parent (and not out of the proceeds of a Rollover Advance).

      (c) No Finance Party shall be obliged to enquire about, or be responsible for, the use or application of amounts borrowed under this agreement.

2.3   PARENT AS OBLIGORS' AGENT

      Each Obligor irrevocably appoints the Parent as its agent for the purpose of:

      (a) executing and delivering on its behalf any Accession Document and any other agreement or document capable of being entered into by that Obligor under or in connection with the Senior Finance Documents;

      (b) giving and receiving any notice or instruction under or in connection with any Senior Finance Document (including any Drawdown Request); and

      (c) agreeing and executing all consents, waivers, agreements and amendments (however fundamental and notwithstanding any increase in obligations of or other effect on an Obligor) entered into in connection with the Senior Finance Documents (including confirmation of continuation of guarantee obligations in connection with any amendment or consent in relation to the Facilities).

      The appointment of the Parent as the agent of an Obligor for any purpose set out above does not prevent that Obligor from taking the relevant action in its own name.

3.    PARTICIPATION OF LENDERS

3.1   BASIS OF PARTICIPATION

      Subject to the other provisions of this agreement:

      (a) each relevant Lender will participate in the Term Advance in the proportion which its Term Commitment bears to the total Commitments in relation to the Term Facility as at the relevant Drawdown Date; and

      (b) each Revolving Lender will participate in each Drawing of the Revolving Facility (in the case of a Bank Guarantee by way of indemnity in favour of the Issuing Lender under clause 6.4(b) (Indemnities)) in the proportion which its Revolving Commitment bears to the total Commitments in relation to the Revolving Facility as at the relevant Drawdown Date.

3.2   LENDING OFFICE

      (a)   Each Lender will participate in each Drawing through its Lending
            Office.

      (b) If any Lender changes its Lending Office for the purpose of the Facilities, that Lender will, as soon as reasonably practicable after that change, notify it to the Facility Agent and the Parent and, until it does so, the Agents and the Parent will be entitled to assume that no such change has taken place.

      (c) Any Lender may nominate a different Lending Office for the purposes of making a particular Drawing or a particular type of Drawing to an Obligor in which event such Lending Office shall be, for the purposes of this agreement, its Lending Office for that Drawing or type of Drawing but not otherwise.

3.3   RIGHTS AND OBLIGATIONS OF FINANCE PARTIES

      (a) The rights and obligations of each of the Finance Parties under the Senior Finance Documents are several (conjointes mais non solidaires). The failure by a Finance Party to comply with its obligations under any Senior Finance Document shall not:

            (i)   result in any other Finance Party incurring any liability; or

            (ii) relieve any Obligor or any other Finance Party from its obligations under the Senior Finance Documents.

      (b) Subject to the other provisions of the Senior Finance Documents, each Finance Party has the right to protect and enforce its rights arising out of the Senior Finance Documents and it will not be necessary for any other Finance Party to be joined as an additional party in any proceedings brought for the purpose of protecting or enforcing those rights.

3.4   SYNDICATION

      (a) The Facilities are being made available by the Lenders with the intention (but not the obligation) that the Facility Agent should co-ordinate primary syndication. Each Obligor undertakes to assist and co-operate with the Facility Agent in syndication in such a manner and to such an extent as the Facility Agent may reasonably request, including by:

            (i) the preparation, review and approval of a syndication information memorandum in relation to the Group and the business, trading, prospects, financial condition, assets and liabilities of the Group as a whole and of each Group Company;

            (ii) participating in presentations to potential Lenders concerning the activities of the Group as a whole and of each Group Company; and

            (iii) selecting Interest Periods in relation to Advances no longer than one month in relation to all Advances made on or before the date falling 90 days after the first Drawdown Date.

      (b) Before the Syndication Date, no Lender may assign, transfer, sub-participate, sub-contract or deliver a Transfer Certificate in relation to all or any part of its rights or obligations under any Senior Finance Document without the prior consent of the Facility Agent.

4.    CONDITIONS PRECEDENT

4.1   INITIAL CONDITIONS PRECEDENT

      (a) The Lenders shall not be under any obligation to make the first Drawing available to any Borrower unless:

            (i) the Facility Agent has received all of the documents and information specified in schedule 3 (Documentary Conditions Precedent) in form and substance satisfactory to it (acting reasonably) (or the Facility Agent is satisfied that, immediately after the making of the Term Advance to be made on the first Drawdown Date, it will receive those documents and that information in form and substance satisfactory to it (acting reasonably));

            (ii) the Facility Agent is satisfied that the Refinancing will occur immediately after the making of the Term Advance and, as the case may be, a Revolving Advance to be made on the first Drawdown Date; and

            (iii) the relevant funds are available in the relevant money markets to make the relevant Drawing available.

      (b) The Facility Agent shall deliver to the Parent on the Signing Date a letter containing the list of the documents and information specified in schedule 3 (Documentary Conditions Precedent) which it has received in form and substance satisfactory to it on or before the Signing Date.

4.2   FAILURE TO SATISFY INITIAL CONDITIONS PRECEDENT

      Except as the Facility Agent (acting on the instructions of all the Lenders) agrees otherwise, if the conditions referred to in clause 4.1 (Initial conditions precedent) have not been fulfilled or waived in writing on or before the last day of the Availability Period for the Term
      Facility:

      (a)   all the Commitments will automatically be cancelled; and

      (b) the Lenders will cease to have any obligation to make any Drawing available.

4.3   ADDITIONAL CONDITIONS PRECEDENT TO DRAWINGS

      Subject to clause 4.4 (Rollover Advances) and subject (in respect of the first Drawing) to clause 20.3 (Certain Funds Period), the obligations of the Lenders to make any Drawing available are subject to the conditions precedent that, on both the date of the relevant Drawdown Request and the relevant Drawdown Date:

      (a) no Default has occurred and is continuing or will occur as a result of making that Drawing;

      (b) the representations and warranties set out in clause 18 (Representations and Warranties) which are made or repeated on those dates are true and accurate in all material respects by reference to the facts and circumstances then subsisting and will remain true and accurate in all material respects immediately after that Drawing is made; and

      (c) the relevant funds are available in the relevant money markets to make the relevant Drawing available.

4.4   ROLLOVER ADVANCES

      If, in relation to a Revolving Advance (the "ROLLOVER ADVANCE"):

      (a) either of the conditions specified in clause 4.3(a) or (b) (Additional conditions precedent to Drawings) is not satisfied on the Drawdown Date for the new Revolving Advance;

      (b) the amount of the Rollover Advance does not exceed the amount of an existing Revolving Advance (the "EXISTING REVOLVING ADVANCE") which is due to be repaid on the Drawdown Date of the new Revolving Advance; and

      (c) the proceeds of the Rollover Advance are applied in repaying the existing Revolving Advance,

      then, unless any notice is then outstanding under clause 20.2 (Cancellation and repayment), the Lenders may not refuse to advance the Rollover Advance by reason of the conditions specified in clause 4.3(a) or
      (b) (Additional conditions precedent to Drawings) not being satisfied.

5.    DRAWDOWN PROCEDURES

5.1   DELIVERY OF DRAWDOWN REQUESTS

      In order to utilise a Facility, the relevant Borrower must deliver to the Facility Agent a duly completed Drawdown Request:

      (a) in the case of any Advance to be borrowed on the first Drawdown Date, not later than 10:00 am on that date; and

      (b) in the case of any other Advance, not later than 10:00 am three Business Days before the proposed Drawdown Date.

5.2   CONTENT OF DRAWDOWN REQUESTS

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

      Each Drawdown Request delivered to the Facility Agent must be in the applicable form set out in schedule 4 and must specify (or attach, as appropriate) the following:

      (a)   which Facility is to be utilised;

      (b)   the identity of the Borrower;

      (c) the proposed Drawdown Date, which must be a Business Day during the relevant Availability Period;

      (d) if the Drawing is by way of Advance, the amount and currency of that Advance, which must:

            (i) in the case of a Term Advance, be an amount in Euro equal to the undrawn Term Commitments;

            (ii) in the case of a Revolving Advance, be in an amount equal to or less than (and in the case of a Revolving Advance in the Optional Currency have a Euro Equivalent equal to or less than) the undrawn portion of the total Commitments in relation to the Revolving Facility and, if less (save for a Revolving Advance made in accordance with clause 6.9 (Revolving Advance to fund demands under Bank Guarantees)):

                  (A) in the case of a Revolving Advance in Euro, a minimum of EUR 2,500,000 and an integral multiple of EUR 500,000; and

                  (B) in the case of a Revolving Advance in the Optional Currency, an amount in the Optional Currency having an Euro Equivalent of not less than EUR 2,500,000 or, if higher, being the Euro Equivalent of an integral multiple of EUR 500,000; or

      (e) if the Drawing is by way of an Advance, the duration of the Interest Period applicable to the Revolving Advance or the first Interest Period applicable to the relevant Term Advance (as the case may be), which must comply with clause 8 (Selection of Interest Periods);

      (f) if the Drawing is by way of an Advance, details of the payee and the account to which the proceeds of the Drawing are to be paid; and

      (g)   if the Drawing is by way of a Bank Guarantee:

            (i) the amount and currency of that Bank Guarantee, which must be in an amount equal to or less than (and in the case of a Bank Guarantee in the Optional Currency have a Euro Equivalent equal to or less than) the undrawn portion of the total Commitments in relation to the Revolving Facility and, if less:

                  (A) in the case of a Bank Guarantee denominated in Euro, a minimum of EUR 100,000; or

                  (B) in case of a Bank Guarantee denominated in the Optional Currency, an amount in the Optional Currency having an Euro Equivalent of not less than EUR 100,000;

            (ii)  the Beneficiary of that Bank Guarantee;

            (iii) the expiry date of that Bank Guarantee, which must be a date on or before the Revolving Facility Repayment Date;

            (iv) the obligation to which the issue of that Bank Guarantee relates; and

            (v) the execution copy of the Bank Guarantee to be issued (which must be in a form previously agreed by the Parent, the Facility Agent and the relevant Issuing Lender).

5.3   REQUESTS IRREVOCABLE

     A Drawdown Request once given may not be withdrawn or revoked.

5.4   NUMBER AND FREQUENCY OF REQUESTS

      (a) No more than one Term Advance in respect of the Term Facility may be borrowed.

      (b) No more than one Drawing of the Revolving Facility may be requested in any period of five consecutive Business Days and not more than three Drawings of the Revolving Facility may be borrowed in any calendar month. No more than eight Revolving Advances (excluding any Revolving Advance made in accordance with clause 6.9 (Revolving Advance to fund demands under the Bank Guarantees) and fifteen Bank Guarantees (or, in each case, any higher number agreed by the Facility Agent) may be outstanding at any one time.

      (c) No Revolving Advance may be borrowed unless the Term Advance has been, or is being, advanced in full on or before the proposed Drawdown Date of the relevant Revolving Advance.

5.5   NOTICE TO THE LENDERS OF A PROPOSED DRAWING

      The Facility Agent will promptly give each Lender details of each Drawdown Request received and of the amount of that Lender's participation in the Drawing referred to in that Drawdown Request.

5.6   MAKING OF ADVANCES

      Subject to the provisions of this agreement, each Lender will make available to the Facility Agent its participation in the relevant Advance on the relevant Drawdown Date.

5.7   ISSUE OF BANK GUARANTEES

      (a) Subject to the provisions of this agreement, the Issuing Lender will issue the relevant Bank Guarantee requested by delivery of that Bank Guarantee to (or to the order of) the relevant Beneficiary on the relevant Drawdown Date.

      (b) No Bank Guarantee shall be issued for the account of a Group Company which is not a Borrower.

      (c) Any Lender which agrees with the Parent and the Facility Agent that it will issue Bank Guarantees will be the Issuing Lender. The Facility Agent shall notify the Lenders of any such agreement.

5.8   EXPIRY

      No Drawing of the Revolving Facility will be permitted which gives rise to an actual or contingent liability of the relevant Borrower to any Lender which may mature after or otherwise extend beyond the Revolving Facility Repayment Date.

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

5.9   AUTOMATIC CANCELLATION

      Any part of the Term Commitments undrawn on the last day of the Availability Period for the Term Facility will be automatically cancelled.

5.10  REVOLVING FACILITY COMMITMENT

      On the date on which any Drawing is requested (whether or not in the Optional Currency) under the Revolving Facility, the Facility Agent shall determine whether the aggregate of:

      (a) the amount in Euro of that Drawing or, if denominated in the Optional Currency, the Euro Equivalent (determined as at or about 11:00 am three Business Days prior to the relevant Drawing Date) of that Drawing; and

      (b) the Euro Equivalent (determined as at or about 11:00 am three Business Days prior to the relevant Drawing Date) of each existing Revolving Advance denominated in the Optional Currency which will be outstanding on the relevant Drawing Date; and

      (c) each existing Revolving Advance denominated in Euro which will be outstanding on the relevant Drawing Date; and

      (d) the Euro Equivalent (determined as at or about 11:00 am two Business Days prior to the relevant Drawing Date) of the total Contingent Liability of all the Lenders under Bank Guarantees already issued and denominated in the Optional Currency which will be outstanding on the relevant Drawing Date; and

      (e) the total Contingent Liability of all the Lenders under Banks Guarantees already issued and denominated in Euro which will be outstanding on the relevant Drawing Date,

      exceeds the total Commitments in relation to the Revolving Facility. In the event that the total Commitments in relation to the Revolving Facility are so exceeded the requested Drawing under the Revolving Facility shall be reduced by the amount by which the total Commitments in relation to the Revolving Facility are so exceeded.

5.11  OPTIONAL CURRENCY AVAILABILITY

      If a Borrower requests a Drawing denominated in the Optional Currency under the Revolving Facility and, before 10:00 am on the Rate Fixing Day for that Drawing, the Facility Agent receives notice from a Lender (an "AFFECTED LENDER") that:

      (a) the Optional Currency is not readily available to it in the amount required; or

      (b) compliance with its obligation to participate in a Drawing in the Optional Currency would contravene a law or regulation applicable to that Affected Lender, then:

            (i) the Facility Agent will notify the relevant Borrower to that effect by 12.00 am (noon) on that Rate Fixing Day;

            (ii) following any such notification the relevant Borrower may notify the Facility Agent by 2.00 pm on that Rate Fixing Day that it no longer requires that Drawing to be made;

            (iii) if the Facility Agent does not receive notification under clause 5.11(b)(ii), the relevant Borrower and the Facility Agent shall agree to adjust the amount of the Drawing to exclude the participation of the Affected Lender; and

            (iv) in the case of a Drawing by way of Advance, the Affected Lender shall make a separate Revolving Advance in Euro in an amount equal to the Euro Equivalent of the Affected Lender's proposed participation in the Advance requested.

5.12  OPTIONAL CURRENCY FLUCTUATIONS

      (a)   The Facility Agent shall, if so requested by the Majority Lenders:

            (i) calculate the aggregate Euro Equivalent of all outstanding Drawings under the Revolving Facility as at the end of the quarter in which that request was made (or on any other date reasonably requested by the Majority Lenders); and

            (ii) if the amount calculated under clause 5.12(a)(i) exceeds the aggregate Revolving Commitments by more than five per cent., notify the Parent to that effect.

      (b) Within five Business Days of any notification under clause 5.12(a)(ii), the Parent shall prepay (or procure the prepayment of) Drawings under the Revolving Facility so as to reduce the aggregate Euro Equivalent of all outstandings under the Revolving Facility to an amount not exceeding the aggregate Revolving Commitments.

6.    DEMANDS UNDER BANK GUARANTEES

6.1   DEMANDS

      Each Issuing Lender shall, as soon as reasonably practicable after receipt by it of any demand under any Bank Guarantee, notify the Facility Agent of the amount of that demand and the Facility Agent, as soon as reasonably practicable after receipt of any such notice, shall notify the Parent, the Borrower for whose account that Bank Guarantee was issued (the "ACCOUNT PARTY") and the Revolving Lenders.

6.2   PAYMENTS

      (a) The Account Party shall, immediately after receipt of any notice from the Facility Agent under clause 6.1 (Demands), pay to the Facility Agent (for the account of the relevant Issuing Lender) the amount demanded from that Issuing Lender (as notified to the Facility Agent under clause 6.1 (Demands)), less any amount standing to the credit of any Cash Collateral Account which has been paid to the credit of that Cash Collateral Account to provide cash cover in relation to the Bank Guarantee under which the relevant Issuing Lender has received demand (a "RELEVANT CREDIT").

      (b) The Facility Agent shall pay to the relevant Issuing Lender any amount received by it from the Account Party under clause 6.2(a) together with any Relevant Credit.

      (c) The Facility Agent is irrevocably authorised by the Account Party, following a demand under any Bank Guarantee, to apply any Relevant Credit in satisfaction of the Account Party's obligations in relation to that Bank Guarantee.

6.3   AUTHORITY TO PAY

      The Account Party irrevocably authorises each Issuing Lender to pay (without investigation or confirmation by it) any demand which appears on its face to be validly made under any Bank Guarantee issued by that Issuing Lender and agrees that, as between itself, the relevant Issuing Lender and the Lenders, that demand (in the absence of manifest error) shall be conclusive evidence that the demand has been properly made.

6.4   INDEMNITIES

      (a) The Account Party irrevocably and unconditionally agrees to indemnify each Issuing Lender on demand against all losses which may be suffered or incurred by that Issuing Lender under or in connection with any Bank Guarantee.

      (b) Without prejudice to the Account Party's obligations under clause 6.4(a), each Revolving Lender irrevocably, unconditionally and severally agrees to pay to each Issuing Lender on demand an amount equal to its proportion of the amount which that Issuing Lender has paid under the relevant Bank Guarantee less the amount recovered from the Account Party under clause 6.4(a). No Revolving Lender is liable under this clause 6.4(b) for an amount greater than its proportion of the Contingent Liability under the relevant Bank Guarantee (unless the relevant Revolving Lender fails to pay the relevant Issuing Lender on demand, in which event it will compensate that Issuing Lender for all losses it suffers as a result of that failure).

      (c) The Account Party irrevocably and unconditionally agrees to pay to each Revolving Lender on demand an amount equal to all payments by that Revolving Lender under clause 6.4(b) and to indemnify that Revolving Lender against all other losses which may be suffered or incurred by that Revolving Lender under or in connection with its obligations under clause 6.4(b).

6.5   INTEREST

      The Account Party shall pay interest on all amounts paid by an Issuing Lender under or in connection with any Bank Guarantee or by any Revolving Lender under clause 6.4(b) (Indemnities) from (and including) the date of payment by that Issuing Lender or that Revolving Lender up to (and including) the date of payment, calculated and payable in accordance with clause 7.4 (Default interest).

6.6   CONTINUING INDEMNITY

      (a) The indemnities contained in clause 6.4 (Indemnities) (the "INDEMNITIES"):

            (i) will remain in full force and effect until all the amounts to which the Indemnities are expressed to relate have been paid in full; and

            (ii) are in addition to and are not in any way prejudiced by any other security now or subsequently held by any person.

      (b) Any settlement or discharge of any claim under any of the Indemnities shall be conditional on no payment made under the Indemnities being avoided or set aside or ordered to be refunded by virtue of any provision of any enactment relating to bankruptcy, insolvency or liquidation.

6.7   NO DISCHARGE

      The Indemnities shall not be discharged, diminished or in any way adversely affected as a result of any of the following (whether or not known to any Obligor or Finance Party):

      (a) any time or waiver given to, or composition made with, any Obligor or any other person;

      (b) any amendment to, or replacement of, any Senior Finance Document (however fundamental), or any other agreement or security;

      (c) the taking, variation, compromise, renewal, release or refusal or neglect to perfect or enforce any right, remedies or security against any Obligor or any other person;

      (d) any purported obligation of any Obligor or any other person to any Finance Party (or any security for that obligation) becoming wholly or partly void, invalid, illegal or unenforceable for any reason;

      (e) any incapacity, lack of power, authority or legal personality or any change in the constitution of, or any amalgamation, consolidation or reconstruction of, any Obligor, Finance Party or other person;

      (f) any Obligor or other person becoming insolvent going into receivership or liquidation, having an administrator appointed or becoming subject to any other procedure for the suspension of payments to or protection of creditors; or

      (g) any other act, omission, circumstance, matter or thing which, but for this provision, might operate to impair the Indemnities.

6.8   NO SUBROGATION

      No Account Party shall, by virtue of any payment made under the Indemnities, claim any right of subrogation, contribution or indemnity against any person for so long as any amount remains payable or capable of becoming payable under any Senior Finance Document.

6.9   REVOLVING ADVANCE TO FUND DEMANDS UNDER BANK GUARANTEES

      (a) Without prejudice to the relevant obligations of the Account Party under clause 6.2 (Payments), forthwith on the making of a demand pursuant to a Bank Guarantee (other than a demand made after the end of the Availability Period for the Revolving Facility), unless otherwise agreed between the Facility Agent and the Parent, the liability of the Account Party to indemnify the Issuing Lender in respect of that demand shall be deemed to have been fulfilled on the date of satisfaction by the Issuing Lender of that demand and the Account Party shall be deemed to have drawn a Revolving Advance in the currency of the relevant Bank Guarantee in the amount of that resulting liability so paid by the Issuing Lender, the proceeds of which shall be deemed forthwith to have been applied in discharge of that liability. The participation of each Revolving Lender in any such Advance shall be in the amount equal to the amount of its participation in the relevant Bank Guarantee by way of indemnity under clause 6.4(b) (Indemnities).

      (b) The Interest Period relating to any Revolving Advance deemed made pursuant to clause 6.9(a) shall be deemed to begin on (and the Drawdown Date for that Revolving Advance (for the purpose of determining the applicable EURIBOR shall be deemed to be)) the date on which the relevant Issuing Lender makes payment under the relevant Bank Guarantee and that Interest Period shall be one month (or any other period which the Facility Agent and the Parent agree). All provisions of this agreement relating to Revolving Advances (as applicable) (including the provisions of clause 4 (Conditions precedent) and all provisions relating to the payment of interest and the repayment and prepayment of principal in respect of Revolving Advances) shall apply to any such Revolving Advance.

7.    INTEREST

7.1   RATE

      The rate of interest on each Advance for each of its Interest Periods is the rate per annum determined by the Facility Agent to be the aggregate of:

      (a)   the Margin for that Advance;

      (b) EURIBOR or LIBOR, as the case may be, for that Advance during that Interest Period; and

      (c)   any applicable Mandatory Cost.

7.2   CALCULATION

      Interest will accrue daily from and including the first day of an Interest Period and be calculated on the basis of a 360 day year.

7.3   PAYMENT

      Each Borrower will pay interest accrued on each Advance made to it to the Facility Agent (for the account of the Lenders) in arrear on the last day of each Interest Period for that Advance and also, where that Interest Period is longer than six months, on the last day of each consecutive period of six months from (and including) the first day of that Interest Period.

7.4   DEFAULT INTEREST

      If an Obligor fails to pay any amount under any Senior Finance Document on its due date (including any amount payable under this clause 7.4) (an "OVERDUE AMOUNT"), that Obligor will pay default interest on that overdue amount from its due date to the date of actual payment (both before and after judgement) at a rate (the "DEFAULT RATE") determined by the Facility Agent to be one per cent. per annum above:

      (a) where the overdue amount is principal which has become due and payable before the expiry of the relevant Interest Period, the rate applicable to that principal immediately before the date it fell due (but only for the period from that due date to the end of the relevant Interest Period); or

      (b) in any other case (including principal falling within clause 7.4(a) once the relevant Interest Period has expired), the rate which would be payable if the overdue amount was an Advance made for a period equal to the period of non-payment divided into successive Interest Periods of a duration selected by the Facility Agent (each a "DEFAULT INTEREST PERIOD").

      For the purposes of determining the rate of interest on an overdue amount under this clause 7.4, the Margin will be:

      (a) if that amount comprises principal or interest or any other amount due in relation to a Facility, the Margin relating to that Facility; or

      (b) if that amount is not properly attributable to a Facility, the Margin under the Term Facility.

7.5   COMPOUNDING

      Default interest will be payable on demand by the Facility Agent and will be compounded in accordance with article 1154 of the French Civil Code.

7.6   MARGIN ADJUSTMENT

      (a) Subject to clauses 7.6(b) to (d) (inclusive), if at any time as from the date of delivery to the Facility Agent of the Annual Accounts for the Financial Year ending 31 March 2004, the Annual Accounts or the Half-Year Accounts (as the case may be) as at the most recent Accounting Half-Year end date show that, for the 12 month period ending on such date, the ratio of Total Net Debt at the end of such period to EBITDA for such period is:

            (i) greater than 3.0:1, the Margin applicable to the Term Facility and the Revolving Facility will be 1.75 per cent. per annum;

            (ii) equal to or less than 3.0:1 but greater than 2.5:1 the Margin applicable to the Term Facility and the Revolving Facility will be 1.45 per cent. per annum;

            (iii) equal to or less than 2.5:1 but greater than 2.0:1, the Margin applicable to the Term Facility and the Revolving Facility will be 1.20 per cent. per annum;

            (iv) equal to or less than 2.00:1, the Margin applicable to the Term Facility and the Revolving Facility will be 0.85 per cent. per annum.

      (b) Any change in the Margin under clause 7.6(a) shall take effect during (but only during) the period from (and including) the date on which the Facility Agent has received the Annual Accounts or Half-Year Accounts, as the case may be (the "ACCOUNTS") (together with the corresponding compliance certificates in accordance with clause 19.10(d) (Compliance certificates)) until (but excluding) the date (a "READJUSTMENT DATE") which is the earlier of:

            (i) the date on which the Facility Agent receives the Accounts as at the end date of the immediately following Accounting Half Year (together with the corresponding compliance certificate in accordance with clause 19.10(d) (Compliance certificates)); and

            (ii) the latest date by which the Facility Agent should have received the Accounts referred to in clause 7.6(b)(i) under clause 19.10(c)(i) or 19.10(c)(ii) (Financial statements),

            and, on each Readjustment Date, the Margin applicable to the Term Facility and the Revolving Facility shall return to 1.75 per cent. per annum, unless a lower Margin is applicable under this clause 7.6.

      (c) No decrease in the Margin shall take effect if an Event of Default is outstanding. If an Event of Default occurs, the Margin applicable to the Term Facility and the Revolving Facility shall immediately return to (if it is not already) 1.75 per cent. per annum, until the time when no Event of Default is outstanding (when the Margin will again be determined in accordance with this clause 7.6).

      (d)   If:

            (i)   the Margin is:

                  (A) decreased in accordance with this clause 7.6 by reference to Half-Year Accounts; or

                  (B) Half-Year Accounts indicate that no increase in the Margin is required; and

            (ii) subsequent Annual Accounts show that the Half-Year Accounts were erroneous or incomplete and as a result the margin should have been higher than the level shown by those Half-Year Accounts, the Parent shall, promptly following demand by the Facility Agent, pay (or procure that the Borrowers pay) to the Facility Agent for the account of the Lenders the additional amount which would have been payable by the Borrowers if the Margin had been increased to the correct level during the relevant periods as shown by the relevant Annual Accounts. The Facility Agent's determination of any adjustments payable under this clause 7.6(d) shall, except in the case of manifest error, be conclusive.

7.7   NOTIFICATION

      The Facility Agent will notify the Parent and the Lenders of each determination of an interest rate (including a default rate) and each selection of a Default Interest Period under this clause 7 as soon as reasonably practicable after any such determination or selection is made.

7.8   EFFECTIVE GLOBAL RATE

      To comply with the provisions of articles L.313-4 to L.313-5 of the French Monetary and Financial Code (Code Monetaire et Financier), the Parent and the Lenders declare that the effective global rate for each of the Facilities cannot be calculated for the total duration of this agreement, primarily because of the floating rate of interest applicable to the Facilities and the relevant Borrower's selection of the duration of each Interest Period. However an example of the effective global rate calculation and the rate for a one month period shall be provided to the Parent by the Facility Agent on or before the date of this agreement substantially in the form set out in schedule 8.

8.    SELECTION OF INTEREST PERIODS

8.1   TERM FACILITY

      (a) Subject to clause 3.4(a)(iii) (Syndication) and the other provisions of this agreement, each Interest Period for the Term Advance shall be one, two, three or six months as notified by the relevant Borrower to the Facility Agent no later than 10:00 am three Business Days before the start of that Interest Period (or any other period which the Facility Agent (acting on the instructions of all the Lenders) may agree).

      (b) The first Interest Period for the Term Advance will start on its Drawdown Date and each subsequent Interest Period for the Term Advance will start on the last day of the immediately preceding Interest Period for the Term Advance.

      (c) Each relevant Borrower will select Interest Periods for the Term Advance so that each Repayment Date for the Term Facility will fall on the last day of an Interest Period and, for this purpose, that Borrower may split the Term Advance into two separate Term Advances one of which shall (if applicable) be in an amount at least equal to the amount of the instalment due on the next following Repayment Date relating to the Term Advance and will have an Interest Period expiring on that Repayment Date.

      (d) If a Borrower fails to select an Interest Period then, save as provided in this clause 8, it will be deemed to have selected a period of three months or any shorter period which is necessary to comply with the requirements of clause 8.1(c).

      (e) The first Interest Period for the Term Advance starting on the first Drawdown Date and any subsequent Interest Periods starting during the 15 day period following the first Drawdown Date shall be (unless otherwise agreed by the Parent and the Facility Agent) any number of days (less than a whole week) or any number of whole weeks (less than four) as selected by the Parent not later than 10 a.m. on the first day of any such Interest Period (if less than a whole week) or 10 a.m. three Business Days before the first day of any such Interest Period (if not less than a whole week), provided that the last Interest Period starting during such 15 day period shall be selected so as to end on 31 July 2003. By exception to the provision of clause 7.1 (Rate) and unless otherwise agreed by the Parent and the Facility Agent, the rate of interest on the Term Advance for any Interest Period that is less than a whole week will be the aggregate of (i) the Margin for that Advance, (ii) EONIA on a day-to-day basis during that Interest Period and (iii) any applicable Mandatory Costs.

8.2   REVOLVING FACILITY

      (a) Subject to clause 3.4(a)(iii) (Syndication) and the other provisions of this agreement, the Interest Period for each Revolving Advance shall be one, two, three or six months, as selected by the relevant Borrower in the relevant Drawdown Request (or any other period which Facility Agent (acting on the instructions of all the Lenders) may agree).

      (b) During the 15 day period following the first Drawdown Date, the Interest Period for each Revolving Advance drawn down during that period shall be (unless otherwise agreed by the Parent and the Facility Agent), as selected by the relevant Borrower in the relevant Drawdown Request, any number of days (less than a whole week) or any number of all weeks (less than four). During such 15-day period, the Drawdown Request in respect of any Revolving Advance drawn for a period of less than one whole week may be delivered to the Facility Agent on the date of that Revolving Advance (but not later than 10:00 am on that date). Each Borrower shall select Interest Periods of Revolving Advances so that 31 July 2003 will be the Maturity Date of each Revolving Advance outstanding immediately prior to that date. Any Revolving Advance made prior to 31 July 2003 shall be denominated in Euro. By exception to the provisions of clause 7.1 (Rate) and unless otherwise agreed by the Parent and the Facility Agent, the rate of interest on any Revolving Advance in Euro for an Interest Period of less than a week will be the aggregate of (i) the Margin for that Advance, (ii) EONIA on a day-to-day basis during that Interest Period and (iii) any applicable Mandatory Cost.

8.3   NON-BUSINESS DAYS

      If any Interest Period would, but for this clause 8.3, end on a day which is not a Business Day, that Interest Period shall be extended to (and the Maturity Date in the case of a Revolving Advance shall be) the immediately following Business Day, unless the result of that extension would be to carry that Interest Period into another calendar month, in which case that Interest Period shall end on (and that Maturity Date shall be) the immediately preceding Business Day.

9.    MARKET DISRUPTION

9.1   MARKET DISRUPTION NOTICE

      If, in relation to any Advance (an "Affected Advance"):

      (a) the Facility Agent determines that, by reason of circumstances affecting the applicable interbank market generally, adequate and fair means do not or will not exist for ascertaining EURIBOR or LIBOR (as the case may be) applicable to that Affected Advance for an Interest Period; or

      (b) Lenders whose participations in that Affected Advance exceed 50 per cent. of the amount of that Affected Advance notify the Facility Agent that EURIBOR or LIBOR (as the case may be) would not accurately reflect the cost to those Lenders of making or maintaining their participations in that Affected Advance for an Interest Period, the Facility Agent will give notice of that event to the Parent and the Lenders (a "MARKET DISRUPTION NOTICE").

9.2   SUBSTITUTE BASIS

      During the 30 days following the giving of a Market Disruption Notice, the Affected Advance will be made and the Facility Agent and the Parent will negotiate in good faith in order to agree on a mutually acceptable substitute basis for calculating the interest payable on the relevant Affected Advance. If a substitute basis is agreed within that period, then it shall apply in accordance with its terms (and may be retrospective to the beginning of the relevant Interest Period). The Facility Agent will not agree a substitute basis under this clause 9.2 without first obtaining the approval of the Lenders.

9.3   COST OF FUNDS

      Unless and until a substitute basis is agreed under clause 9.2 (Substitute basis), the interest payable on each Lender's participation in the relevant Affected Advance for the relevant Interest Period will be the rate certified by that Lender to be its cost of funds (from any source which it may reasonably select) plus the applicable Margin.

9.4   UNAVAILABILITY OF EURO

      If, in relation to any proposed Drawing by way of an Advance, Lenders whose participations in that Advance exceed 50 per cent. of the amount of that Advance notify the Facility Agent that deposits in Euro will not be readily available to them in the European interbank market in order to enable them to fund their participations in that Advance, the Lenders will not be obliged to participate in the proposed Drawing and any Drawdown Request which has been served by the relevant Borrower will be deemed withdrawn.

10.   REPAYMENT OF DRAWINGS

10.1  TERM ADVANCE

      (a) The Parent shall repay the Term Advance in instalments. Each such instalment will fall due for repayment on each date specified in column (1) below and shall be in the amount specified opposite that date in column (2) below. Any balance of the aggregate outstanding principal amount of the Term Advance remaining outstanding on the Term Final Repayment Date shall be repaid in full on that date:



        (1)                                 (2)
       DATE                             AMOUNT (EUR)
-------------------                     ------------
30 September, 2003                        9,000,000
31 March, 2004                            9,000,000
30 September, 2004                        9,000,000
31 March, 2005                            9,000,000
30 September, 2005                        9,000,000
31 March, 2006                            9,000,000
30 September, 2006                        9,000,000
31 March, 2007                            9,000,000
30 September, 2007                        9,000,000
31 March, 2008                           39,000,000
30 June, 2008                           100,000,000

      (b) No amount repaid or prepaid in relation to the Term Advance may be redrawn.

10.2  REVOLVING ADVANCES REPAYMENT

      (a) Each Borrower of any Revolving Advance shall repay that Revolving Advance on its Maturity Date.

      (b) On the Maturity Date of the first Revolving Advance made on the first Drawdown Date pursuant to clause 2.2(b) (Purpose), as the case may be, the Parent shall repay that Revolving Advance out of the cash of the Parent (and not out of the proceeds of a Rollover Advance).

      (c) Any amount repaid under the Revolving Facility may be redrawn in accordance with clause 5 (Drawdown procedures).

      (d)   On the Revolving Facility Repayment Date:

            (i) the Revolving Facility will expire and the Revolving Commitment of each Lender will be reduced to zero; and

            (ii) each Borrower will repay or prepay all amounts outstanding and owed by it in relation to the Revolving Facility (together with all its Contingent Liabilities).

      (e)   The Parent shall procure that:

            (i) for a period of at least 15 consecutive Business Days during the 18-month period following the first Drawdown Date, the total amount of all Revolving Advances shall be reduced to EUR 10,000,000 (or its equivalent in other currencies); and

            (ii) for a period of at least 10 consecutive Business Days during each consecutive 12-month period following the end of the 18-month period referred to in sub-paragraph (i) above, the total amount of all Revolving Advances shall be reduced to zero;

11.   PREPAYMENT AND CANCELLATION

11.1  VOLUNTARY PREPAYMENT

      A Borrower may prepay all or any part of the Term Advance at any time without premium or penalty, provided that:

      (a) the Facility Agent has received no less than five Business Days' irrevocable notice from the Parent of the proposed date and amount of the prepayment;

      (b) any partial prepayment is in a minimum amount of EUR 5,000,000 and, if greater an integral multiple of EUR 1,000,000; and

      (c) if paid other than on the last day of the Interest Period for the Term Advance, the relevant Borrower indemnifies the Lenders under clause 28.1 (General indemnity and breakage costs).

11.2  ADDITIONAL RIGHT OF PREPAYMENT

       If:

      (a) interest on a Lender's participation in an Advance is being calculated in accordance with clause 9.3 (Cost of funds);

      (b) a Borrower is required to pay any additional amount to a Lender under clause 13.1 (Gross up); or

      (c)   the Parent is required to pay any amount to a Lender under clause
            14.1 (Increased costs),

      then, without prejudice to the obligations of any Obligor under those clauses, the Parent may, whilst the circumstances continue, serve a notice of prepayment and cancellation on that Lender through the Facility Agent. If the Parent serves any such notice:

      (a) on the date which is ten Business Days after the date of service of the notice, each Borrower shall:

            (i) prepay that Lender's participation in all Advances drawn by it together which accrued interest on those Advances and all other amounts payable to that Lender under the Senior Finance Documents; and

            (ii) provide cash cover in accordance with clause 1.4 (Cash cover) in an amount equal to the total Contingent Liability (if any) of that Lender in relation to Bank Guarantees; and

      (b) all that Lender's Commitments shall be cancelled and reduced to zero as at the date of service of the notice.

11.3  SALE, CHANGE OF CONTROL AND LISTING

      (a) If a Change of Control, Listing (other than a Permitted Listing) or Sale occurs:

            (i) all of the Lenders' Commitments will immediately be cancelled and reduced to zero; and

            (ii) each Borrower will immediately prepay all Advances drawn by it, all Bank Guarantees issued for its account and all sums advanced to it.

      (b)   For the purposes of this agreement:

            (i)   a "CHANGE OF CONTROL" will occur if:

                  (A) the Permitted Controlling Investors cease to hold more than 50 per cent. of the equity share capital of the Parent or equity share capital having the right to cast more than 50 per cent. of the votes capable of being cast in general meetings of the Parent; or

                  (B) the Permitted Controlling Investors cease after the date of this agreement to have the right to determine the composition of a majority of the board of directors (or like body) of the Parent; or

                  (C) the Permitted Controlling Investors cease after the date of this agreement to have "control" (as defined in article L. 233-3 of the French Commercial Code) of the Parent;

                  (D) UGI and Medit together cease at any time prior to the third anniversary of the date of completion of the Acquisition to hold at least 20 per cent. of the equity share capital of the Parent or equity share capital having the right to cast at least 20 per cent. of the votes capable of being cast in general meetings of the Parent; or

                   (E) a Change of Control as defined in the High Yield Documents occurs under the High Yield Documents;

                        it being specified that if a Change of Control is triggered by UGI ceasing to be a Permitted Controlling Investor as a result of any of the provisions of paragraph (B)(1) or (3) of the definition of "Permitted Controlling Investors" below, the date of such Change of Control shall be the date UGI ceases to be a Permitted Controlling Investor;

             (ii) "LISTING" means a listing of all or any part of the share capital of any Group Company on any investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to any Group Company in any jurisdiction or country;

             (iii) "PERMITTED CONTROLLING INVESTORS" means:

                   (A) P.A.I. (directly or indirectly through a wholly-owned Subsidiary of P.A.I.); or

                   (B)  UGI, provided that:

                   (1)  (x)   if and when UGI becomes a Controlling Investor,
                              UGI's rating from Standard & Poor's Ratings Group
                              (a division of The McGraw Hill Companies, Inc.)
                              ("S&P") is at least BBB, provided that UGI shall cease to be a Permitted Controlling Investor if, at the time UGI's rating from, and as reviewed by, S&P takes into account and reflects, for the first time (and for the first time only) UGI becoming a Controlling Investor, such rating (including the Group) is lower than BBB and provided further that such rating taking into account for the first time
                              UGI becoming a Controlling Investor shall be obtained within a 6 month period following the date it so becomes a Controlling Investor (the
                              "UGI GRACE PERIOD") failing which UGI shall cease to be a Permitted Controlling Investor at the end of the UGI Grace Period; or

                        (y) if on the date UGI becomes a Controlling Investor UGI has no rating from S&P, UGI shall nevertheless be a Permitted Controlling Investor provided that
                              (I) it shall achieve a rating (taking into account UGI becoming a Controlling Investor and including the Group) of at least BBB from S&P within the UGI Rating Grace Period or (II) alternatively if UGI cannot obtain any rating from S&P, UGI Corporation (or any of its Subsidiaries of whom UGI is a Subsidiary) shall achieve a rating (taking into account UGI becoming a Controlling Investor and including the Group) of at least BBB from S&P within the UGI Rating Grace Period (and UGI shall cease to be a Permitted Controlling Investor if it (or UGI Corporation in the case of (II)) has not achieved such rating of at least BBB at the end of the UGI Rating Grace Period, including in the event that neither UGI nor

                              UGI Corporation (or any of its Subsidiaries of whom UGI is a Subsidiary) can obtain any rating from S&P within the UGI Rating Grace Period);

                        and further provided that during the UGI Rating Grace Period no Restricted Payment (as defined in clause 19.9(c)(ii) (Restriction on payment of dividends)) shall be made by the Parent;

                  (2) if and when UGI becomes a Controlling Investor, the ratio of Total Net Debt to EBITDA, tested by reference to the Testing Period ending on the Testing Date falling on or immediately preceding the date on which UGI becomes a Controlling Investor, is no greater than (x) 3.50:1 if such date is on or before 30 September 2004,
                        (y) 3.25:1 if such date is after 30 September 2004 but on or before 30 September 2006 or (z) 3.00:1 if such date is after 30 September 2006; and

                  (3) UGI shall only be a Permitted Controlling Investor to the extent that it is a Subsidiary of UGI Corporation or is UGI Corporation (and UGI shall cease to be a Permitted Controlling Investor if ceases to be a Subsidiary of UGI Corporation or is not UGI Corporation).

            (iv) "SALE" means a disposal (whether in a single transaction or a series of related transactions) of all or substantially all of the assets of the Group;

            (v) "PERMITTED LISTING" means a Listing which does not result in a Change of Control.

11.4  ASSET DISPOSALS

      (a) Subject to clauses 11.4(b) and 11.7 (Restrictions on upstreaming moneys), the Parent shall procure that the Net Proceeds of any disposal of any fixed asset exceeding EUR 80,000 (or its equivalent in other currencies) by a Group Company (other than a disposal permitted by clauses 19.3(a)(i), (ii), (iv), (v), (vi), (viii) or
            (ix) (Disposals) and other than to the extent that such Net Proceeds, when aggregated with the Net Proceeds of all other such sales made since the Signing Date, do not exceed EUR 17,500,000 (or its equivalent in other currencies)) are applied in prepayment of the Facilities.

      (b) Net Proceeds need not be so applied if within 360 days after receipt they are reinvested in fixed assets related to the Core Business.

      (c) All such Net Proceeds which are not applied for the purposes specified in clause 11.4(a) will be applied in prepaying the Facilities on the last day of the Interest Period for the relevant Advances following the expiry of the 360 day period referred to in clause 11.4(b).

11.5  INSURANCE CLAIMS

      (a) Subject to clauses 11.5(b), 11.5(c) and 11.7 (Restrictions on upstreaming moneys), if a Group Company receives any proceeds exceeding EUR 775,000 (or its equivalent in other currencies) as a result of making a claim under an insurance policy (other than in relation to third party liability or in relation to consequential loss policies that are actually applied to cover operating losses), the Parent shall procure that an amount equal to those proceeds (net of any applicable Tax) is applied in prepayment of the Facilities;

      (b) Any amount received or recovered as a result of making a claim under an insurance policy need not be so applied if within 360 days after receipt it is applied in reinstating, replacing, repairing or otherwise investing in assets related to the Core Business;

      (c) All such proceeds which are not applied for the purposes specified in clause 11.5(b) will be applied in prepaying the Facilities following the expiry of the 360 day period referred to in clause 11.5(b) or, if later, the last day of the Interest Period for the relevant Advances immediately following such date.

11.6  ORDER OF APPLICATION OF PREPAYMENTS

      (a) Any amount to be applied in prepayment of the Facilities under clauses 11.1 (Voluntary prepayment), 11.4 (Asset disposals) and 11.5 (Insurance claims) shall be applied:

            (i) to prepay the Term Facility (x) in the order determined at the discretion of the Parent in respect of any prepayment of the Facilities under clause 11.1 (Voluntary Prepayment) or (y) in the order set forth in paragraphs (d) and (e) below in respect of any prepayment of the Facilities under clauses 11.4 (Asset disposals) and 11.5 (Insurance claims);

            (ii) provided that all amounts under the Term Facility have been repaid first, in permanent prepayment of Revolving Advances, in such order as the Parent may select by no less than three Business Days' prior written notice to the Facility Agent and thereafter in providing cash cover in respect of any Contingent Liability under any Bank Guarantee issued under the Revolving Facility.

      (b) If any amount is applied in accordance with clause 11.6(a)(ii), the Revolving Commitments shall immediately be cancelled by the amount equal to each amount prepaid or provided as cash cover in relation to the Revolving Facility. Any such cancellation shall apply to the Revolving Commitment of each Revolving Lender on a pro rata basis.

      (c) Subject to the other provisions of this agreement, the Parent shall, by notice to the Facility Agent to be received at least three Business Days before the date of the relevant prepayment, designate which Drawings are to be prepaid on that date.

      (d) Any amount to be applied in prepayment under clause 11.6(a)(i)(y) against the Term Advance shall be applied in the following order:

            (i) first, up to 100 per cent. of the first scheduled instalment of Term Advance set out in clause 10.1(a) (Term Advance) which falls due for payment immediately following the date of that prepayment; and

            (ii) second, as to the balance (if any) of any such prepayment, up to 100 per cent. of the second scheduled instalment of Term Advance set out in clause 10.1(a) (Term Advance) which falls due for payment immediately following the date of that prepayment.

            Any remaining amount to be applied in prepayment under clause 11.6(a)(i)(y) against the Term Advance shall be applied against the remaining scheduled instalments set out in clause 10.1(a) (Term Advance) on a pro rata basis.

11.7  RESTRICTIONS ON UPSTREAMING MONEYS

      (a) Any amount to be applied in prepayment of the Facilities under 11.4 (Asset disposals) and 11.5 (Insurance claims) shall (except where the relevant amount has been received directly by the Parent) be limited to the aggregate of:

            (i) the sum of (1) distributable profits of the Subsidiaries of the Parent net of taxes for the latest financial year (taking into account the relevant company's shareholding in its Subsidiaries) and (2) cash reserves distributable without incurring equalisation tax (en franchise de precompte) of the relevant Subsidiaries (taking into account the percentage of the Parent's shareholding in the relevant Subsidiaries); and

            (ii)  cash held by the Parent.

      (b) Subject to clause 11.7(a), the Parent shall (within boundaries of French law and to the extent that it does not thereby incur any material adverse tax consequences) use its best endeavours to facilitate cash circulation (including early repayments of intercompany loans between Group Companies with the exception of the intercompany loan referred to in subparagraph (ix) of clause 19.3(a) (Disposals)) so as to permit partial prepayments of the Facilities under clauses 11.4 (Asset disposals) and 11.5 (Insurance claims) to take place. The difference between the amount to be applied in prepayment of the Facilities under clause 11.4 (Asset disposals) and/or 11.5 (Insurance claims) and the amount which can legally be prepaid under the limitations described at clause 11.7(a)(i) and
            (ii) shall either be deposited by the relevant Group Company on a dedicated interest bearing bank account until the payment can be made upstream to the Parent (subject to a maximum period of six months) or, if the relevant Group Company is a Borrower under the Revolving Facility and if it so elects, shall be applied towards prepayment (but not cancellation) of the amounts due by it under the Revolving Facility.

      (c)   If:

            (i) any amount is required to be applied in prepayment or repayment of the Facilities under this clause 11 but, in order to be so applied, moneys need to be upstreamed or otherwise transferred from one Group Company to another Group Company to effect that prepayment or repayment; and

            (ii)  those moneys cannot be so upstreamed or transferred without:

                  (A) breaching a financial assistance prohibition or other legal restriction applicable to a Group Company (or any of its directors); or

                  (B) any Group Company incurring a material cost (whether as a result of paying additional Taxes (including, in the case of a Group Company incorporated in France, any special dividend withholding tax (precompte) or otherwise), there will be no obligation to make that payment or repayment until that impediment no longer applies.

11.8  CANCELLATION OF TERM FACILITY

      The Parent may cancel the undrawn amount of the Term Commitments relating to the Term Facility in whole or in part (but, if in part, in a minimum amount of EUR 5,000,000 and an integral multiple of EUR 1,000,000) at any time during the Availability Period for the Term Facility by giving no less than three Business Days' irrevocable notice to the Facility Agent specifying the date and amount of the proposed cancellation and, on any cancellation of any Term Commitments, the amount of the corresponding Term Facility will reduce accordingly. Any such cancellation shall reduce each Lender's Commitment in respect of the Term Facility on a pro rata basis.

11.9  CANCELLATION OF REVOLVING FACILITY

      (a) Provided that the Revolving Facility shall not be cancelled by application of proceeds which would otherwise give rise to mandatory prepayment of the Term Advance under any of clauses 11.3 (Sale, Change of Control and Listing), 11.4 (Asset disposals) or 11.5 (Insurance claims), the Parent may cancel the Revolving Commitments in whole or in part (but, if in part, in a minimum of EUR 5,000,000 and an integral multiple of EUR 1,000,000) at any time during the Availability Period for the Revolving Facility by giving no less than five Business Days' irrevocable notice to the Facility Agent specifying the date and amount of the proposed cancellation and, on any cancellation of the Revolving Commitments, the amount of the Revolving Facility will reduce accordingly. Any such cancellation shall reduce each Lender's Revolving Commitment on a pro rata basis.

      (b) No cancellation of the Revolving Facility may be made if it would result in the aggregate of the Revolving Advances and the Contingent Liability of all the Lenders under Bank Guarantees issued under the Revolving Facility at the time of the proposed cancellation exceeding the total Revolving Commitments at such time.

11.10 MISCELLANEOUS

      (a) Any repayment or prepayment under this agreement must be accompanied by accrued interest on the amount repaid or prepaid and any other amount then due under this agreement.

      (b) No amount prepaid or cancelled under this clause 11 may be redrawn or reinstated.

      (c) Any notice of prepayment or cancellation given under this agreement shall be irrevocable and, in the case of notice of prepayment, the Parent or the Borrower named in that notice shall be obliged to prepay (or, in the case of the Parent, to procure prepayment) in accordance with that notice.

      (d) No prepayment of a Drawing or cancellation of any Commitment may be made except in accordance with this agreement.

12.   PAYMENTS

12.1  BY LENDERS

      (a) On each date on which an Advance is to be made, each Lender shall make its participation in that Advance available to the Facility Agent on that date by payment in the currency in which the Advance is denominated and in immediately available cleared funds to the account specified by the Facility Agent for that purpose.

      (b) The Facility Agent shall make the amounts paid to it available to the relevant Borrower on the date of receipt by payment in the same currency as received by the Facility Agent to the account specified by that Borrower in the notice requesting that Advance. If any Lender makes its share of any Advance available to the Facility Agent later than required by clause 12.1(a), the Facility Agent shall make that share available to the relevant Borrower as soon as practicable after receipt.

12.2  BY OBLIGORS

      (a) On each date on which any amount is due from any Obligor under the Senior Finance Documents, that Obligor shall pay that amount on that date to the Facility Agent in immediately available cleared funds to the account specified by the Facility Agent for that purpose.

      (b) Each payment under this agreement from an Obligor is to be made in Euro, except that:

            (i) each repayment or prepayment of an Advance shall be in the currency in which it was drawn;

            (ii) each payment of interest shall be in same currency as the amount in relation to which that interest is payable;

            (iii) each payment in respect of losses shall be made in the currency in which the losses were incurred;

            (iv) each payment under clause 13.1 (Gross up) or clause 14.1 (Increased costs) shall be made in the currency specified by the claiming Finance Party; and

            (v) any amount expressed to be payable in a currency other than Euro shall be paid in that other currency.

      (c) The Facility Agent shall, on the date of receipt, pay to the Finance Party to which the relevant amount is due its pro rata share (if any) of any amounts so paid to the Facility Agent in the same currency as received by the Facility Agent to the account specified by that party to the Facility Agent. If any amount is paid to the Facility Agent later than required by clause 12.2(a), the Facility Agent shall make that party's share available to it as soon as practicable receipt.

12.3  NETTING OF PAYMENTS

      If on any Drawdown Date:

      (a)   the Revolving Lenders are required to make a Revolving Advance; and

      (b) a payment is due to be made by an Obligor to the Facility Agent for the account of the Revolving Lenders,

      the Facility Agent may, without prejudice to the obligation of the relevant Obligor to make that payment apply any amount payable by the Revolving Lenders to that Obligor on that Drawdown Date in relation to the relevant Revolving Advance in or towards satisfaction of the amounts payable by that Obligor to the Revolving Lenders on that Drawdown Date.

12.4  ASSUMED RECEIPT

      Where an amount is to be paid under any Senior Finance Document for the account of another person, the Facility Agent will not be obliged to pay that amount to that person until it is satisfied that it has actually received that amount. If the Facility Agent nonetheless pays that amount to that person and the Facility Agent had not in fact received that amount, then that person will on request refund that amount to the Facility Agent. That person will be liable:

      (a) to pay to the Facility Agent on demand interest on that amount at the rate determined by the Facility Agent to be equal to the cost to the Facility Agent of funding that amount for the period from payment by the Facility Agent until refund to the Facility Agent of that amount; and

      (b) to indemnify the Facility Agent on demand against any additional loss it may have incurred by reason of it having paid that amount before having received it.

12.5  NO SET-OFF OR DEDUCTIONS

      All payments made by an Obligor under the Senior Finance Documents must be paid in full without set-off or counterclaim and not subject to any condition and free and clear of and without any deduction or withholding for or on account of any Taxes (except as provided in clause 13 (Taxes)).

12.6  BUSINESS DAYS

      Subject to clause 8.3 (Non-Business Days), if any amount would otherwise become due for payment under any Senior Finance Document on a day which is not a Business Day, that amount shall become due on the immediately following Business Day and all amounts payable under any Senior Finance Document calculated by reference to any period of time shall be recalculated on the basis of that extension of time.

12.7  APPLICATION OF MONEYS

      If any amount paid or recovered in relation to the liabilities of an Obligor under any Senior Finance Document is less than the amount then due, the Facility Agent shall apply that amount against amounts outstanding under the Senior Finance Documents in the following order:

      (a) first, to any unpaid fees and reimbursement of unpaid expenses of the Agents;

      (b) second, to any unpaid fees and reimbursement of unpaid expenses of the Lenders;

      (c)   third, to unpaid interest;

      (d) fourth, to unpaid principal (including provision of cash cover in relation to Contingent Liabilities); and

      (e) fifth, to other amounts due under the Senior Finance Documents (other than the Hedging Agreements),

      in each case (other than (a)), pro rata to the outstanding amounts owing to the relevant Finance Parties (other than the Hedging Lenders) under the Senior Finance Documents taking into account any applications under this clause 12.7. Any such application by the Facility Agent will override any appropriation made by an Obligor.

13.   TAXES

13.1  GROSS UP

      If any deduction or withholding for or on account of Taxes or any other deduction imposed by its jurisdiction of incorporation from any payment made or to be made by an Obligor to any Finance Party or by the Facility Agent to any other Finance Party under any Senior Finance Document is required by law, then that Obligor will:

      (a) ensure that the deduction or withholding does not exceed the minimum amount legally required;

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

      (b) pay to the relevant Taxation or other authorities within the period for payment permitted by the applicable law, the amount which is required to be paid in consequence of the deduction (including the full amount of any deduction from any additional amount paid under this clause 13.1);

      (c) promptly pay to the relevant Finance Party an additional amount equal to the amount required to procure that the aggregate net amount received by that Finance Party will equal the full amount which would have been received by it if no such deduction or withholding had been made; and

      (d) indemnify each Finance Party against any losses incurred by it by reason of:

            (i) any failure by the relevant Obligor to make any deduction or withholding; or

            (ii) any such additional amount not being paid on the due date for payment of that amount.

13.2  EXEMPTIONS FROM GROSS-UP

      No additional amount will be payable to a Finance Party under clause 13.1 (Gross up) to the extent that the relevant deduction or withholding would not have arisen if that Finance Party had been a Qualifying Lender at the time the relevant payment fell due (unless the reason it is not a Qualifying Lender is the introduction of, or a change in, any law or regulation, or a change in the interpretation or application of any law or regulation or in any practice or concession of the relevant tax authority, in each case occurring after the date of this agreement or after the date on which such Finance Party became a party to this Agreement).

13.3  INDEMNITY

      Without prejudice to clause 13.1 (Gross up), if, as a result of a tax change occurring after the date of this agreement on or after the date on which such Finance Party became a party to this Agreement, any Finance Party (or any person on its behalf) is required to make any payment in relation to Tax (other than Tax on its overall net income) on or calculated by reference to the amount of any payment received or receivable by that Finance Party (or any person on its behalf) under any Senior Finance Document (including under clause 13.1 (Gross up)) or any liability in relation to any such payment is assessed, levied, imposed or claimed against any Finance Party (or any person on its behalf), the Parent shall, on demand by the Facility Agent, forthwith indemnify that Finance Party (or relevant other person) against that payment or liability and any losses incurred in connection with that payment or liability.

13.4  FILINGS

      If an Obligor is required (or would in the absence of any appropriate filing be required) to make a deduction or withholding for or on account of Taxes or any other deduction contemplated by this clause 13, that Obligor and each relevant Finance Party shall promptly file all forms and documents which the appropriate Tax authority may reasonably require in order to enable that Obligor to make relevant payments under the Senior Finance Documents without having to make that deduction or withholding.

      Each Finance Party which is a Qualifying Lender by reason of paragraph (b) of the definition of "Qualifying Lender" in clause 1.1 (Definitions) shall, as soon as reasonably practicable after request from the Parent, file with any relevant Tax authority, or provide to the Parent, any Tax form, declaration or other document which the Parent has reasonably requested from that Finance Party for

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

      the purpose of enabling payments to be made by the relevant Obligor to that Finance Party under the Senior Finance Documents without deduction or withholding.

13.5  TAX CREDITS

      If an Obligor pays an additional amount under clause 13.1 (Gross up) and a Lender, in its sole opinion acting in good faith, receives an off-setting Tax credit or other similar Tax benefit arising out of that payment, that Lender shall reimburse to the relevant Obligor the amount which that Lender determines, in its sole opinion acting in good faith, is attributable to the relevant deduction, withholding or payment and will leave it in no better or worse position in relation to its worldwide Tax liabilities than it would have been in if the payment of that additional amount had not been required, to the extent that that Lender, in its sole opinion acting in good faith, can do so without prejudice to the retention of the amount of that credit or benefit and without any other adverse Tax consequences for it. Any such reimbursement shall be conclusive evidence of the amount due to that Obligor and shall be accepted by that Obligor in full and final settlement of any claim for reimbursement under this clause 13.5.

13.6  TAX CREDIT RECOVERY

      If, following any reimbursement by a Lender under clause 13.5 (Tax credits), that Lender is required to relinquish or surrender any credit or benefit or suffers an adverse Tax consequence as a result of that reimbursement and that relinquishment, surrender or that adverse Tax consequence was not (or was not fully) taken into account in determining that reimbursement, the relevant Obligor shall, on demand, return to that Lender the proportion of the reimbursement which will compensate the Lender for that relinquishment, surrender or adverse Tax consequence.

13.7  TAX AFFAIRS

      Nothing in this clause 13 shall oblige any Lender to disclose any information to any person regarding its Tax affairs or Tax computations or interfere with the right of any Lender to arrange its Tax affairs in whatever manner it thinks fit.

14.   CHANGE IN CIRCUMSTANCES

14.1  INCREASED COSTS

      (a) If the effect of the introduction of, or a change in, or a change in the interpretation or application of, any law or regulation (including any law or regulation relating to Taxation, reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary controls) applicable to any Lender (an "AFFECTED LENDER") occurring after the date of this agreement or after the date on which it became a Lender or compliance by any Lender with any such law or regulation is to:

            (i) impose an additional cost on the Affected Lender as a result of it having entered into any Senior Finance Document or making or maintaining its participation in any Advance or of it performing its obligations under any Senior Finance Document;

            (ii) reduce any amount payable to the Affected Lender under any Senior Finance Document or reduce the effective return on its capital or any class of its capital; or

            (iii) result in the Affected Lender making any payment or foregoing any interest or other return on or calculated by reference to any amount received or receivable by the Affected Lender from any other party under any Senior Finance Document,

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
            (each such increased cost, reduction, payment, foregone interest or other return being referred to in this clause 14.1 as an "INCREASED COST"), then:

                  (A) the Affected Lender will notify the Parent and the Facility Agent of that event as soon as reasonably practicable after becoming aware of it; and

                  (B) on demand from time to time by the Affected Lender, the Parent will pay to the Affected Lender the amount which the Affected Lender reasonably determines is necessary to compensate the Affected Lender for that increased cost (or the portion of that increased cost which is, in the opinion of the Affected Lender, attributable to it entering into the Senior Finance Documents, making or maintaining its participation in any Drawing, or maintaining its Commitment).

      (b) The certificate of an Affected Lender specifying the amount of compensation payable under clause 16.1(a) and the basis for the calculation of that amount is, in the absence of manifest error, conclusive.

      (c) The Parent will not be obliged to compensate any Affected Lender under clause 16.1(a) in relation to any increased cost:

            (i)   compensated for by clause 13 (Taxes);

            (ii) attributable to a change in the rate of Tax on the overall net income of the Affected Lender;

            (iii) attributable to the implementation by the applicable authorities having jurisdiction over the Affected Lender and/or its Lending Office of the matters set out in the statement of the Basle Committee on Banking Regulations and the Supervisory Practices dated July, 1988 and entitled "International Convergence of Capital Measurement and Capital Standards", or the directives of the European Council (as amended or supplemented prior to the date of this Agreement) of 17 April, 1989 on the own funds of credit institutions (89/229/EEC) and of 18 December, 1989 on the solvency ratio for credit institutions (89/647/EEC), except in the case of an increase in mandatory reserve requirements in respect of requirements in effect on the date of this agreement in each case to the extent and according to the timetable provided for therein;

            (iv) occurring as a result of any negligence or wilful default of the Affected Lender or any of its Holding Companies including but not limited to a breach by that Affected Lender or any of its Holding Companies of any fiscal, monetary or capital adequacy limit imposed on it by any law or regulation; or

            (v) to the extent that the increased cost was incurred in respect of any day more than six months after the first date on which it was reasonably practicable to notify the Parent thereof.

      (d) If any Holding Company of a Lender suffers a cost which would have been recoverable by that Lender under this clause 14.1 if that cost had been imposed on that Lender, that Lender shall be entitled to recover the amount of that cost under this clause 14.1 on behalf of the relevant Holding Company.

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

14.2  ILLEGALITY

      If it is or becomes contrary to any law or regulation for any Lender to make any of the Facilities available or to maintain its participation in any Advance or any of its Commitments, then that Lender may give notice to that effect to the Facility Agent and the Parent, whereupon:

      (a) the relevant Borrowers will forthwith prepay that Lender's participation in all Advances then outstanding, together with all interest accrued on those Advances, provide cash cover in an amount equal to that Lender's Contingent Liability in relation to each Bank Guarantee and pay all other amounts due to that Lender under the Senior Finance Documents (including under clause 28.1 (General indemnity and breakage costs)); and

      (b) that Lender's undrawn Commitments (if any) will immediately be cancelled and that Lender will have no further obligation to make the Facilities available.

14.3  MITIGATION

      If circumstances arise in relation to a Lender which would or may result in:

      (a) any Advance in which it participates becoming an Affected Advance under clause 9 (Market disruption); or

      (b) an obligation to pay an additional amount to it under clause 13.1 (Gross up); or

      (c)   a demand for compensation by it under clause 14.1 (Increased costs);
            or

      (d)   an obligation to prepay any amount to it under clause 14.2
            (Illegality),

      then, without in any way limiting, reducing or otherwise qualifying the obligations of the Obligors under the clauses referred to above, that Lender will notify the Facility Agent and the Parent as soon as reasonably practicable after becoming aware of those circumstances and, in consultation with the Facility Agent and the Parent, take such reasonable steps as may be open to it to mitigate the effects of those circumstances, including:

      (a)   changing its Lending Office for the purposes of this agreement; or

      (b) transferring its rights and obligations under this agreement in accordance with clause 26 (Changes to parties),

      but the Lender concerned will not be obliged to take any action if to do so might have a material adverse effect on its business, operations or financial condition or cause it to incur liabilities or obligations (including Taxation) which (in its reasonable opinion) are material or would materially reduce its return in relation to its participation in the Facilities.

14.4  ISSUING LENDER

      References in clause 13 (Taxes) and this clause 14 to a "Lender" or "Lenders" include a Lender in its capacity as an Issuing Lender.

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

15.   FEES, EXPENSES AND STAMP DUTIES

15.1  ARRANGEMENT AND UNDERWRITING FEE

      The Parent will pay to the Arranger the arrangement and underwriting fee in accordance with the terms of the Fees Letter.

15.2  AGENCY FEE

      The Parent will pay to the Facility Agent for its own account an agency fee in accordance with the terms of the Fees Letter.

15.3  COMMITMENT FEE

      The Parent will pay to the Facility Agent for the account of the Lenders a commitment fee in respect of the Term Facility and the Revolving Facility which will:

      (a) in respect of the Term Facility and the Revolving Facility until the first Drawdown Date, be calculated at the rate of 0.25 per cent. per annum on the daily undrawn, uncancelled portion of the Total Commitments from (and including) the Signing Date until the first Drawdown Date and which will be paid in one instalment on the first Drawdown Date or, if earlier, on the last day of the Availability Period for the Term Facility; and

      (b) in respect of the Revolving Facility as from the first Drawdown Date, be calculated at the percentage rate per annum equal to 50 per cent. of the Margin applicable to the Revolving Facility on the daily undrawn, or not otherwise made available, and uncancelled portion of the Revolving Commitments from (and including) the first Drawdown Date until one month before the Revolving Facility Repayment Date and shall be payable quarterly in arrear and on the Revolving Facility Repayment Date.

      Accrued commitment fee under this clause 15.3 is also payable to the Facility Agent for the account of each Lender on the cancelled amount of its Revolving Commitment on the date on which any cancellation of that Revolving Commitment takes effect.

15.4  BANK GUARANTEE COMMISSION

      Each Borrower for whose account a Bank Guarantee is issued shall pay to the Facility Agent for the account of each Lender a commission at a rate equal to the Margin applicable to the Revolving Facility on that Lender's Contingent Liability from day to day in relation to that Bank Guarantee. That commission shall be payable quarterly in arrear from the date of this agreement for so long as that Lender has any such Contingent Liability and on the date on which it ceases to have any such Contingent Liability.

15.5  ISSUING LENDER FEE

      Each Borrower for whose account a Bank Guarantee is issued shall pay to the Issuing Lender which issued that Bank Guarantee a fee equal to 0.125 per cent. per annum on the Contingent Liability of that Issuing Lender from day to day in relation to that Bank Guarantee. That fee shall be payable quarterly in arrear from the date of this agreement for so long as that Issuing Lender has any such Contingent Liability and on the date on which it ceases to have any such Contingent Liability.

15.6  VAT

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

      All fees payable under the Senior Finance Documents are exclusive of any value added tax or other similar tax chargeable on or in connection with those fees. If any such value added tax or other similar tax is or becomes chargeable, that tax will be added to the relevant fee at the appropriate rate and will be paid by the relevant Obligor at the same time as the relevant fee itself is paid.

15.7  INITIAL EXPENSES

      The Parent will on demand pay to the Agents and the Arranger the amount of all costs and expenses (including legal fees and other out-of-pocket expenses and any value added tax or other similar tax thereon) reasonably incurred by either Agent or the Arranger in connection with:

      (a) the negotiation, preparation, execution and completion of the Senior Finance Documents, and all documents, matters and things referred to in, or incidental to, any Senior Finance Document (subject to a cap as agreed in the Fees Letter);

      (b) any amendment, consent or suspension of rights (or any proposal for any of the same) relating to any Senior Finance Document (and documents, matters or things referred to in any Senior Finance Document);

      (c)   the investigation of any Default; and

      (d) primary syndication (including the costs of preparing the Syndication Memorandum and all matters incidental to primary syndication).

15.8  ENFORCEMENT EXPENSES

      The Parent will on demand pay to each Finance Party the amount of all costs and expenses (including legal fees and other out of pocket expenses and any value added tax or other similar tax thereon) reasonably incurred by that Finance Party in connection with the preservation, enforcement or attempted preservation or enforcement of any of that Finance Party's rights under any Senior Finance Document (and any documents referred to in any Senior Finance Document) upon production of duly documented evidence.

15.9  STAMP DUTIES, ETC.

      The Parent will on demand indemnify each Finance Party from and against any liability for any stamp, documentary, filing and other duties and Taxes (if any) which are or may become payable in connection with any Senior Finance Document.

15.10 CALCULATION

      All fees under this agreement which accrue and are payable in arrear will accrue on a daily basis and will be calculated by reference to a 360 day year and the actual number of days elapsed.

16.   GUARANTEE AND INDEMNITY

16.1  GUARANTEE

      Each Guarantor irrevocably and unconditionally and jointly and severally:

      (a) guarantees to each Finance Party (as a caution solidaire) punctual performance by each Obligor which is a Subsidiary of that Guarantor of all that Obligor's payment obligations under the Senior Finance Documents; and

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

      (b) undertakes with each Finance Party that whenever an Obligor which is a Subsidiary of that Guarantor does not pay any amount when due under or in connection with any Senior Finance Document, that Guarantor shall immediately on demand pay that amount.

16.2  FURTHER GUARANTEE PROVISIONS

      The obligations of each Guarantor under clause 16.1 (Guarantee) (the "GUARANTEE OBLIGATIONS"):

      (a) will remain in full force and effect until all amounts which may be or become payable by any Obligor under or in connection with any Senior Finance Document have been irrevocably paid in full;

      (b) are in addition to and are not in any way prejudiced by any other security now or subsequently held by any Finance Party; and

      (c) are subject to any limitation which is contained in the Accession Document by which that Guarantor becomes a Guarantor.

16.3  WAIVERS:

      Each Guarantor irrevocably and expressly:

      (a)   undertakes not to exercise any rights which it may have under article 2021 (benefice de discussion) or article 2026 (benefice de division) of the Code Civil;

      (b) waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 16;

      (c) undertakes not to exercise any rights which it may have against any other Obligor under article 2032 of the Code Civil; and

      (d)   undertakes not to exercise any rights which it may have under article 2039 of the Code Civil to take any action against any other Obligor in the event of any extension of any Availability Period, any Maturity Date, any Repayment Date or any other date for payment of any amount due, owing or payable to any Finance Party under any Senior Finance Document, in each case without the consent of that Guarantor.

16.4  NO SUBROGATION

      (a) Until all amounts which may be or become payable by any Obligor under or in connection with any Senior Finance Document have been irrevocably paid in full, each Guarantor irrevocably and expressly undertakes not to exercise any rights which it may have (including its rights under article 2028 of the Code Civil):

            (i) to be subrogated to or otherwise share in any security or monies held, received or receivable by any Finance Party or to claim any right of contribution in relation to any payment made by any Guarantor under this agreement;

            (ii) to enforce any of its rights of subrogation and indemnity against any Obligor or any co-surety;

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

            (iii) following a claim being made on any Guarantor under clause
                  16.1 (Guarantee), to demand or accept repayment of any monies due from any other Obligor to any Guarantor or claim any set-off or counterclaim against any other Obligor; or

            (iv) to claim or prove in a liquidation or other insolvency proceeding of any Obligor or any co-surety in competition with any Finance Party.

      (b) Each Guarantor agrees that, to the extent that the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth in this clause 16.4 is found by any court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification which that Guarantor may have against any Obligor or against any collateral or security, and any rights of contribution which that Guarantor may have against any such other Guarantor shall be junior and subordinate to:

            (i) any rights any Finance Party may have against any Obligor (including without limitation that Guarantor);

            (ii) all right, title and interest which any Finance Party may have in any such collateral or security; and

            (iii) any right which any Finance Party may have against those
                  Guarantors any Finance Party may use, sell or dispose of any item of collateral or security as it sees fit without regard to any subrogation rights which any Guarantor may have and, upon such disposal or sale, any rights of subrogation which that Guarantor may have had shall terminate.

      If any amount is paid to any Guarantor on account of any such subrogation, reimbursement or indemnification rights at any time when all Guarantee Obligations have not been paid in full, those amounts shall be held for the benefit of the Finance Parties and shall forthwith be paid over to the Finance Parties to be credited and applied against the Guarantee Obligations, whether matured or unmatured, in accordance with the terms of this agreement.

16.5  TURNOVER

      Each Guarantor shall hold for the benefit of and, promptly pay or transfer to, the Facility Agent any payment, distribution or benefit of security received by it arising as a result of a breach of this clause 16.

17.   CHANGES TO OBLIGORS AND SECURITY

17.1  ADDITIONAL BORROWERS

      A Group Company (other than Finco) may become a Borrower after the Signing Date in respect of the Revolving Facility if:

      (a) the Parent gives notice to the Facility Agent identifying the relevant Group Company (the "NEW BORROWER") attaching certified copies of such New Borrower's most recent audited accounts;

      (b) the Majority Lenders confirm to the Facility Agent that they consent to the New Borrower becoming a Borrower;

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

      (c) the New Borrower, the Parent (for itself and as agent for the existing Obligors) and the Facility Agent execute an Accession Document designating the New Borrower as a Borrower;

      (d) where the immediate Holding Company of the New Borrower is not already a Guarantor, the Parent and that Holding Company execute an Accession Document designating that Holding Company as a Guarantor;

      (e)   the Parent or the New Borrower delivers to the Facility Agent:

            (i) the original executed Accession Documents referred to in paragraphs (c) and (d) above;

            (ii) the following documents executed by the New Borrower in favour of the Finance Parties:

                  (A) a general assignment of all Receivables by way of security (cession de creances professionnelles pursuant to the Loi Dailly); and

                  (B) a pledge of its business (nantissement de fonds de commerce);

            (iii) a pledge of financial instruments accounts executed by the immediate Holding Company of the New Borrower over the shares in the New Borrower;

            (iv) the documents listed in paragraph 1 (Formalities certificates) of schedule 3;

            (v)   a legal opinion confirming capacity and authorisation; and

            (vi) a letter substantially in the form set out in schedule 8 (amended as necessary to reflect Drawings of the Revolving Facility) duly counter-signed by the New Borrower,

            each satisfactory to the Facility Agent (acting reasonably).

17.2  EFFECTIVE TIME

      When the conditions set out in clause 17.1 (Additional Borrowers) are satisfied, the Facility Agent will notify the Parent and the Finance Parties and the New Borrower will become a Borrower with effect from that notification.

17.3  RELEASE OF GUARANTORS

      If no Default is continuing (or if a Default is continuing the relevant disposal is being effected at the request of the Majority Lenders in circumstances where any of the security created by the Security Documents has become enforceable) and all the shares in a Guarantor which is not a Borrower are disposed of to a person outside (and which will remain outside) the Group in accordance with this agreement, the Facility Agent and the Security Agent shall, on request of the Parent as soon as reasonably practicable after completion of that disposal, execute any documents which are necessary to release that Guarantor from all liabilities under the Senior Finance Documents.

17.4  RELEASE OF SECURITY

      If no Default is continuing (or if a Default is continuing the relevant disposal is being effected at the request of the Majority Lenders in circumstances where any of the security created by the Security Documents has become enforceable) and a Group Company disposes of any asset (including shares in any other Group Company which is not a Borrower) to a person outside (and which will remain outside) the Group in accordance with this agreement, the Security Agent shall, on request of the Parent as soon as reasonably practicable after completion of that disposal, execute any documents necessary to release that asset from the security created in favour of the Security Agent by a Security Document.

18.   REPRESENTATIONS AND WARRANTIES

18.1  RELIANCE

      Each Obligor represents (in respect of itself and its Subsidiaries) and warrants as set out in the following provisions of this clause 18 (subject to matters expressly disclosed in the Disclosure Letter) and acknowledges that each Finance Party has entered into the Senior Finance Documents and has agreed to provide the Facilities in full reliance on those representations and warranties.

18.2  INCORPORATION

      Each Group Company is duly incorporated (Except for those Group Companies which are societes en participation ("SEPs")) and validly existing with limited liability (except for those Group Companies which are Groupements d'Interets Economiques ("GIES")) under the laws of the place of its incorporation and, subject to specific rules applicable to SEPs and GIEs, has the power to own its assets and carry on its business.

18.3  POWER AND CAPACITY

      It has the power and capacity to enter into and comply with its obligations under each Transaction Document to which it is party.

18.4  AUTHORISATION

      It has taken (or, where applicable, will take within the required time period) all necessary action:

      (a) to authorise the entry into and the compliance with its obligations under each Transaction Document to which it is party;

      (b) to ensure that its obligations under each Transaction Document are valid, legally binding and enforceable in accordance with their terms;

      (c) to make each Transaction Document to which it is party admissible in evidence in the courts of France other than certified translations of the Transaction Documents into French; and

      (d) to create the security constituted by each Security Document to which it is party and to ensure that that security has the ranking specified in that Security Document.

18.5  NO CONTRAVENTION

      The entry into by any Group Company, the exercise of its rights under and the compliance with its obligations under and each Transaction Document to which it is party do not:

      (a) contravene any law, regulation, judgment or order to which any Group Company is subject (save that, for the purposes of Articles L.313-1 to L.313-3 of the French Consumer Code (Code de la Consommation), the Parent declares that it considers that the provisions of those Articles do not apply to the High Yield Bonds and the Intra-Group Bonds);

      (b)   conflict with its constitutional documents;

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

      (c) breach any agreement or the terms of any consent binding upon any Group Company or any assets of any Group Company to an extent which could reasonably be expected to have a Material Adverse Effect; or

      (d) oblige any Group Company to create any security or result in the creation of any security over any assets of any Group Company, other than under the Security Documents.

18.6  OBLIGATIONS BINDING

      The obligations expressed to be assumed by it under each Transaction Document to which it is a party constitute or when executed will constitute its valid and legally binding obligations and are enforceable in accordance with their terms and each of the Security Documents to which it is a party constitute valid security ranking in accordance with its terms (subject to any applicable insolvency, bankruptcy or similar laws affecting creditors' rights generally and save for qualifications as to matters of law contained in the legal opinions referred to in paragraph 2 of schedule 3).

18.7  CONSENTS

      All consents and filings required for the conduct of its business as presently conducted and the entry into the Transaction Documents and the performance of its obligations thereunder have been obtained (or, where applicable, will be obtained within the required time period) and are in full force and effect.

18.8  NO DEFAULTS

      (a)   No Default has occurred and is continuing.

      (b) No event is continuing which constitutes a default under any agreement or document to which any Group Company is party, the consequences of which could reasonably be expected to have a Material Adverse Effect.

18.9  LITIGATION

      To the best of its knowledge and belief, having made due and careful enquiry, no dispute, litigation, arbitration or administrative proceeding is current or pending against any Group Company which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

18.10 ENVIRONMENT

      (a) Each Group Company is and has at all times taken such steps as are necessary to comply in all material respects with all Environmental Laws and all Environmental Approvals necessary in connection with the ownership and operation of its business have been obtained and are in full force and effect.

      (b) To the best of its knowledge and belief having made due and careful enquiry, there are no circumstances which could reasonably be expected to prevent any Group Company from complying in all material respects with any Environmental Law or Environmental Approval

      (c) No material investment of which the relevant Group Company is aware and which is necessary to obtain, renew, extend, modify, revoke, suspend or surrender any Environmental Approval or to ensure compliance with any Environmental Law has not been budgeted for.

      (d) To the best of its knowledge and belief having made due and careful enquiry, no Group Company is aware of any actual changes or other possible changes (which are referred to in

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            national, international or European bodies' or other regulatory bodies' consultation papers or in other formal methods of announcing possible changes) in Environmental Law which could reasonably be expected to have a Material Adverse Effect.

18.11 OWNERSHIP OF ASSETS

      Each Group Company has good title to all assets necessary to conduct its business.

18.12 ACCOUNTS

      (a) The Original Audited Accounts were prepared in accordance with French gaap consistently applied and fairly represent the consolidated financial position (as at the date to which they were prepared) of and the results of the operations of, the Group for the period to which they relate and the state of the affairs of the Group (as the case may be) at the end of the relevant period and, in particular, disclose or reserve against all liabilities (actual or contingent).

      (b) The Original Management Accounts show with reasonable accuracy the consolidated financial position of the Group as at the date to which they were prepared and the results of the operations of the Group for the period to which they relate and the state of the affairs of the Group at the end of such period and, in particular, disclose or reserve against all liabilities (actual or contingent).

      (c) The latest Annual Accounts and the latest Half-Year Accounts delivered from time to time under clause 19.10(c) (Financial statements) were prepared in accordance with French gaap consistently applied and, in the case of:

            (i) the latest Annual Accounts, fairly represent the consolidated financial position of the Group as at the date to which they were prepared and the results of the operations of the Group for the period to which they related and the state of the affairs of the Group at the end of that period and, in particular, disclose or reserve against all liabilities (actual or contingent); and

            (ii) the latest Half-Year Accounts show with reasonable accuracy the consolidated financial position of the Group as at the date to which they were prepared and the results of the operations of the Group for the period to which they related and, in particular, disclose or reserve against all liabilities (actual or contingent) to the extent required by the Approved Accounting Principles.

18.13 APPROVED PROJECTIONS

      (a) All statements of fact (taken as a whole) in principle recorded in the Approved Projections are true and accurate in all material respects.

      (b) The opinions and views expressed in the Approved Projections represent the honestly held opinions and views of the Senior Management Team and were arrived at after careful consideration and are based on reasonable grounds.

      (c) The projections and forecasts contained in the Approved Projections are based upon assumptions (including assumptions as to the future performance of the Group, inflation, price increases, interest rates and efficiency gains) which have been carefully considered by the directors of the Parent and which are considered by them to be fair and reasonable in each case as at the date which the relevant fact, opinion, view, projection or forecast was provided or as at the date at which it is stated.

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      (d)   The Approved Projections are not misleading in any material respect and do not omit to disclose any matter where failure to disclose such matter would result in the Approved Projections (or any information or business plan contained therein) to be misleading in any material respect for any person considering whether to provide finance to the Obligors.

      (e) Nothing has occurred or come to the attention of the Parent since the date as at which the Approved Projections were prepared which renders any material facts contained in the Approved Projections materially inaccurate or misleading or which makes any of the opinions, projections or forecasts contained in the Approved Projections unfair or unreasonable or renders any of the assumptions on which the projections are based unfair or unreasonable.

18.14 HIGH YIELD DOCUMENTS

      The High Yield Documents and the Intra-Group Bond Documents as provided to the Facility Agent under this agreement contain all the material terms of the agreements and arrangements pertaining to the transactions contemplated therein.

18.15 FINCO

      Finco:

      (a) is a direct, wholly-owned Subsidiary of the Parent (save for one share held by Antargaz); and

      (b) has not carried on any business or incurred any liabilities, other than by entering into and performing the High Yield Documents and Intra-Group Bond Documents to which it is a party.

18.16 MATERIAL ADVERSE EFFECT

      As at the Signing Date and the first Drawdown Date, there has been no event which has had a Material Adverse Effect since the date to which the Original Management Accounts were prepared.

18.17 MATERIAL DISCLOSURES

      It has fully disclosed in writing to the Facility Agent all facts of which it is aware having made due and careful enquiry relating to the Group which it knows could reasonably be expected to materially influence the decision of the Lenders to make the Facilities available to the Obligors.

18.18 HOLDING COMPANY

      The Parent is a holding company and it has not carried on any business or incurred any liabilities other than by entering into or under the Transaction Documents (including auditors fees and expenses) and certain trading activities in the LPG business.

18.19 SYNDICATION MEMORANDUM

      The Syndication Memorandum is not misleading in any material respect and has been read and approved by the Senior Management Team.

18.20 REPETITION

      The representations and warranties in this clause 18 are made on the date of this agreement and shall be deemed repeated on, the date of each Drawdown Request and on each Drawdown Date (other than

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

      in the case of a Rollover Advance), in each case by reference to the facts and circumstances existing on that date, except that:

      (a) the representations and warranties set out in clauses 18.9 (Litigation), 18.13 (Approved Projections), 18.16 (Material Adverse Effect), 18.17 (Material disclosures) and 18.18 (Holding Company) shall not be repeated after the first Drawdown Date;

      (b) the representations and warranties set out in clauses 18.11 (Ownership of assets), 18.13 (Approved Projections), 18.15 (Finco), and 18.18 (Holding Company) shall only be made by the Parent; and

      (c) the representation and warranty set out in clause 18.19 (Syndication Memorandum) shall only be made on the date of the Syndication Memorandum.

19.   UNDERTAKINGS

19.1  DURATION OF UNDERTAKINGS

      Each Obligor undertakes to each Finance Party in the terms of this clause 19 from the date of this agreement until all amounts outstanding under the Senior Finance Documents have been discharged and no Finance Party has any further Commitment or obligations under the Senior Finance Documents.

19.2  AUTHORISATIONS AND STATUS UNDERTAKINGS

      (a)   CONSENTS

            Each Obligor will obtain within the required time period and maintain in full force and effect all consents and filings required under any applicable law or regulation:

            (i) to enable it to perform its payment and other material obligations under each Transaction Document to which it is a party;

            (ii) for the validity, enforceability or admissibility in evidence (other than certified translations of the Transaction Documents into French) of each such Transaction Document; and

            (iii) to ensure that its obligations under the Transaction Documents are legal, valid and binding and each of the Security Documents constitutes valid security ranking in accordance with its terms.

      (b)   MAINTENANCE OF STATUS AND AUTHORISATION

            Each Obligor will, and will procure that each of its Subsidiaries will:

            (i)   do all things necessary to maintain its corporate existence;

            (ii) obtain and maintain in full force and effect all consents and filings required for the conduct of its business; and

            (iii) comply with all laws and regulations applicable to it,

            where failure to do so could reasonably be expected to materially impair its ability to perform its obligations under the Senior Finance Documents.

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      (c)   AMALGAMATIONS

            No Obligor will, and each Obligor will procure that none of its Subsidiaries will, amalgamate, merge or consolidate with or into any other person or be the subject of any reconstruction, except for any amalgamation, merger, consolidation or reconstruction:

            (i) of two or more Group Companies which are not Obligors or Finco;

            (ii) of two or more Group Companies involving any Obligor but not the Parent or Finco (provided that such amalgamation, merger, consolidation or reconstruction does not adversely affect the economic and legal effect of the guarantee and security position of the Finance Parties under the relevant Senior Finance Documents prior thereto); or

            (iii) otherwise with the prior written consent of the Majority
                  Lenders.

      (d)   CHANGE OF BUSINESS

            No Obligor will, and each Obligor will procure that none of its Subsidiaries will, make a material change to the nature of its core business.

      (e)   SUBSIDIARY CONSTITUTIONAL DOCUMENTS

            No Obligor (other than the Parent) will, and each Obligor will procure that none of its Subsidiaries will, agree to any amendment of its constitutional documents which could reasonably be expected to be materially adverse to the interests of any Finance Party under any Senior Finance Document (excluding, for the avoidance of doubt, any amendment in connection with any transaction permitted under clause 19.9 (Share capital, dividend and other junior financing arrangement undertakings)).

      (f)   HOLDING COMPANY STATUS

            The Parent shall not carry on any business other than the holding of shares in and the provision of administrative services to other Group Companies or acquire any assets (other than pursuant to any Supply Agreement entered into by it after the date of this agreement) or certain trading activities in the LPG business.

      (g)   FINCO STATUS

            Finco will remain a direct, wholly-owned Subsidiary of the Parent (except as to one share, which will be owned by Antargaz) and shall not carry on any business or hold any assets other than the holding of the Intra-Group Bonds and the carrying out of obligations under the High Yield Documents and Intra-Group Bond Documents to which it is a party (subject in each case to the provisions of the Senior Finance Documents).

      (h)   PARI PASSU RANKING

            Each Obligor shall ensure that the claims of the Finance Parties under the Senior Finance Documents will at all times rank at least pari passu in right and priority of payment with the claims of all its other present and future unsecured and unsubordinated creditors except those whose claims are preferred solely by operation of law.

      (i)   CONSENTS TO PLEDGES

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

            The Parent shall do its best efforts to obtain the consent of the board of Societe Bearnaise des Gaz Liquefies (Sobegal) SA and of the shareholders' meetings of Societe Industrielle des Gaz de Petrole de l'Ouest (S.I.G.A.P. Ouest) SARL to the pledges relating to the shares of these companies within the four months following the first Drawdown Date.

19.3  DISPOSALS AND SECURITY UNDERTAKINGS

      (a)   DISPOSALS

            No Obligor will, and each Obligor will procure that none of its Subsidiaries will, (whether by a single transaction or a series of related or unrelated transactions and whether at the same time or over a period of time) sell, transfer, lease out or otherwise dispose (each a "DISPOSAL") of any of its assets or agree to do so, other than:

            (i) any disposal of assets on arm's length terms in the ordinary course of business;

            (ii) any inventory disposal by any Group Company in the ordinary course of trading;

            (iii) any disposal of obsolete or redundant plant and equipment, or of property not required for the operation of its business;

            (iv) any disposal of assets to an Obligor which is party to a legally valid, binding and enforceable Security Document which creates a valid and effective Security Interest over the asset securing all or substantially all amounts outstanding under the Senior Finance Documents;

            (v)   any disposal of Cash Equivalents on arm's length terms;

            (vi) any disposal of assets by a Group Company (other than an Obligor) to another Group Company (other than Finco);

            (vii) disposals (other than to Finco) of assets on arm's length terms not otherwise permitted under this clause 19.3;

            (viii)the exchange of assets (the "TRANSFERRED ASSETS") for other assets of a comparable or superior nature and value (the "RECEIVED ASSETS"), provided that, if the Transferred Assets were subject to a Security Interest in favour of the Finance Parties, then a Security Interest in favour of the Finance Parties (and acceptable in form, nature and substance to the Security Agent) shall be granted by the relevant Group Company over the Received Assets; and

            (ix) any other disposal made with the prior consent of the Majority Lenders,

                  provided always that no disposal may be made of any shares in:

                  (A) any Distribution Company which would result in the Parent owning (directly or indirectly) less than 95 per cent. of the equity share capital in that Distribution Company; or

                  (B)   any Material Company (other than a Distribution
                        Company).

      (b)   DISPOSALS FOR FULL CONSIDERATION

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Each Obligor will, and each Obligor will, procure that its Subsidiaries will, ensure that any disposal permitted by clause 19.3(a) is:

            (i) for at least the higher of book value and market value payable in cash on or before completion of that disposal; and

            (ii) as part of an arm's length transaction on terms that the purchaser of the relevant asset does not obtain title to or possession of that asset before completion of that disposal.

      (c)   NEGATIVE PLEDGE

            No Obligor will, and each Obligor will procure that none of its Subsidiaries will, create or agree to create or permit to subsist any Security Interest over any part of its assets, other than:

            (i) any Security Interest existing at the date of this agreement, provided that the maximum amount secured by any such Security Interest shall not be increased after the date of this agreement;

            (ii)  any Security Interest granted by the Senior Finance Documents;

            (iii) liens securing obligations no more than 30 days overdue, arising by operation of law and in the ordinary course of business;

            (iv) Security Interests arising out of title retention provisions in a supplier's standard conditions of supply of goods where the goods in question are supplied on credit and are acquired by relevant Group Company in the ordinary course of trading;

            (v) rights of set-off existing in the ordinary course of trading activities between any Group Company and its respective suppliers or customers;

            (vi) rights of set-off arising by operation of law or by contract by virtue of the provision to any Group Company of clearing bank facilities or overdraft facilities permitted under this agreement;

            (vii) Security Interests up to a maximum aggregate amount of EUR
                  1,525,000 (or its equivalent in other currencies) for taxes, assessments or charges (A) not yet due or (B) that are being contested in good faith;

            (viii)liens in favour of French tax authorities securing the liabilities of any Group Company under tax reassessments in respect of French professional tax (taxe professionnelle), to the extent that such liabilities are fully guaranteed by the Vendors under the provisions of the Warranty Agreement;

            (ix) Security Interests created in connection with pre-judgement court proceedings up to a maximum aggregate amount not exceeding EUR 1,525,000 (or its equivalent in other currencies);

            (x) any Security Interests not otherwise permitted under this clause 19.3(c) created by any Subsidiary of Antargaz and securing Financial Indebtedness (other than any such Financial Indebtedness arising under or in connection with the High Yield Documents or the Intra-Group Bond Documents) in an aggregate principal amount not exceeding EUR 1,500,000 (or its equivalent in other currencies);

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

            (xi) any Security Interest created by any Partly Owned Storage and Logistics Company in respect of which, pursuant to the shareholder agreement or constitutional documents relating to that Partly Owned Storage and Logistics Company, the Group Company which holds a direct equity interest in that Partly Owned Storage and Logistics Company is not entitled to prohibit the creation of that Security Interest; and

            (xii) any other Security Interest created with the prior written consent of the Majority Lenders.

      (d)   DE-REGISTRATION OF EXISTING PLEDGES OF BUSINESSES

            The Parent and Antargaz shall procure that the existing pledges of businesses (nantissements de fonds de commerce) relating to the businesses of the Parent and Antargaz, respectively, and securing the Existing Facilities shall have been de-registered (radies) before the end of a 4 month period following the first Drawdown Date and shall provide evidence of such de-registration to the Facility Agent within the same period.

19.4  ACQUISITION AND INVESTMENT UNDERTAKINGS

      (a)   ACQUISITIONS

            No Obligor will, and each Obligor will procure that none of its Subsidiaries will, acquire any assets or shares, other than:

            (i)   in the ordinary course of its trading activity;

            (ii)  any Permitted Acquisition, provided that:

                  (A) the Parent demonstrates to the satisfaction of the Facility Agent that the Permitted Acquisition is funded entirely out of:

                        (1)   a New Equity Contribution; and/or

                        (2)   Cash and Cash Equivalents owned by Group
                              Companies;

                  (B) in respect of any individual Permitted Acquisition where the aggregate of the purchase price paid, or to be paid, for the shares or assets comprised in that Permitted Acquisition plus the total net debt assumed or repaid, or to be assumed or repaid, in connection with that Permitted Acquisition (together, the "ENTERPRISE VALUE") does not exceed EUR 15,000,000 (or its equivalent in other currencies), the Parent has provided the Facility Agent with revised financial projections and forecasts for the business of the Group incorporating that Permitted Acquisition no later that 10 Business Days prior to the date of that Permitted Acquisition;

                  (C) in respect of any individual Permitted Acquisition where the enterprise value of that Permitted Acquisition exceeds EUR 15,000,000 (or its equivalent in other currencies), the Parent has provided the Facility Agent with revised financial projections and forecasts for the business of the Group incorporating that Permitted Acquisition and a legal and accounting due diligence report, in each case in form and substance satisfactory to the Majority Lenders, no later than 30 days prior to the date of that Permitted Acquisition; and

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                  (D)   the aggregate enterprise values of all Permitted
                        Acquisitions after the Signing Date does not exceed EUR 60,000,000 (or its equivalent in other currencies); and

            (iii) (subject to clause 19.3(a) (Disposals)), shares owned by it or any other Group Company in any other Group Company as at the Signing Date.

      (b)   JOINT VENTURES

            No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any Joint Venture or invest any amount (whether by way of loan, subscription for share capital, incurrence of any liabilities or otherwise) in any Joint Venture, other than:

            (i) an investment by a Group Company (other than the Parent or Finco) in Groupement Donges or any Joint Venture to which it is a party at the date of this agreement (an "EXISTING JOINT VENTURE") provided that investment is:

                  (A) expressly permitted under clause 19.5 (Financing arrangement undertakings); or

                  (B) made by way of equity contribution and/or shareholders' loans (provided that the aggregate amount of all such equity contributions and outstanding loans pursuant to clause 19.5(c)(ii)(A) (Loans) shall not exceed EUR 22,875,000 (or its equivalent in other currencies) at any time);

            (ii) an investment by a Group Company (other than the Parent or Finco) in any Joint Venture (other than any existing Joint Venture) where:

                  (A) the liability of that Group Company in respect of that Joint Venture is limited to the aggregate amount invested by that Group Company in that Joint Venture;

                  (B) any investment in that Joint Venture is made by way of equity subscription or shareholder loan; and

                  (C) the aggregate Investment Amount invested in all Joint Ventures under this sub-paragraph (ii) in any Financial Year does not exceed EUR 10,000,000 (or its equivalent in other currencies).

19.5  FINANCING ARRANGEMENT UNDERTAKINGS

      (a)   BORROWINGS

            No Obligor will, and each Obligor will procure that none of its Subsidiaries will, incur or permit to be outstanding any Financial Indebtedness, other than:

            (i) any Financial Indebtedness of Rhone Gaz existing at the Signing Date;

            (ii) amounts due under any Senior Finance Document, the High Yield Notes, the IntraGroup Bonds or in respect of a Private Equity Contribution;

            (iii) Financial Indebtedness permitted by clauses 19.5(b)
                  (Guarantees), 19.5(c) (Loans), 19.5(d) (Hedging) or 19.5(e) (Banking business);

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            (iv)   unsecured overdraft or working capital facilities of any
                   Group Company (other than Finco) in relation to which a Bank Guarantee in an amount equal to the maximum principal amount of those facilities has been issued;

            (v) loans arising by operation of law (including labour and tax regulations);

            (vi) any Financial Indebtedness of any Group Company (other than Finco) in an aggregate principal amount which does not exceed EUR 25,000,000 (or its equivalent in other currencies) at any time;

            (vii) any Financial Indebtedness created by any Partly Owned Storage and Logistics Company with a third party in respect of which, pursuant to the shareholder agreement or constitutional documents relating to that Partly Owned Storage and Logistics Company, the Group Company (the "INVESTING GROUP COMPANY") which holds a direct equity interest in that Partly Owned Storage and Logistics Company is not entitled to prohibit the creation of that Financial Indebtedness, provided that the aggregate amount of Financial Indebtedness ("THIRD PARTY INDEBTEDNESS") created pursuant to this sub-paragraph (vii) by Partly Owned Storage and Logistics Companies where any investing Group Company is liable for the debts of that Partly Owned Storage and Logistics Company does not exceed EUR 10,000,000 (or its equivalent in other currencies) at any time;

            (viii) bank guarantees (cautions bancaires) issued to French tax authorities to secure the liabilities of any Group Company under tax reassessments in respect of French professional tax (taxe professionnelle), to the extent that such liabilities are fully guaranteed by the Vendors under the provisions of the Warranty Agreement; and

            (ix) any other Financial Indebtedness incurred with the prior consent of the Majority Lenders.

      (b)   GUARANTEES

            No Obligor will, and each Obligor will procure that none of its Subsidiaries will grant or make available any guarantee, other than:

            (i) any guarantee existing on the date of this agreement, provided that the maximum amount guaranteed by any such guarantee shall not be increased after the date of this agreement;

            (ii) any guarantee contained in any Senior Finance Document (or the High Yield Guarantee);

            (iii) any guarantee of Financial Indebtedness which is otherwise permitted under clause 19.5(a) (Borrowings) (other than any such Financial Indebtedness arising under or in connection with the High Yield Documents or the Intra-Group Bond Documents); and

            (iv) any other guarantees given by a Group Company (other than Finco) in the ordinary course of its (or any of its Subsidiaries') business in respect of its obligations or the obligations of any of its Subsidiaries (other than Finco) provided that such obligations do not have the nature of Financial Indebtedness and that the aggregate maximum contingent liability under all such guarantees does not exceed EUR 50,000,000 (or its equivalent in other currencies) at any time.

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      (c)   LOANS

            No Obligor will, and each Obligor will procure that none of its Subsidiaries will, make any loans or grant any credit to any person, other than:

            (i) credit granted by any Group Company (other than Finco) in the ordinary course of its trading activities;

            (ii) any loan made by a Group Company (the "LENDING GROUP COMPANY") to any other Group Company (the "BORROWING GROUP COMPANY") (in each case, other than Finco), provided that:

                  (A) the aggregate amount of outstanding loans made by Obligors to Group Companies which are not Obligors (together with the aggregate amount of equity contributions and/or shareholders' loans made pursuant to clause 19.4(b)(i) (Joint Ventures) but excluding for the avoidance of doubt any equity contributions made pursuant to clause 19.4(b)(ii) (Joint Ventures)) shall at no time exceed EUR 22,875,000 (or its equivalent in other currencies); and

                  (B) if the lending Group Company is a Borrower under the Revolving Facility, that lending Group Company grants to the Finance Parties an assignment (cession) of the benefit of that intercompany loan by way of security (pursuant to the Loi Dailly);

            (iii) any loan or grant of credit to employees of the Group (to the extent permissible under applicable law) provided that the maximum aggregate principal amount of all such loans shall not exceed EUR 2,300,000 (or its equivalent in other currencies) for the Group taken as a whole;

            (iv)  the Intra-Group Bonds; and

            (v) any other loan or grant of credit granted with the prior consent of the Majority Lenders.

      (d)   HEDGING

            (i) No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any Derivative Instrument other than (A) the Hedging Agreements referred to in sub-paragraph (ii) below and (B) Derivative Instruments entered into by any Group Company (other than Finco) in the ordinary course of its business for the purpose of managing or hedging its exposure to interest rates, exchange rates or commodity prices (but excluding speculative purposes).

            (ii) The Obligors will, by no later than 120 days after the Signing Date, enter into Hedging Agreements with Hedging Lenders (and/or maintain any existing derivative instruments) so as to ensure that, for a period of at least two years from the Signing Date, the Group has hedging of interest rate exposure on terms satisfactory to the Facility Agent in relation to at least 50 per cent. of the amount of funds available under the Term Facility.

            (iii) The parties shall agree to use standard ISDA agreements as
                  Hedging Agreements.

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      (e)   BANKING BUSINESS

            Each Obligor will, and will procure that each of its Subsidiaries will:

            (i)   only maintain bank accounts with:

                  (A) those banks with which they hold accounts at the date of this agreement;

                  (B) banks which are approved by the Facility Agent (such approval not to be unreasonably withheld or delayed); or

                  (C)   any Finance Party; and

            (ii) save for facilities provided under the terms of the Senior Finance Documents, only carry on banking business with and (subject to clause 19.5(a) (Borrowings)) obtain unsecured overdraft and working capital facilities from banks approved by the Facility Agent (such approval not to be unreasonably withheld or delayed).

19.6  CONDUCT OF BUSINESS UNDERTAKINGS

      (a)   INSURANCE

            (i) Each Obligor will, and will procure that each of its Subsidiaries will effect and thereafter maintain insurances at its own expense in relation to all its assets and risks of an insurable nature with reputable insurers which:

                  (A) provide cover against such risks, and to such extent, as normally insured against by other companies owning or possessing similar assets or carrying on similar businesses; and

                  (B) shall be in amounts which would in the circumstances be prudent for those companies.

            (ii)  The Parent will:

                  (A) supply to the Facility Agent on request copies of each policy for insurance required to be maintained in accordance with clause 19.6(a)(i) or (ii) (the "POLICIES"), together with the current premium receipts relating to the policies;

                  (B) as soon as reasonably practicable, notify the Facility Agent of any material change to the insurance cover of each Obligor and each Obligor's subsidiaries; and

                  (C) as soon as reasonably practicable, notify the Facility Agent of any claim under any policy which is for, or is reasonably likely to result in a claim under that policy for, an amount in excess of EUR 775,000 (or its equivalent in other currencies).

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

      (b)   INTELLECTUAL PROPERTY

            Each Obligor will, and will procure that each of its Subsidiaries will:

            (i) ensure that it beneficially owns or has all necessary consents to use all the Intellectual Property Rights that it requires in order to conduct its business;

            (ii) observe and comply with all obligations and laws applicable to it in relation to the Intellectual Property;

            (iii) maintain and protect the Intellectual Property required for the operation of its business; and

            (iv) comply at all times with the Sale and Purchase Agreement and in particular the provisions of clause 5 of the Sale and Purchase Agreement (Droits de Propriete Intellectuelle et Signes Distinctifs/Relations Commerciales),

            in each case where not doing so could reasonably be expected to prejudice the interests of the Finance Parties under the Senior Finance Documents.

      (c)   TAXES

            Each Obligor will, and will procure that each of its Subsidiaries will, pay when due (or within any applicable time limit), all Taxes imposed upon it or any of its assets, income or profits on any transactions undertaken or entered into by it except in relation to any bona fide tax dispute (for which, if applicable, provision has been made in its accounts).

      (d)   ARM'S LENGTH TRANSACTIONS

            No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any agreement or arrangement other than on an arm's length basis.

      (e)   RING FENCING OF FINCO

            Notwithstanding any other provision of this agreement, no Obligor will (and each Obligor will procure that none of its Subsidiaries will):

            (i) make any loan to or grant any financial accommodation to Finco;

            (ii) pay any interest, principal or any other amount to, or otherwise transfer monies to Finco whatsoever (except pursuant to the High Yield Documents and the Intra-Group Bond Documents to the extent permitted by the Intercreditor Agreement);

            (iii) grant any guarantee (except the High Yield Guarantee) or
                  Security Interest or enter into any participation or purchase arrangements in relation to any obligation of Finco;

            (iv) sell, transfer, lease out, lend or otherwise dispose of any asset to Finco,

            save in each case as expressly permitted under the Intercreditor Agreement.

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

19.7  ENVIRONMENTAL UNDERTAKINGS

      Each Obligor will, and each Obligor will procure that each of its Subsidiaries will:

      (a) comply in all material respects with all Environmental Approvals and Environmental Laws applicable to it;

      (b) obtain and maintain to the satisfaction of all relevant regulatory bodies all Environmental Approvals applicable to it;

      (c) promptly upon receipt of the same notify the Facility Agent of any claim, notice or other communication served on it in relation to any Environmental Law or Environmental Approval applicable to it or if it becomes aware of any actual material variation to any Environmental Law or Environmental Approval;

      (d) promptly notify the Facility Agent of any material investment required to be made by any Group Company to maintain, acquire, renew, modify, amend, surrender or revoke any Environmental Approval or if it otherwise becomes aware of such a requirement; and

      (e) use all reasonable precautions to avoid actions which may give rise to a material liability under Environmental Law.

19.8  TRANSACTION DOCUMENT UNDERTAKINGS

      (a)   CHANGES TO ACQUISITION DOCUMENTS AND MATERIAL CONTRACTS

            The Parent will not, and will procure that none of its Subsidiaries will:

            (i) agree to any amendment or waiver of any term of any Acquisition Document or Material Contract; or

            (ii) exercise any discretion or give any consent under any Acquisition Document or Material Contract,

            in each case which could reasonably be expected to prejudice the interests of the Finance Parties under the Senior Finance Documents.

      (b)   CLAIMS UNDER ACQUISITION DOCUMENTS AND MATERIAL CONTRACTS

            The Parent will, and will use its best efforts to procure that each of its Subsidiaries will:

            (i) take all reasonable action to enforce any claim it has in relation to the warranties given under any Acquisition Document and to enforce all other material rights it may have under any Acquisition Document or Material Contract;

            (ii) notify the Facility Agent promptly of any material indemnification request made by a Group Company under an Acquisition Document or any material claim made by a Group Company under Material Contract;

            (iii) provide the Facility Agent with reasonable details of that claim and its progress; and

            (iv) notify the Facility Agent as soon as practicable upon that claim being resolved,

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

            in each case where failure to do so could reasonably be expected to prejudice the interests of the Finance Parties under the Senior Finance Documents.

      (c)   CHANGES TO EQUITY DOCUMENTS

            The Parent will not, and will procure that none of its Subsidiaries will, agree to any amendment of any term of any Equity Document which could reasonably be expected to adversely affect the interests of any Finance Party under the Senior Finance Documents.

      (d)   CHANGES TO THE HIGH YIELD DOCUMENTS AND INTRA-GROUP BOND DOCUMENTS

            The Parent will not, and will procure that Finco will not agree to any amendment of the High Yield Documents or Intra-Group Bond Documents which would conflict with any provision of the Intercreditor Agreement.

19.9  SHARE CAPITAL, DIVIDEND AND OTHER JUNIOR FINANCING ARRANGEMENT
      UNDERTAKINGS

      (a)   SHARE ISSUES

            No Obligor will, and each Obligor will procure that none of its Subsidiaries will, allot or issue any securities (valeurs mobilieres) other than:

            (i) an issue of shares by one Group Company (other than Finco) to another Group Company (other than Finco) allowing, in the case of non wholly-owned members of the Group, for proportionate issues to minority shareholders;

            (ii) an issue of shares by one Group Company (other than Finco) to any Group pension scheme or employee incentive scheme;

            (iii) any issue of shares in the Parent for the purposes of a
                  Private Equity Contribution; or

            (iv) any issue of shares with the prior consent of the Majority Lenders.

      (b)   REDEMPTION AND ACQUISITION OF OWN SHARES

            No Obligor will, and each Obligor will procure that none of its Subsidiaries will, directly or indirectly redeem, purchase, retire or otherwise acquire any shares or warrants issued by it or otherwise reduce its capital, other than:

            (i)   in favour of an Obligor;

            (ii)  where it is obliged to do so by law;

            (iii) as permitted under clause 19.9(c)(ii) (Restriction on payment of dividends);

            (iv)  as permitted under the Intercreditor Agreement; or

            (v) a reduction of capital of the Parent in the maximum of EUR 25,000,000 to be made on or before the first Drawdown Date.

      (c)   RESTRICTION ON PAYMENT OF DIVIDENDS

            (i) No Obligor will, and each Obligor will procure that none of its Subsidiaries will, declare or pay, directly or indirectly, any dividend or make any other distribution or pay any interest or other amounts, whether in cash or otherwise, on or in respect of its share capital or any class of its share capital or set apart any sum for any such purpose other than:

                  (A) by a Group Company to the Parent or another Group Company which is a Subsidiary of the Parent;

                  (B)   with the prior consent of the Majority Lenders;

                  (C)   as permitted under paragraph (ii) of this clause
                        19.9(c); or

                  (D)   as permitted under the Intercreditor Agreement.

            (ii) Notwithstanding the provisions of paragraph (i) of this clause 19.9(c), the provisions of clause 19.9(b) (Redemption and acquisition of own shares) and the provisions of clause 19.9(d) (Shareholder payments), the Parent may (x) redeem, purchase, retire or otherwise acquire any shares or warrants issued by it or otherwise reduce its capital or (y) declare or pay any dividend or make any other distribution or pay any interest or other amounts, whether in cash or otherwise, on or in respect of its share capital or any class of its share capital or set apart any sum for any such purpose or (z) make any repayment of principal of, or payment of interest on, or any other payment with respect to any shareholder investment by way of indebtedness in the Parent (each such transaction described in (x), (y) and (z) above being referred to as a "RESTRICTED PAYMENT") if a the time the Parent makes any such Restricted Payment:

                  (A) no Major Default (as defined below) shall have occurred and be continuing (or would result therefrom);

                  (B) the aggregate amount of such Restricted Payment and all other Restricted Payments made in any Financial Year is not greater than 50 per cent. of the Consolidated Net Income for the immediately preceding Financial Year;

                  (C)   such Restricted Payment is legally permitted;

                  (D) such Restricted Payment is not prohibited by the provisions of sub-paragraph (B)(1) of the definition of "Permitted Controlling Investors" in paragraph (iii) of clause 11.3(b) (Sale, Change of Control and Listing); and

                  (E) such Restricted Payment is not suspended by the Intercreditor Agreement.

                  For the avoidance of doubt, the reduction of capital of the Parent referred to in paragraph (v) of clause 19.9(b) (Redemption and acquisition of own shares) shall not be a Restricted Payment for the purpose of this clause 19.9(c)(ii).

                  For the purposes of this clause 19.9(c)(ii):

                  "CONSOLIDATED NET INCOME" means, for any period, the net income (loss) of the Group determined in accordance with French gaap and Approved Accounting Principles, provided that the following items will not be included in the Consolidated Net Income: (1) amortisation of goodwill, (2) depreciation of assets that have been revaluated in connection with the Acquisition, and (3) to the extent reflected in the consolidated net income, the effect of any non-cash items resulting from any write-up, write-down or write-off of assets of the Group in connection with the Acquisition or any future acquisition; and

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

                  "MAJOR DEFAULT" means:

                  (1) the failure by any Obligor to pay any amount payable by it under any Senior Finance Document on the due date for payment thereof;

                  (2)   any of the obligations of the Obligors under clause
                        19.11 (Financial covenants) is not complied with;

                  (3) the occurrence of any of the Events of Default specified is clause 20.1(d)(Invalidity and unlawfulness);

                  (4) the occurrence of any of the Events of Default specified in clauses 20.1(e) (Insolvency) to 20.1(k) (Similar events elsewhere);

                  (5) the occurrence of any of the Events of Default specified in clause 20.1(o) (Cross Default);

                  (6) the occurrence of any of the Events of Default specified in clause 20.1(v) (Material adverse effect); or

                  (7) a notice to the Parent is outstanding under clause 20.2 (Cancellation and repayment).

      (d)   SHAREHOLDER PAYMENTS

            No Obligor will, and each Obligor will procure that none of its Subsidiaries will, make any repayment of principal of, or payment of interest on, or any other payment with respect to any shareholder investment by way of indebtedness in the Parent, other than:

            (i) as permitted under clause 19.9(c)(ii)) (Restriction on payment of dividends); or

            (ii)  with the prior consent of the Majority Lenders.

      (e)   PAYMENTS TO MEMBERS

            No Obligor will, and each Obligor will procure that none of its Subsidiaries will, make any payment to its members by way of management, royalty or similar fee unless that payment is in relation to services actually provided on arm's length commercial terms or is otherwise permitted under the Senior Finance Documents.

      (f)   CASH MOVEMENT

            No Obligor will, and each Obligor will procure that none of its Subsidiaries will, be a party to any contractual or similar restriction (except as set out in any Senior Finance Document, any High Yield Document or any Intra-Group Bond Document) by which any Group Company is prohibited from making loans, transferring assets or making any payment of dividends, distributions of income or other amounts.

      (g)   INTRA-GROUP BOND DOCUMENTS AND HIGH YIELD DOCUMENTS

            No Obligor will, and each Obligor will ensure that none of its Subsidiaries will, make any repayment of principal or payment of interest or of any amount under any of the High Yield

            Documents and Intra-Group Bond Documents, other than as permitted under the Intercreditor Agreement.

19.10 INFORMATION AND ACCOUNTING UNDERTAKINGS

      (a)   DEFAULTS

            Each Obligor will notify the Facility Agent forthwith upon becoming aware of the occurrence of a Default and will from time to time on request (with a reasonable period between requests) supply the Facility Agent with a certificate signed by its mandataire social certifying that no Default has occurred and is continuing or, if that is not the case, setting out details of any Default which is outstanding and the action taken or proposed to be taken to remedy it.

      (b)   BOOKS OF ACCOUNT AND AUDITORS

            Each Obligor will, and will procure that each of its Subsidiaries will:

            (i)   keep proper books of account relating to its business; and

            (ii) have as its auditors any one of Deloitte & Touche, Ernst & Young, KPMG, PricewaterhouseCoopers, Mazars, RSM Salustro Reydel or Grant Thorton (or such other firm as the Facility Agent shall approve (such approval not to be unreasonably withheld or delayed)) (except in the case of a Partly Owned Storage and Logistics Company which, as at the Signing Date, has a different firm of auditors and, pursuant to the shareholder agreement or constitutional documents relating to that Partly Owned Storage and Logistics Company, the Group Company which holds a direct equity interest in that Partly Owned Storage and Logistics Company is not entitled to procure a change of those existing auditors).

      (c)   FINANCIAL STATEMENTS

            The Parent will deliver to the Facility Agent (with sufficient copies for each of the Lenders if requested):

            (i) as soon as available, and in any event within 120 days after the end of each Financial Year (and at the latest on 15 July 2003 in respect of the Financial Year ending on 31 March
                  2003), copies of:

                  (A) the audited consolidated accounts of the Group as at the end of and for that Financial Year, including a profit and loss account, balance sheet, cash flow statement and directors and auditors' report on those accounts; and

                  (B) the audited accounts of each Obligor for that Financial Year;

            (ii) as soon as available, and in any event within 60 days of the end of the first Accounting Half-Year in each Financial Year, copies of the unaudited consolidated management accounts of the Group as at the end of and for that Accounting Half-Year, including, both for the 6 month period comprising such Accounting Half-Year and for the aggregate 12 month period comprising such Accounting Half-Year and the immediately preceding Accounting Half-Year, a profit and loss account, balance sheet, cash flow statement and management commentary for the Group, in such form as the Facility Agent may reasonably require;

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

            (iii) no less than ten days before the beginning of each Financial
                  Year, the Operating Budget for that Financial Year, in such form as the Facility Agent may reasonably require,

            which accounts, Operating Budget and update to the Operating Budget shall, in each case, have been approved by the chief financial officer of the Parent.

      (d)   COMPLIANCE CERTIFICATES

            (i) Each of the Annual Accounts and Half-Year Accounts must be accompanied by a certificate signed by the chief financial officer and (in the case of the Annual Accounts only) the mandataire social of the Parent, which shall:

                  (A) certify whether or not, as at the date of the relevant accounts, the Parent was in compliance with the financial covenants contained in clause 19.11 (Financial covenants) and contain reasonably detailed calculations; and

                  (B) confirm that, as at the date of that certificate, no Event of Default is outstanding and, to best of knowledge after due and careful inquiry, no Potential Event of Default is outstanding.

            (ii) Each of the Annual Accounts must be accompanied by a certificate from the Auditors which shall be in a form substantially in schedule 7.

      (e)   APPROVED ACCOUNTING PRINCIPLES

            All accounts of any Group Company delivered to the Facility Agent under this agreement shall be prepared in accordance with the Approved Accounting Principles. If there is a change in the Approved Accounting Principles after the date of this agreement:

            (i)   the Parent shall as soon as practicable advise the Facility
                  Agent;

            (ii) following request by the Facility Agent, the Parent and the Facility Agent shall negotiate in good faith with a view to agreeing any amendments to clauses 19.11 (Financial covenants) and 19.12 (Financial definitions) which are necessary to give the Lenders comparable protection to that contemplated by those clauses at the date of this agreement;

            (iii) if amendments satisfactory to the Majority Lenders are agreed by the Parent and the Facility Agent within 30 days of that notification to the Facility Agent, those amendments shall take effect in accordance with the terms of that agreement; and

            (iv) if amendments satisfactory to the Majority Lenders are not so agreed within 30 days then, within 15 days after the end of that 30 day period, the Parent shall either:

                  (A) deliver to the Facility Agent, in reasonable detail and in a form satisfactory to the Facility Agent, details of all any adjustments which need to be made to the relevant accounts in order to bring them into line with the Approved Accounting Principles as at the date of this agreement; or

                  (B) ensure that the relevant accounts are prepared in accordance with the Approved Accounting Principles as at the date of this agreement.

      (f)   MANAGEMENT MEETINGS

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

            The Facility Agent shall be entitled to call for meetings with the chief executive officer and/or the chief financial officer of the Parent and/or Antargaz twice in each Financial Year to discuss financial information delivered under clause 19.10(c) (Financial statements) on reasonable prior notice and at times reasonably convenient to the chief executive officer and/or chief financial officer.

      (g)   ACCOUNTING REFERENCE DATE AND TAX CONSOLIDATION

            (i) The Parent shall not change its Financial Year end without the prior consent of the Facility Agent. The Parent shall procure that the financial year end of each of its Subsidiaries is the same as the Financial Year end (except, in the case of a Partly Owned Storage and Logistics Company which, as at the Signing Date, has a different financial year end and, pursuant to the terms of the shareholders agreement or constitutional documents relating to that Partly Owned Storage and Logistics Company, the Group Company which holds a direct equity interest in that Partly Owned Storage and Logistics Company is not entitled to procure a change of that existing financial year end).

            (ii) Each Obligor undertakes to procure that the consolidated tax group status (integration fiscale) of the Parent and each of its Subsidiaries which fulfils the conditions for inclusion in the consolidated tax group of the Parent will continue for so long as any Obligor has any obligation under any Senior Finance Document.

      (h)   INVESTIGATIONS

            (i) If the Majority Lenders have reasonable grounds for believing that either:

                  (A) any accounts or calculations provided under this agreement are inaccurate or incomplete in any material respect; or

                  (B) the Parent is, or may in future be, in breach of any of its obligations under clause 19.11 (Financial covenants),

                  then the Parent will at its own expense, if so required by the Facility Agent, instruct the Auditors (or other firm of accountants selected by the Facility Agent) to discuss the financial position of the Group with the Facility Agent and to disclose to the Facility Agent and the Lenders (and provide copies of) such information as the Facility Agent may reasonably request regarding the financial condition and business of the Group.

            (ii) If, having taken the steps in sub-paragraph (i) above, the Majority Lenders request, the Facility Agent may instruct the Auditors (or other firm of accountants selected by the Facility Agent) to carry out an investigation at the Parent's expense into the affairs, the financial performance and/or the accounting and other reporting procedures and standards of the Group, and the Parent will procure that full co-operation is given to the Auditors or other firm of accountants so selected.

      (i)   OTHER INFORMATION

            The Parent will promptly deliver to the Facility Agent for distribution to the Lenders:

            (i) details of any material litigation, arbitration, administrative or regulatory proceedings relating to it or any of its Subsidiaries;

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

            (ii) details of any material labour dispute affecting it or any of its Subsidiaries;

            (iii) at the same time as it is sent to its creditors, any other material document or information sent to any class of its creditors generally (excluding for this purpose creditors which are Group Companies) including all material documents or information provided by the Issuer or Finco to the High Yield Trustee or to the holders of the High Yield Notes;

            (iv) any other information relating to the financial condition or operation of any Group Company which the Facility Agent may from time to time reasonably request;

            (v) details of any breach of the provisions of any Transaction Document of which it is aware; and

            (vi) copies of any notice given or received under the Transaction Documents.

19.11 FINANCIAL COVENANTS

      The Parent undertakes that it will procure that:

      (a)   LEVERAGE

            The ratio of Total Net Debt as at each Testing Date set out in the table below to EBITDA for the Testing Period ending on that Testing Date shall not exceed A:1 as at that Testing Date, where A has the value set out in the table below opposite that Testing Date.

      (b)   NET INTEREST COVER

            The ratio of EBITDA to Net Interest for each Testing Period ending on a Testing Date set out in the table below shall not be less than B:1; where B has the value set out in the table below opposite that Testing Date.

      (c)   COVENANT RATIOS

            The table referred to in clauses 19.11(a) (Leverage) and (b) (Net interest cover) is the following:

   TESTING DATE                          A            B
------------------                    --------     --------
30 September, 2003                    3.50 : 1     3.50 : 1
31 March, 2004                        3.50 : 1     3.50 : 1
30 September, 2004                    3.50 : 1     3.50 : 1
31 March, 2005                        3.25 : 1     3.50 : 1
30 September, 2005                    3.25 : 1     3.50 : 1
31 March, 2006                        3.25 : 1     3.50 : 1
30 September, 2006                    3.25 : 1     3.50 : 1
31 March, 2007                        3.00 : 1     4.00 : 1
30 September, 2007                    3.00 : 1     4.00 : 1

   TESTING DATE                          A            B
------------------                    --------     --------
31 March, 2008                        3.00 : 1     4.00 : 1

19.12 FINANCIAL DEFINITIONS

      For the purposes of clause 19.11 (Financial covenants):

      "CASH" means cash at bank credited to an account in the name of a Group Company with an Eligible Lender and to which that Group Company is beneficially entitled which is repayable on demand (or within 30 days of demand) without condition;

      "CASH EQUIVALENTS" means marketable debt securities with a maturity of three months or less and with a short-term debt rating of at least A1 + granted by Standard & Poor's Ratings Group (a division of The McGraw Hill Companies, Inc.) or Pl granted by Moody's Investors Services, Inc. to which a Group Company is beneficially entitled, and which can be realised by that Group Company without any significant delay;

      "EBITDA" means the consolidated profit of the Group for the relevant Testing Period:

      (a) before any deduction of corporation tax or other Taxes on income or gains;

      (b)   before any deduction for Interest Payable;

      (c) before, with respect only to Testing Periods during which interest payments were made under the Investor Bonds, any deduction of interest on the Investor Bonds;

      (d)   after deducting (to the extent otherwise included) Interest
            Receivable;

      (e)   excluding extraordinary items;

      (f) after deducting (to the extent otherwise included) the amount of profit (or adding back the amount of loss) of:

            (i) any Group Company (other than the Parent) which is attributable to any third party (other than a Group Company) which is a shareholder in that Group Company; and

            (ii) any company or other person which is not a Group Company but whose profits or losses are taken into account in the calculation of the consolidated profit of the Group for that Testing Period;

      (g) after adding back or deducting, as the case may be, the amount of any loss or gain against book value arising on a disposal of any asset (other than stock disposed of in the ordinary course of trading) during that Testing Period, to the extent included in arriving at EBITDA for that Testing Period;

      (h) before deducting amortisation of any goodwill or any intangible assets;

      (i)   before deducting any depreciation on fixed assets;

      (j)   before amortisation of any Acquisition Costs; and

      (k) after adding back or deducting, as the case may be, the variation of any provision during that Testing Period which does not have any cash impact;

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

      For the avoidance of doubt, "EBITDA" shall not be reduced by the Refinancing Costs incurred and paid by the Group during that Testing Period;

      "ELIGIBLE LENDER" means any bank or financial institution with a short-term debt rating of at least A1 granted by Standard & Poor's Ratings Group (a division of the McGraw Hill Companies, Inc.) or P1 granted by Moody's Investors Services, Inc.;

      "INTEREST" means interest and amounts in the nature of interest paid or payable in relation to any Financial Indebtedness including:

      (a)   the interest element of finance leases;

      (b) discount and acceptance fees payable (or deducted) in relation to any Financial Indebtedness;

      (c) fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Financial Indebtedness and is issued by a third party on behalf of a Group Company (but excluding Refinancing Costs);

      (d) repayment and prepayment premiums payable or incurred in repaying or prepaying any Financial Indebtedness; and

      (e) commitment, utilisation and non-utilisation fees payable or incurred in relation to Financial Indebtedness (but excluding Refinancing Costs);

      "INTEREST PAYABLE" means the total of:

      (a) Interest accrued (whether or not paid or capitalised) during the relevant Testing Period; and

      (b) the amount of the discount element of any Financial Indebtedness amortised during that Testing Period,

      as an obligation of any Group Company during that period and adjusted for amounts payable and receivable under Derivative Instruments entered into for the purposes of managing or hedging interest rate risk;

      "INTEREST RECEIVABLE" means the amount of Interest accrued (including interest and/or dividends received by the Group during the relevant Testing Period under Cash Equivalent investments) due to Group Companies (other than by other Group Companies) during the relevant Testing Period which is freely available to meet the Group's payment obligations;

      "NET INTEREST" means Interest Payable less Interest Receivable during the relevant Testing Period;

      "TESTING DATE" means the date specified in the relevant table as the date as at (or to) which a particular financial ratio is being tested;

      "TESTING PERIOD" means, subject to clause 19.14 (Calculation adjustments) each period which corresponds to the annual accounting reference period of the Parent or two consecutive Accounting Half-Years and ending on or about a Testing Date;

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      "TOTAL NET DEBT" means, at any time, the aggregate outstanding principal or capital amount of all Financial Indebtedness of the Group calculated on a consolidated basis less Cash and Cash Equivalents owned by Group Companies, except that:

      (a) in the case of any finance lease only the capitalised value of that finance lease (as determined in accordance with the Approved Accounting Principles) shall be included;

      (b) in the case of any guarantee referred to in the definition of Financial Indebtedness in clause 1.1 (Definitions), the amount of that guarantee shall not be included, to the extent it relates to
            (a) indebtedness of another Group Company already included in the calculation of Total Net Debt, or (b) bank guarantees (cautions bancaires) issued to French tax authorities to secure the liabilities of any Group Company under tax reassessments in respect of French professional tax (taxe professionnelle), to the extent that such liabilities are fully guaranteed by the Vendors under the provisions of the Warranty Agreement;

      (c) any Financial Indebtedness arising under any Private Equity Contribution shall be excluded; and

      (d)   any amount drawn under the Revolving Facility shall be excluded.

19.13 CALCULATION

      (a) The covenants contained in clause 19.11 (Financial covenants) will be tested by reference to the Annual Accounts and the Half-Year Accounts for the relevant Testing Period.

      (b) If the Annual Accounts are not available when any covenant referred to in clause 19.13(a) is tested, but when those Annual Accounts become available, they show that the figures in any relevant Half-Year Accounts utilised for any such calculation cannot have been substantially accurate, the Facility Agent may require such adjustments to the calculations made or to be made which it, in its sole discretion, considers appropriate to rectify that inaccuracy and compliance with the covenants in clause 19.11 (Financial covenants) will be determined by reference to those adjusted figures.

      (c) The components of each definition used in clause 19.11 (Financial covenants) will be calculated in accordance with the Approved Accounting Principles, as varied by this agreement.

      (d) For the avoidance of doubt, for the purpose of calculating the ratios referred to in clause 19.11 (Financial Covenants), each component of such ratios shall not double-count the same amount in the same calculation.

19.14 CALCULATION ADJUSTMENTS

      For the purpose of determining compliance with the financial covenants in clause 19.11(a) (Leverage) and 19.11(b) (Net interest cover) if the Group acquires a company or companies (having obtained any necessary consent under this agreement to do so), until the first Testing Date which falls more than 12 months after the relevant company or companies became Subsidiaries of the Parent, the results of such company or companies will be deemed included with those of the rest of the Group for the full duration of the relevant Testing Period as if such company or companies had become a Group Company at the commencement of the Testing Period. Any necessary aggregation of their results will be confirmed by the Auditors and will not include any synergy benefits expected (save as provided in the definition of Permitted Acquisition in clause 1.1 (Definitions)) to be achieved as a result of the acquisition of such company or companies.

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20.   EVENTS OF DEFAULT

20.1  LIST OF EVENTS

      Each of the events set out in this clause 20.1 constitutes an Event of Default, whether or not the occurrence of the event concerned is outside the control of any Group Company.

      (a)   PAYMENT DEFAULT

            Any Obligor fails to pay within five Business Days' of the due date any amount payable by it under any Senior Finance Document at the place at which and in the currency in which it is expressed to be payable.

      (b)   BREACH OF OTHER OBLIGATIONS

            (i) Any Obligor fails to comply with any of its obligations under clauses 19.3 (Disposals and security undertakings) to 19.5 (Financing arrangement undertakings) (inclusive) (except clause 19.5(e)) or 19.11 (Financial covenants) (whether or not the relevant obligation is enforceable against that Group Company).

            (ii) Any Group Company fails to comply with any of its obligations under any Senior Finance Document (whether or not the relevant obligation is enforceable against that Group Company), other than those specified in clause 20.1(a) (Payment default) or clause 20.1(b)(i) and, if that failure is in the opinion of the Facility Agent capable of remedy, it is not remedied within 15 Business Days of the earlier of:

                  (A)   the Facility Agent notifying the Parent of that default;
                        and

                  (B)   any Group Company becoming aware of the relevant matter.

      (c)   MISREPRESENTATION

            Any representation, warranty or statement which is made by any Group Company in any Senior Finance Document or is contained in any certificate, statement or notice provided under or in connection with any Senior Finance Document is incorrect in any material respect when made (or when deemed to be made or repeated) and, if the circumstances giving rise to that default are in the opinion of the Facility Agent capable of remedy, they are not remedied within 15 Business Days of the earlier of:

            (i)   the Facility Agent notifying the Parent of that default; and

            (ii)  any Group Company becoming aware of the relevant matter.

      (d)   INVALIDITY AND UNLAWFULNESS

            (i) Any provision of any Senior Finance Document is or becomes invalid or unenforceable for any reason or is repudiated or the validity or enforceability of any provision of any Senior Finance Document is contested by any person or any party to any Senior Finance Document (other than a Finance Party) denies the existence of any liability or obligation on its part under any Senior Finance Document.

            (ii) It is or becomes unlawful under any applicable jurisdiction for any Group Company to perform any of its obligations under any Senior Finance Document.

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            (iii) Any act, condition or thing required to be done, fulfilled or performed in order to:

                  (A) enable any Group Company lawfully to enter into, exercise its rights under and perform the obligations expressed to be assumed by it under any Senior Finance Document, any High Yield Document and any Intra-Group Bond Document to which it is party;

                  (B) ensure that the obligations expressed to be assumed by any Group Company under any Senior Finance Document, any High Yield Document and any Intra-Group Bond Document to which it is party are legal, valid and binding;

                  (C) make each any Senior Finance Document, any High Yield Document and any Intra-Group Bond Document admissible in evidence in the courts of France or the jurisdiction in which any Group Company is incorporated; and

                  (D) create the security constituted by the Security Documents to which any Group Company is party,

                  is not done, fulfilled or performed.

      (e)   INSOLVENCY

            (i) Any Group Company stops or suspends or threatens, or announces an intention to stop or suspend, payment of its debts (including cessation des paiements, whether pursuant to article L621-1 of the New French Commercial Code or otherwise).

            (ii) Any Group Company is, for the purpose of any applicable law, deemed to be unable, or admits its inability, to pay its debts as they fall due or becomes insolvent or a moratorium (sursis de paiements) is declared in relation to any indebtedness of any Group Company.

      (f)   RECEIVERSHIP AND ADMINISTRATION

            (i) Any encumbrancer takes possession of, or a receiver or administrator or similar officer (a conciliateur or an administrateur provisoire or a mandataire ad hoc) is appointed over or in relation to, all or any part of the assets of any Group Company.

            (ii) A petition is presented, a meeting is convened, an application is made or any other step is taken for the purpose of appointing an administrator or receiver or other similar officer (a conciliateur or an administrateur provisoire or a mandataire ad hoc) of, or for the making of an administration order in relation to any Group Company, in each case unless such proceedings are discharged or stayed within 15 days.

      (g)   COMPOSITIONS AND ARRANGEMENTS

            (i) Any Group Company convenes a meeting of its creditors generally or proposes or makes any arrangement or composition with, or any assignment for the benefit of, its creditors generally.

            (ii) Any Group Company proposes or enters into any negotiations for or in connection with the rescheduling, restructuring or re-adjustment of any indebtedness by reason of, or with a view to avoiding, financial difficulties.

      (h)   WINDING UP

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            (i)   Any meeting of any Group Company is convened for the purpose of considering any resolution for (or to petition for) its winding up (liquidation judiciaire or amiable) or passes such a resolution (other than as a result of a permitted amalgamation).

            (ii) A petition is presented for the winding up of any Group Company which is not discharged or stayed within 21 days.

            (iii) An order is made for the winding up of any Group Company.

      (i)   ATTACHMENT OR PROCESS

            A creditor attaches or takes possession of (mesure de saisie) or a distress, execution, (execution forcee), sequestration or other process is levied or enforced upon or sued out against all or any part of the assets the aggregate value of which exceeds EUR 1,525,000 (or its equivalent in other currencies) of any Group Company in each case unless such proceedings are discharged or stayed within 21 days.

      (j)   SUSPENSION OF PAYMENTS

            Any order is made, any resolution is passed or any other action is taken for the suspension of payments, protection from creditors or bankruptcy of any Group Company.

      (k)   SIMILAR EVENTS ELSEWHERE

            There occurs in relation to any Material Company or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject any event which appears to the Facility Agent to correspond in that country or territory with any of those mentioned in clauses 20.1(e) (Insolvency) to 20.1(j) (Suspension of payments) (inclusive).

      (l)   CESSATION OF BUSINESS

            The Parent or any Material Company ceases, or threatens or proposes to cease to carry on all or a substantial part of its business (cessation totale ou partielle de l'entreprise).

      (m)   COMPULSORY ACQUISITION

            All or any part of the assets of the Parent or any Material Company are seized, nationalised, expropriated or compulsorily acquired by, or by the order of, any central or local governmental authority in relation to which full market value compensation is not paid.

      (n)   SECURITY INTERESTS

            Any Security Interest affecting the business, undertaking or any of the assets of the Parent or any Material Company and securing indebtedness exceeding EUR 775,000 (or its equivalent in other currencies) in aggregate becomes enforceable and steps are taken to enforce the same which are not withdrawn or stayed within 30 days.

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      (o)   CROSS DEFAULT

            (i) Any Financial Indebtedness of any Group Company or Group Companies exceeding EUR 1,525,000 (or its equivalent in other currencies) in aggregate:

                  (A) is not paid when due or within any originally applicable grace period in any agreement relating to that Financial Indebtedness; or

                  (B) becomes due and payable (or capable of being declared due and payable) before its normal maturity or is placed on demand (or any commitment for any such indebtedness is cancelled or suspended) by reason of a default or event of default (however described).

            (ii) Any event of default (howsoever described) occurs under any of the High Yield Documents or Intra-Group Bond Documents.

      (p)   LITIGATION

            Any litigation, arbitration or administrative proceeding is commenced by or against any Group Company which is reasonably likely to be resolved against the relevant Group Company and, if so resolved, could reasonably be expected to have a Material Adverse Effect.

      (q)   INTERCREDITOR BREACH

            Any Obligor or an Intra-Group Creditor (as defined in the Intercreditor Agreement) fails to comply with its obligations under the Intercreditor Agreement or the Intercreditor Agreement ceases to be binding upon any such party for whatever reason, in each case in a manner which could reasonably be expected to prejudice the interests of the Finance Parties under the Senior Finance Documents.

      (r)   REGULATORY PROCEEDINGS

            Any regulatory or other proceedings are instigated by any competition or similar authority (including the European Commission) as a result of the Transaction Documents having been entered into or implemented and the same has, or could reasonably be expected to have, a Material Adverse Effect.

      (s)   AUDITORS' QUALIFICATION

            The Auditors qualify their report on any Annual Accounts in any manner which could reasonably be expected to prejudice the interests of the Finance Parties under the Senior Finance Documents.

      (t)   MATERIAL CONTRACTS

            (i) Any Material Contract is terminated or otherwise ceases to be in full force and effect (other than on expiry under its terms, as in force at the date of this agreement).

            (ii) Any amendment is made to any Material Contract without the prior consent of the Majority Lenders which could reasonably be expected to be materially adverse to the interests of the Finance Parties under the Senior Finance Documents.

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            (iii) Any Group Company breaches any term of or repudiates any of its obligations under any Material Contract the result of which could reasonably be expected to be materially adverse to the interests of the Finance Parties under the Senior Finance Documents.

      (u)   TAX CONSOLIDATION

            The Group loses, for whatever reason (including as a result of any change of law or interpretation in law) the benefit of the tax consolidation regime (integration fiscale) for the Group, unless, within 30 days of the occurrence of the relevant event causing the loss of the tax consolidation regime, the Parent has provided written details to the Facility Agent of a solution to that loss which is satisfactory to the Majority Lenders (acting reasonably).

      (v)   MATERIAL ADVERSE EFFECT

            At any time there occurs any event or default not mentioned in any of the provisions of this clause 20.1 which, in the opinion of the Majority Lenders, could reasonably be expected to have a Material Adverse Effect.

20.2  CANCELLATION AND REPAYMENT

      Subject to Clause 20.3 (Certain Funds Period), at any time after the occurrence of an Event of Default (and for so long as it is continuing), the Facility Agent may, and will if so directed by the Majority Lenders, by notice to the Parent do all or any of the following, in addition and without prejudice to any other rights or remedies which it or any other Finance Party may have under any other Senior Finance Document:

      (a) terminate the availability of the Facilities, whereupon the Facilities shall cease to be available for drawing, the undrawn portion of the Commitments of each of the Lenders shall be cancelled and no Lender shall be under any further obligation to make Advances or issue Bank Guarantees; and/or

      (b) declare all or any Advances, accrued interest on those Advances and any other amounts then payable under any Senior Finance Document to be immediately due and payable, whereupon those amounts shall become so due and payable; and/or

      (c) declare all or any Advances to be payable on demand, whereupon those Advances shall become payable on demand; and/or

      (d) require the provision of cash cover in relation to all or any outstanding Contingent Liabilities, whereupon each Borrower shall immediately provide cash cover in an amount equal to the total Contingent Liability of the Lenders under all Bank Guarantees issued for the account of the Borrowers.

20.3  CERTAIN FUNDS PERIOD

      Once the conditions precedent under clause 4.1 (Initial conditions precedent) have been satisfied, the Lenders shall only be entitled to decline to make available any Advance or to exercise any rights of rescission, cancellation or termination, whether pursuant to Clause 20.2 (Cancellation and Repayment) or otherwise or any rights of set-off or counterclaim under the Finance Documents in respect of any Advance the purpose of which is to fund the Refinancing during the Certain Funds Period, by reason of:

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      (a)   any Sale, Listing or Change of Control (each as described in clause
            11.3 (Sale, Change of Control, Listing) occurs;

      (b) an Obligor cancelling, rescinding or purporting to rescind the Facilities (including, without limitation, under clause 11.8 (Cancellation of Term Facility) or 11.9 (Cancellation of Revolving Facility)) in the case of any cancellation to the extent of the amount so cancelled;

      (c) any breach of the representations and warranties contained in clauses 18.2 (Incorporation) (to the extent that the breach of such clause 18.2 (Incorporation) relates to an Obligor), 18.3 (Power and capacity) or 18.4 (Authorisation);

      (d) any breach of the undertaking contained in clauses 19.2(c) (Amalgamations), 19.2(h) (Pari-passu ranking), 19.4 (Acquisitions and investment undertakings) (to the extent that such breach of that clause could reasonably be expected to have a Material Adverse Effect), 19.5(a) (Borrowings) (to the extent that such breach of that clause could reasonably be expected to have a Material Adverse Effect), 19.5(b) (Guarantees) (to the extent that such breach of that clause could reasonably be expected to have a Material Adverse Effect), 19.5(c) (Loans) (to the extent that such breach of that clause could reasonably be expected to have a Material Adverse Effect), 19.6(e) (Ring Fencing of Finco), 19.8(a) (Changes to Acquisition Documents and Material Contracts), 19.8(c) (Changes to Equity Documents), 19.8(d) (Changes to High Yield Documents and Intra-Group Documents) or 19.9 (Share capital, dividend and other junior financing arrangement undertakings),

      (e) any of the Events of Default referred to in clause 20.1(d) (Invalidity and unlawfulness) occurring and is continuing by reason of circumstances relating to the Parent only or as a result of a change of any law or regulation occurring during the Certain Funds Period;

      (f) any of the Events of Default referred to in clauses 20.1(e) (Insolvency) to 20.1(k) (Similar events elsewhere) occurring and is continuing;

      (g) any of the events described in clause 14.2 (Illegality) occurs as a result of a change of any law or regulation occurring during the Certain Funds Period; or

      (h) the Event of Default referred to in clause 20.1(v) (Material Adverse Effect) occurring and is continuing on 30 June 2003 and the Facility Agent has notified the Parent of the termination of the Facility on that ground pursuant to clause 20.2 (Cancellation and repayment) by facsimile before 10:00 a.m. on 30 June 2003.

21.   THE AGENTS AND THE OTHER FINANCE PARTIES

21.1  AGENTS' APPOINTMENT

      (a)   Each Lender:

            (i) appoints Credit Lyonnais as Facility Agent to act as its agent under and in connection with the Senior Finance Documents and as Security Agent to act as its security agent for the purposes of the Security Documents; and

            (ii) irrevocably authorises each Agent for and on its behalf to exercise the rights, powers and discretions which are specifically delegated to it by the terms of the Senior Finance Documents, together with all rights, powers and discretions which are incidental thereto and to give a good discharge for any monies payable under the Senior Finance Documents.

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      (b)   Each Agent will act solely as agent for the Lenders in carrying out its functions as agent under the Senior Finance Documents and will exercise the same care as it would in dealing with a credit for its own account.

      (c) The relationship between the Lenders and each Agent is that of principal and agent only. No Agent shall have, nor be deemed to have, assumed any obligations to, or trust or fiduciary relationship with, the other Finance Parties or any Obligor, other than those for which specific provision is made by the Senior Finance Documents.

21.2  AGENTS' DUTIES

      Each Agent shall:

      (a) send to each Lender details of each communication delivered to the Agent by an Obligor for that Lender under any Senior Finance Document as soon as reasonably practicable after receipt;

      (b) subject to those provisions of this agreement which require the consent of all the Lenders, act in accordance with any instructions from the Majority Lenders or, if so instructed by the Majority Lenders, refrain from exercising a right, power or discretion vested in it under any Senior Finance Document;

      (c) have only those duties, obligations and responsibilities expressly specified in the Senior Finance Documents; and

      (d) without prejudice to clause 21.6(c) (Communications and information), promptly notify each Lender:

            (i) of any Default which occurs under clause 20.1(a) (Payment default); and

            (ii) if the Agent receives notice from an Obligor referring to this agreement, describing a Default and stating that the circumstance described is a Default.

21.3  AGENTS' RIGHTS

      Each Agent may:

      (a) perform any of its duties, obligations and responsibilities under the Senior Finance Documents by or through its personnel, delegates or agents (on the basis that each Agent may extend the benefit of any indemnity received by it under this agreement to its personnel, delegates or agents);

      (b) except as expressly provided to the contrary in any Senior Finance Document, refrain from exercising any right, power or discretion vested in it under the Senior Finance Documents until it has received instructions from the Majority Lenders or, where relevant, all the Lenders;

      (c) unless it has received notice to the contrary, treat the Lender which makes available any portion of a Drawing as the person entitled to repayment of that portion;

      (d) refrain from doing anything which would or might in its opinion be contrary to any law, regulation or judgement of any court of any jurisdiction or otherwise render it liable to any person and may do anything which is in its opinion necessary to comply with any such law, regulation or judgement;

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      (e)   assume that no Default has occurred, unless an officer of that Agent while active on the account of the Parent acquires actual knowledge to the contrary;

      (f) refrain from taking any step (or further step) to protect or enforce the rights of any Lender under any Senior Finance Document until it has been indemnified and/or secured to its satisfaction against all losses, (including legal fees) which it would or might sustain or incur as a result;

      (g) rely on any communication or document believed by it to be genuine and correct and to have been communicated or signed by the person to whom it purports to be communicated or by whom it purports to be signed;

      (h) rely as to any matter of fact which might reasonably be expected to be within the knowledge of any Group Company in a statement by or on behalf of that Group Company;

      (i) obtain and pay for any legal or other expert advice or services which may seem necessary or desirable to it and rely on any such advice;

      (j) accept without enquiry any title which an Obligor may have to any asset intended to be the subject of the security created by the Security Documents; and

      (k) hold or deposit any title deeds, Security Documents or any other documents in connection with any of the assets charged by the Security Documents with any banker or banking company or any company whose business includes undertaking the safe custody of deeds or documents or with any lawyer or firm of lawyers and it shall not be responsible for or be required to insure against any loss incurred in connection with any such holding or deposit and it may pay all amounts required to be paid on account or in relation to any such deposit.

21.4  EXONERATION OF THE ARRANGER AND THE AGENTS

      None of the Arranger, the Agents or any of their respective personnel or agents shall be:

      (a) responsible for the adequacy, accuracy or completeness of any representation, warranty, statement or information in the Syndication Memorandum, any Senior Finance Document or any notice or other document delivered under any Senior Finance Document;

      (b) responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of any Senior Finance Document;

      (c) obliged to enquire as to the occurrence or continuation of a Default or as to the accuracy or completeness of any representation or warranty made by any Obligor under any Senior Finance Document;

      (d) responsible for any failure of any Obligor or any of the Lenders duly and punctually to observe and perform their respective obligations under any Senior Finance Document;

      (e) responsible for the consequences of relying on the advice of any professional advisers selected by any of them in connection with any Senior Finance Document;

      (f) liable for acting (or refraining from acting) in what it believes to be in the best interests of the Lenders in circumstances where it has been unable, or it is not practicable, to obtain the instructions of the Lenders or the Majority Lenders (as the case may be); or

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      (g)   liable for anything done or not done by it under or in connection with any Senior Finance Document, save in the case of its own gross negligence or wilful misconduct or by a material breach of any of its Obligations under the Senior Finance Documents.

21.5  THE ARRANGER AND THE AGENTS INDIVIDUALLY

      (a) If it is a Lender, the Arranger and each of the Agents shall have the same rights and powers under the Senior Finance Documents as any other Lender and may exercise those rights and powers as if it were not also acting as an Arranger or an Agent.

      (b)   The Arranger and the Agents may:

            (i) retain for its own benefit and without liability to account any fee or other amount receivable by it for its own account; and

            (ii) accept deposits from, lend money to, provide any advisory, trust or other services to or engage in any kind of banking or other business with any party to this agreement or any subsidiary of any party (and, in each case, may do so without liability to account).

21.6  COMMUNICATIONS AND INFORMATION

      (a) All communications to an Obligor in connection with the Senior Finance Documents are to be made by or through the Facility Agent. Each Finance Party will notify the Facility Agent of, and provide the Facility Agent with a copy of, any communication between that Finance Party, an Obligor or any other Finance Party on any matter concerning the Facilities or the Senior Finance Documents.

      (b) No Agent will be obliged to transmit to any other Finance Party any information relating to any party to any Senior Finance Document which that Agent may have acquired otherwise than in connection with the Facilities or the Senior Finance Documents. Notwithstanding anything to the contrary expressed or implied in any Senior Finance Document, no Agent shall, as between itself and the other Finance Parties, be bound to disclose to any other Finance Party or other person any information, disclosure of which might in the opinion of that Agent result in a breach of any law or regulation or be otherwise actionable at the suit of any person or any information supplied by any Group Company to any Agent which is identified by such Group Company at the time of supply as being unpublished, confidential or price sensitive information relating to a proposed transaction by a Group Company and supplied solely for the purpose of evaluating in consultation with the relevant Agent whether such transaction might require a waiver or amendment to any of the provisions of the Senior Finance Documents.

      (c) In acting as agent for the Lenders, each Agent's banking division will be treated as a separate entity from any other of its divisions (or similar unit of that Agent in any subsequent re-organisation) or subsidiaries (the "OTHER DIVISIONS") and, if the relevant Agent acts for any Group Company in a corporate finance or other advisory capacity ("ADVISORY CAPACITY"), any information given by any Group Company to one of the Other Divisions is to be treated as confidential and will not be available to the Finance Parties without the consent of the Parent, except that:

            (i) the consent of the Parent will not be required in relation to any information which the relevant Agent in its discretion determines relates to a Default or in relation to which the Lenders have given a confidentiality undertaking in a form satisfactory to that Agent and the relevant Group Company (acting reasonably); and

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            (ii)  if representatives or employees of the relevant Agent receive information in relation to a Default whilst acting in an Advisory Capacity, they will not be obliged to disclose that information to representatives or employees of that Agent in their capacity as agent bank or security agent under this agreement or to any Lender, if to do so would breach any rule or regulation or fiduciary duty imposed upon those persons.

21.7  NON-RELIANCE ON THE ARRANGER AND THE AGENTS

      Each Lender confirms that it is (and will at all times continue to be) solely responsible for making its own independent investigation and appraisal of the business, operations, financial condition, creditworthiness, status and affairs of each Group Company and has not relied, and will not at any time rely, on the Arranger or any Agent:

      (a) to provide it with any information relating to the business, operations, financial condition, creditworthiness, status and affairs of any Group Company, whether coming into its possession before or after the making of any Advance, except as specifically provided otherwise in this agreement; or

      (b) to check or enquire into the adequacy, accuracy or completeness of any information provided by any Group Company under or in connection with any Senior Finance Document (whether or not that information has been or is at any time circulated to it by the Arranger or an Agent), including that contained in the Syndication Memorandum; or

      (c) to assess or keep under review the business, operations, financial condition, creditworthiness, status or affairs of any Group Company.

21.8  AGENTS' INDEMNITY

      (a) Each Lender shall on demand indemnify each Agent (in proportion to that Lender's participation in the Drawings (or the Total Commitments if there are no Drawings outstanding) at the relevant time) against any loss incurred by the relevant Agent in complying with any instructions from the Lenders or the Majority Lenders (as the case may be) or otherwise sustained or incurred in connection with the Senior Finance Documents or its duties, obligations and responsibilities under the Senior Finance Documents, except to the extent that it is incurred as a result of the gross negligence or wilful misconduct of the relevant Agent or any of its personnel.

      (b) The provisions of clause 21.8(a) are without prejudice to any obligations of the Obligors to indemnify the Agents under the Senior Finance Documents.

21.9  TERMINATION AND RESIGNATION OF AGENCY

      (a) An Agent (a "RETIRING AGENT") may resign its appointment at any time by giving notice to the Lenders and the Parent.

      (b)   A successor Agent (a "SUCCESSOR AGENT") shall be selected:

            (i) by the Retiring Agent nominating one of its Affiliates following consultation with the Parent as Successor Agent in its notice of resignation; or

            (ii) if the Retiring Agent makes no such nomination, by the Majority Lenders nominating a Lender acting through an office in France as Successor Agent (following consultation with the Parent); or

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            (iii) if the Majority Lenders have failed to nominate a Successor
                  Agent within 30 days of the date of the Retiring Agent's notice of resignation, by the Retiring Agent (following consultation with the Parent) nominating a financial institution of good standing acting through an office in France to be the Successor Agent.

      (c) The Majority Lenders may at any time with the prior consent of the Parent, such consent not to be unreasonably withheld or delayed, by 30 days' prior notice to the relevant Agent and the Parent terminate the appointment of an Agent and appoint a Successor Agent.

      (d) The resignation of the Retiring Agent and the appointment of the Successor Agent will become effective only upon the Successor Agent accepting its appointment as Agent (and, in the case of the Security Agent's resignation, upon the execution of all agreements and documents necessary to substitute its successor as holder of the security comprised in the Security Documents), at which time:

            (i) the Successor Agent will become bound by all the obligations of the Facility Agent or Security Agent (as the case may be) and become entitled to all the rights, privileges, powers, authorities and discretions of that Agent under the Senior Finance Documents;

            (ii) the agency of the Retiring Agent will terminate (but without prejudice to any liabilities which the Retiring Agent may have incurred prior to the termination of its agency); and

            (iii) the Retiring Agent will be discharged from any further liability or obligation under or in connection with the Senior Finance Documents (except that the Retiring Agent shall pay to the Successor Agent a pro rata proportion of the agency fee referred to in clause 15.2 (Agency fee) for the 12 month period in relation to which that agency fee was most recently paid).

      (e) The Retiring Agent will co-operate with the Successor Agent in order to ensure that its functions are transferred to the Successor Agent without disruption to the service provided to the Parent and the Lenders and will, as soon as practicable following the Successor Agent's appointment, make available to the Successor Agent the documents and records which have been maintained in connection with the Senior Finance Documents in order that the Successor Agent is able to discharge its functions.

      (f) The provisions of this agreement will continue in effect for the benefit of any Retiring Agent in relation to any actions taken or omitted to be taken by it or any event occurring before the termination of its agency.

21.10 ROLE OF THE SECURITY AGENT

      The Security Agent shall hold the benefit of the Security Documents as agent for itself and the other Finance Parties and will apply all payments and other benefits received by it under the Security Documents in accordance with the provisions of the Intercreditor Agreement.

21.11 PAYMENTS TO FINANCE PARTIES

      (a) Each Agent will account to each other Finance Party for its due proportions of all amounts received by that Agent for that Finance Party, whether by way of repayment of principal or payment of interest, commitment commission, fees or otherwise.

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      (b)   Each Agent may retain for its own use and benefit, and will not be liable to account to any other Finance Party for all or any part of, any amounts received by way of agency or arrangement fee or by way of reimbursement of expenses incurred by it.

21.12 CHANGE OF OFFICE OF AGENT

      An Agent may at any time in its sole discretion by notice to the Parent and each other Finance Party designate a different office in France from which its duties as the relevant Agent will be performed from the date of notification.

22.   PRO RATA PAYMENTS

22.1  RECOVERIES

      If any amount owing by any Obligor under any Senior Finance Document to a Lender (the "RECOVERING LENDER") is discharged by payment, set-off or any other manner other than through the Facility Agent in accordance with clause 12 (Payments) (that amount being referred to in this clause 22.1 as a "RECOVERY") then:

      (a) within two Business Days of receipt of the Recovery, the Recovering Lender shall pay to the Facility Agent an amount equal (or equivalent) to that Recovery;

      (b) the Facility Agent shall treat that payment as if it was part of the payment to be made by the relevant Obligor to the Lenders rateably in accordance with their respective Commitments; and

      (c) (except for any receipt by the Recovering Lender as a result of the operation of clause 23.1(b)) as between the relevant Obligor and the Recovering Lender, the Recovery shall be treated as not having been paid.

22.2  NOTIFICATION OF RECOVERY

      Each Lender will notify the Facility Agent as soon as reasonably practicable of any Recovery by that Lender, other than by payment through the Facility Agent. If any Recovery subsequently has to be wholly or partly refunded by the Recovering Lender which paid an amount equal to that Recovery to the Facility Agent under clause 22.1(a) (Recoveries), each Lender to which any part of that amount was distributed will, on request from the Recovering Lender, repay to the Recovering Lender that Lender's pro rata share of the amount which has to be refunded by the Recovering Lender.

22.3  INFORMATION

      Each Lender will on request supply to the Facility Agent any information which the Facility Agent may from time to time request for the purpose of this clause 22.

22.4  EXCEPTIONS TO SHARING OF RECOVERIES

      Notwithstanding the foregoing provisions of this clause 22.1, no Recovering Lender will be obliged to share any Recovery which it receives as a result of legal proceedings taken by it to recover any amounts owing to it under the Senior Finance Documents with any other party which has a legal right to, but does not, either join in those proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Lender are instituted by it without prior notice having been given to that other party through the Facility Agent).

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22.5  SEVERAL OBLIGATIONS

      Failure by any Recovering Lender to comply with any of the provisions of this clause 22 will not release any other Recovering Lender from any of its obligations or liabilities under this clause 22.

22.6  OBTAINING CONSENTS

      Each party to this agreement shall take all steps required of it under clause 22.1 (Recoveries) and use its reasonable endeavours to obtain any consents or authorisations which may be required in relation to any payment to be made by it under this clause 22.

22.7  NO SECURITY

      The provisions of this clause 22 shall not, and shall not be construed so as to, constitute a charge by any Lender over all or any part of any amount received or recovered by it under any of the circumstances mentioned in this clause 22.

22.8  ANCILLARY AND HEDGING LENDERS

      This clause 22 shall not apply to any Recovery by a Lender in its capacity as a Hedging Lender.

23.   SET-OFF

23.1  SET-OFF RIGHTS

      Any Finance Party may at any time after an Event of Default has occurred (without notice to the relevant Obligor):

      (a) set-off or otherwise apply amounts standing to the credit of any Obligor's accounts with that Finance Party; and

      (b) set-off any other obligations (then due for performance) owed by that Finance Party to the relevant Obligor,

      against any liability of the relevant Obligor to the relevant Finance Party under the Senior Finance Documents which is due but unpaid.

23.2  DIFFERENT CURRENCIES

      A Finance Party may exercise its rights under clause 23.1 (Set-off rights) notwithstanding that the amounts concerned may be expressed in different currencies and each Finance Party is authorised to effect any necessary conversions at a market rate of exchange selected by it.

24.   NOTICES

24.1  MODE OF SERVICE

      (a) Except as specifically provided otherwise in this agreement, any notice, demand, consent, agreement or other communication (a "NOTICE") to be served under or in connection with any Senior Finance Document will be in writing and will be made by letter or by facsimile transmission to the party to be served.

      (b) The address and facsimile number of each party to this agreement for the purposes of clause 24.1(a) are:

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            (i)   the address and facsimile number shown immediately after its name on the signature pages of this agreement (in the case of any person who is a party as at the date of this agreement);

            (ii) the address and facsimile number notified by that party for this purpose to the Facility Agent on or before the date it becomes a party to this agreement (in the case of any person who becomes a party after the date of this agreement); or

            (iii) any other address and facsimile number notified by that party for this purpose to the Facility Agent by not less than five Business Days' notice.

      (c) Any Notice to be served by any Obligor on a Finance Party will be effective only if it is expressly marked for the attention of the department or officer (if any) specified in conjunction with the relevant address and facsimile number referred to in clause 24.1(b).

24.2  DEEMED SERVICE

      (a) Subject to clause 24.2(b), a Notice will be deemed to be given as follows:

            (i)   if by letter, when delivered personally or on actual receipt;
                  and

            (ii)  if by facsimile, when delivered.

      (b) A Notice given in accordance with clause 24.2(a) but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

24.3  LANGUAGE

      (a)   Any Notice must be in English.

      (b) All other documents provided under or in connection with any Senior Finance Document must be:

            (i)   in English; or

            (ii) if not in English, accompanied by a certified English translation in which case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

25.   CONFIDENTIALITY

      Subject to clause 26.8 (Disclosure of information), the parties will keep the Senior Finance Documents, the Syndication Memorandum and their subject matter and any matter relating thereto (including all details relating to the structure and financing of the Acquisition) confidential, except to the extent that they are required by law or regulation to disclose the same. Each Finance Party agrees with each Obligor to hold confidential all information which it acquires under or in connection with the Senior Finance Documents, except to the extent it is required by law or regulation to disclose it or it comes into the public domain (otherwise than as a result of a breach of this clause 25). A Finance Party may, however, disclose any such information to its auditors, legal advisers or other professional advisers (the "ADVISERS") for any purpose connected with the Senior Finance Documents, provided that the relevant Finance Party takes reasonable steps to procure that each Adviser maintains the confidentiality of that information.

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26.   CHANGES TO PARTIES

26.1  ASSIGNMENT BY THE OBLIGORS

      No Obligor may assign or transfer all or any part of its rights, benefits or obligations under any Senior Finance Document.

26.2  ASSIGNMENTS AND TRANSFERS BY LENDERS

      (a) A Lender (in this capacity the "TRANSFEROR") may, subject to Clause 26.2(b) after prior consultation with the Parent at any time assign any of its rights under any Senior Finance Document or transfer any of its rights and obligations under any Senior Finance Document to any person (a "TRANSFEREE"), provided that:

            (i) in the case of an assignment or transfer by a Lender of part (but not all) of its Commitments to a Transferee which is not, at the time of the assignment or transfer, an existing Lender, the aggregate amount of the Commitments of that Lender subject to that assignment or transfer is at least EUR 2,500,000;

            (ii)  the Transferee has executed a Creditor Accession Agreement;

            (iii) in the case of an assignment, it is made in accordance with clause 26.3 (Assignments by Lenders);

            (iv) in the case of a transfer, it is made in accordance with clause 26.4 (Transfers by Lenders); and

            (v) in the case of a transfer of the Revolving Facility, each Issuing Lender has approved the Transferee (such approval not to be unreasonably withheld or delayed).

      (b) The Parent (for itself and as agent for the existing Obligors) will execute or procure that there are executed such documents and agreements as are necessary to effect a transfer of rights or obligations to a Transferee under this agreement.

      (c) Subject to clause 3.4(b) (Syndication), nothing in this agreement will restrict the ability of a Lender to sub-participate or sub-contract any of its obligations under any Senior Finance Document if that Lender remains liable under that Senior Finance Document in relation to those obligations. A Lender shall notify the Parent of any such sub-participation or sub-contracting by it.

      (d) The Transferee shall, under its own responsibility and at its own costs, notify the assignment of rights made in connection with the assignment or transfer to the Obligors through a bailiff in accordance with Article 1690 of the French Code Civil.

26.3  ASSIGNMENTS BY LENDERS

      (a) If any Lender wishes to assign all or any of its rights and benefits under the Senior Finance Documents, the relevant Transferee shall deliver a notice to the Facility Agent confirming to the Facility Agent (on behalf of the other parties to the Senior Finance Documents (other than the Transferor and the Transferee)) that it shall be under the same obligations towards each of them as it would have been under if it had been an original party to the Senior Finance Documents as a Lender.

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      (b)   Upon delivery of a notice under clause 26.3(a), the relevant
            Transferee shall (subject to clause 26.2 (Assignments and transfers by Lenders) become a party to the Senior Finance Documents as a Lender.

26.4  TRANSFERS BY LENDERS

      (a) A Transferor may, subject to clause 26.2 (Assignments and transfers by Lenders), after prior consultation with the Parent transfer all or any of its rights and obligations under the Senior Finance Documents to a Transferee by means of a transfer effected by the Facility Agent executing a Transfer Certificate which has been duly completed and signed by both the Transferee and the Transferor.

      (b) On the later of (A) the date specified in the Transfer Certificate as being the date on or as from which the transfer under this clause
            26.4 is to take effect and (B) the date on which the Facility Agent executes the Transfer Certificate, to the extent that, in the Transfer Certificate, the Transferor seeks to transfer its right and obligations under the Senior Finance Documents:

            (i) the Transferor and the other parties to the relevant Senior Finance Documents (the "EXISTING PARTIES") will be released from their obligations to each other under those Senior Finance Documents (the "DISCHARGED OBLIGATIONS");

            (ii) the Transferee and the Existing Parties will assume obligations towards each other which differ from the Discharged Obligations only insofar as they are owed to or assumed by the Transferee instead of the Transferor;

            (iii) the rights of the Transferor and the Existing Parties against each other under those Senior Finance Documents (the "DISCHARGED RIGHTS") will be cancelled;

            (iv) the Transferee and the Existing Parties will acquire rights against each other which differ from the Discharged Rights only insofar as they are exercisable by or against the Transferee instead of the Transferor; and

            (v) the Transferee will become a party to this agreement as a Lender in relation to the relevant Facility.

      (c) Each of the parties to this agreement (other than the relevant Transferor and the relevant Transferee) irrevocably authorises the Facility Agent to execute on its behalf any Transfer Certificate which has been duly completed in accordance with this clause 26.4 and executed by each of the Transferor and the Transferee.

      (d) The Facility Agent will notify the other parties to this agreement of the receipt and execution by it on their behalf of any Transfer Certificate as soon as reasonably practicable following execution.

      (e) For the purposes of article 1278 of the French Civil Code, each party to this agreement agrees that upon any transfer under this clause 26.4 (Transfers by Lenders), the guarantees and Security Interests created under any of Senior Finance Documents shall be preserved for the benefit of all Finance Parties including the Transferee.

26.5  FEE

      On the date on which any transfer takes effect in accordance with this clause 26, the Transferee will pay to the Facility Agent for its own account a transfer fee of EUR 1,000 (VAT not included).

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26.6  NO CONTINUING LIABILITY

      Nothing in any Senior Finance Document will oblige a Transferor to, or cause a Transferor to be liable to:

      (a) accept a re-assignment or re-transfer from a Transferee of any of the rights or obligations assigned, transferred or novated under this clause 26; or

      (b) support any losses incurred by a Transferee by reason of the non-performance by any Obligor of its obligations under any Senior Finance Document.

26.7  BENEFIT OF AGREEMENT

      This agreement will be binding on, and enure for the benefit of, each party to it and its or any subsequent successors or assigns.

26.8  DISCLOSURE OF INFORMATION

      Each Lender may disclose to a proposed assignee or transferee or any sub-participant, risk participant or other participant proposing to enter or having entered into a contract with that Lender regarding the Senior Finance Documents any information in the possession of that Lender relating to any Group Company provided that, prior to disclosing any information in accordance with this clause 26.8, a Lender will obtain from any potential assignee, transferee or sub-participant, or, as the case may be, from its Affiliate, and deliver to the Parent, a confidentiality undertaking, addressed to the Obligors, in substantially the same form as given by each Lender under clause 25 or such other form as the Parent on behalf of the Obligors may approve.

26.9  NO ADDITIONAL COST TO OBLIGORS

      If any assignment or transfer results, at or after the time of the assignment or transfer, in additional amounts (other than Mandatory Costs) becoming due by any Obligor under any provision of this agreement, the Transferee shall be entitled to receive such additional amounts only to the extent that the Transferor would have been so entitled had there been no such assignment or transfer.

27.   LENDERS' DECISIONS

27.1  PROCEDURES

      (a) Subject to clauses 27.2 (Exceptions) and 27.3 (Express provisions), any provision of any Senior Finance Document may be amended or waived (each a "MODIFICATION") with the agreement of the Majority Lenders and the Parent. A Modification so agreed may be effected by the Facility Agent executing any documents which may be required for that purpose on behalf of itself and all the other Finance Parties and the Parent executing those documents on behalf of itself and all the other Obligors.

      (b) The Facility Agent will as soon as practicable after any Modification is made in accordance with clause 27.1(a) notify the other parties to the Senior Finance Documents. Any such Modification will take effect from the date on which that notification is given (or any later date which the Facility Agent may specify in that notification) and will be binding on all parties to the Senior Finance Documents.

27.2  EXCEPTIONS

      The following matters will require the unanimous agreement of all of the
      Lenders:

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      (a)   any increase in the Commitment of any Lender;

      (b) any reduction of the Margin or any reduction of (or change in the currency of) the amount of any payment of principal, interest, guarantee fee or commission payable by any party under any Senior Finance Document;

      (c) any extension of any Availability Period, any Maturity Date, any Repayment Date or any other date for payment of any amount due, owing or payable to any Lender under any Senior Finance Document;

      (d) any change to the Borrowers or Guarantors or any release of security, other than in accordance with clause 17 (Changes to Obligors and Security); or

      (e) any amendment of the definition of "Majority Lenders" in clause 1.1 (Definitions) or any amendment of clause 3.3 (Rights and obligations of Finance Parties), clause 22 (Pro rata payments), clause 26 (Changes to Parties) or this clause 27.

27.3  EXPRESS PROVISIONS

      Any consent or other matter which, by the express terms of any Senior Finance Document, is to be given by all the Lenders will not be effective unless all the Lenders have agreed to it but, subject to the agreement of all the Lenders having been obtained, may be given by the Facility Agent on behalf of all the Lenders.

27.4  HEDGING LENDERS

      Subject to the terms of the Intercreditor Agreement, any Hedging Agreement may be amended or waived by agreement between the parties to that Hedging Agreement.

28.   INDEMNITIES

28.1  GENERAL INDEMNITY AND BREAKAGE COSTS

      The Parent will indemnify each Finance Party on demand against any loss (including loss of profit) which it incurs as a result of:

      (a) the occurrence of any Event of Default (and will pay all reasonable legal expenses incurred as a result of the occurrence of a Potential Event of Default);

      (b) any failure by an Obligor to pay any amount due under a Senior Finance Document on its due date;

      (c) any Drawing not being made for any reason (other than as a result of a default by a Finance Party) on the Drawdown Date specified in the relevant Drawdown Request; or

      (d) any Advance or overdue amount under a Senior Finance Document being repaid or prepaid otherwise than on the last day of an Interest Period relating to that Advance or overdue amount,

      in each case upon production of duly documented evidence.

28.2  CURRENCY INDEMNITY

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      Without prejudice to clause 28.1 (General indemnity and breakage costs), if:

      (a) any amount payable by any Obligor under or in connection with any Senior Finance Document is received by any Finance Party (or by an Agent on behalf of any Finance Party) in a currency (the "PAYMENT CURRENCY") other than that agreed in the relevant Senior Finance Document (the "AGREED CURRENCY"), whether as a result of any judgement or order, the enforcement of any judgement or order, the liquidation of the relevant Obligor or otherwise, and the amount produced by converting the Payment Currency so received into the Agreed Currency is less than the relevant amount of the Agreed Currency; or

      (b) any amount payable by any Obligor under or in connection with any Senior Finance Document has to be converted from the Agreed Currency into another currency for the purpose of (i) making or filing a claim or proof against any Obligor, (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to any Senior Finance Document, then that Obligor will, as an independent obligation, on demand indemnify the relevant Finance Party for the deficiency and any loss sustained as a result, upon production of duly documented evidence. Any conversion required will be made at the prevailing rate of exchange on the date and in the market determined by the relevant Finance Party as being most appropriate for the conversion. That Obligor will also pay the costs of the conversion.

28.3  WAIVER

      The Parent waives any right it may have in any jurisdiction to pay any amount under any Senior Finance Document in a currency other than that in which it is expressed to be payable in that Senior Finance Document.

29.   MISCELLANEOUS

29.1  CERTIFICATES CONCLUSIVE

      Save as expressly provided otherwise in any Senior Finance Document, a certificate, determination, notification or opinion of any Finance Party stipulated for in any Senior Finance Document or as to any rate of interest or any other amount payable under any Senior Finance Document will be conclusive and binding on each Obligor, except in the case of manifest error.

29.2  NO IMPLIED WAIVERS

      (a) No failure or delay by any Finance Party in exercising any right, power or privilege under any Senior Finance Document will operate as a waiver of that right, power or privilege, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise of that right, power or privilege, or the exercise of any other right, power or privilege.

      (b) The rights and remedies provided in the Senior Finance Documents are cumulative and not exclusive of any rights and remedies provided by law and all those rights and remedies will, except where expressly provided otherwise in any Senior Finance Document, be available to the Finance Parties severally and any Finance Party shall be entitled to commence proceedings in connection with those rights and remedies in its own name.

      (c) A waiver given or other consent granted by any Finance Party under any Senior Finance Document will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

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29.3  INVALIDITY OF ANY PROVISION

      If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

30.   GOVERNING LAW AND SUBMISSION TO JURISDICTION

30.1  GOVERNING LAW

      This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement) shall be governed by, and construed in accordance with, French law.

30.2  SUBMISSION TO JURISDICTION

      For the benefit of each Finance Party, each Obligor irrevocably submits to the jurisdiction of the Commercial Courts of Paris (Tribunal de Commerce de Paris) for the purpose of hearing at first instance and determining any dispute arising out of this agreement and for the purpose of enforcement of any judgement against its assets.

30.3  ELECTION OF DOMICILE

      For the benefit of each Finance Party, [each Obligor (other than the Parent)][Antargaz] irrevocably elects domicile with the Parent for the purposes of the Senior Finance Documents.

IN WITNESS whereof this agreement has been duly executed on the date first above written.

                                   SCHEDULE 1
                                     LENDERS

                                           TERM            REVOLVING
                                      COMMITMENT (EUR)  COMMITMENT (EUR)
                                      ----------------  ----------------
CREDIT LYONNAIS
Investment / Banking / DPID /
Leveraged Finance
81/83, rue de Richelieu
75002 Paris - France                    220,000,000        50,000,000

Facsimile: +33 1 42 95 14 72 / 88 21
Attention: Jerome Del Ben
           Brigitte Chalaud

                                   SCHEDULE 2
                               SECURITY DOCUMENTS

1.    BY THE PARENT

      Each of the following documents executed by the Parent in favour of the Security Agent in the agreed form:

      (a) pledge of financial instruments accounts (nantissement de compte d'instruments financiers) over all the shares of Antargaz;

      (b) assignment (cession) by way of security (pursuant to the Loi Dailly) of all proceeds of claims of the Parent under the warranties given to the Parent by the Vendors under the Acquisition Documents;

      (c) first ranking pledge of the Parent's business (nantissement de fonds de commerce);

      (d) a general assignment (cession) of all Receivables by way of security (pursuant to the Loi Dailly).

2.    BY ANTARGAZ

      Each of the following documents executed by Antargaz in favour of the Security Agent in the agreed form:

      (a) a general assignment (cession) of all Receivables by way of security (pursuant to the Loi Dailly);

      (b) pledges of financial instruments accounts (nantissements de compte d'instruments financiers) and pledges of shares (nantissements de parts sociales) over all the shares (less a maximum of 5 shares) of the following Companies held by Antargaz and:

            (i)   Wogegal SA;

            (ii)  Gaz Est Distribution SA;

            (iii) Nord GPL SA;

            (iv)  Rhone Mediterranee Gaz SA;

            (v)   Societe Bearnaise des Gaz Liquefies (Sobegal) SA;

            (vi) Societe Industrielle des Gaz de Petrole de l'Ouest (S.I.G.A.P. Ouest) SARL;

            (vii) Rhone Gaz SA;

            (viii)Geovexin SA;

            (ix)  Geogaz Lavera SA;

            (x)   Compagnie Bordelaise des Gaz Liquides (Cobogal) SA; and

      (c) first ranking pledge of the Antargaz's business (nantissement de fonds de commerce).

                                   SCHEDULE 3
                        DOCUMENTARY CONDITIONS PRECEDENT

1.    FORMALITIES CERTIFICATES

      A certificate in the agreed form from each Obligor signed by its chief financial officer (or as the case may be its chief executive officer) attaching, in relation to the relevant Obligor, the following documents:

      (a) a certified copy of the statuts and extrait K-bis of the Obligor and, in respect of Antargaz only, of each of the Subsidiaries of Antargaz whose shares are pledged pursuant to the Senior Finance Documents;

      (b) a certified copy of the resolution of the board of directors of the Obligor (or equivalent) approving the transactions and matters contemplated by the Senior Finance Documents to which that Obligor is or is to be a party and approving the execution, delivery and performance of each and authorising named persons to sign the Senior Finance Documents to which it is or is to be a party and any documents to be delivered by that Obligor under any of the same; and

      (c) if required under its constitutional or governing documents, a certified copy of a resolution of the shareholders' meeting of the Obligor approving the transactions and matters contemplated by the Senior Finance Documents to which that Obligor is or is to be a party.

2.    SENIOR FINANCE DOCUMENTS

      Certified copies of the following documents in the agreed form duly executed and delivered by all parties to them:

      (a)   the Security Documents;

      (b)   the Intercreditor Agreement;

      (c)   the Fees Letter; and

      (d)   the Disclosure Letter;

3.    HIGH YIELD DOCUMENTS

      Certified copies of the following documents in the agreed form duly executed and delivered by all parties to them:

      (a)   the High Yield Trust Deed;

      (b)   the High Yield Notes; and

      (c) evidence (pursuant to the opinion referred to in paragraph 14(d) below) that the rights of the holders of the High Yield Notes and of the High Yield Trustee are subordinated to the rights of the Senior Finance Parties under the Senior Finance Documents.

4.    EQUITY DOCUMENTS

      (a) Certified copies of the following documents in the agreed form duly executed and delivered by all parties to them:

            (i)   the Constitutional Documents;

            (ii)  the Shareholders Agreement.

      (b) Evidence of the allocation of the shareholding of the Parent on the Signing Date.

5.    ACQUISITION DOCUMENTS AND MATERIAL CONTRACTS

      Certified copies of the following documents in the agreed form duly executed and delivered by all parties to them:

      (a)   the Sale and Purchase Agreement;

      (b)   the Warranty Agreement; and

      (c)   the Material Contracts.

6.    INTRA-GROUP BOND DOCUMENTS

      Certified copies of the following documents in the agreed form duly executed and delivered by all parties to them:

      (a)   the Intra-Group Bonds; and

      (b) the terms and conditions of the Intra-Group Bonds set out in the Parent's Bond resolution having decided on their issue.

7.    INDEBTEDNESS AND SECURITY INTERESTS

      A certificate in the agreed form from the Parent and Antargaz signed by the chief executive officer of the Parent and the chief financial officer of Antargaz setting out the financial indebtedness of the Group as at the Signing Date and all Security Interests granted by the members of the Group as at the Signing Date (other than those securing the Existing Facilities).

8.    FINANCIAL INFORMATION

      Certified copies in the agreed form of:

      (a)   the Original Audited Accounts;

      (b)   the Original Management Accounts;

      (c)   the Approved Projections;

      (d) the audited unconsolidated accounts of each Obligor as at 31 March 2002; and

      (e) the management unconsolidated accounts of each Obligor as at 31 March 2003.

9.    ANCILLARY SECURITY NOTICES

      (a) The originals of the documents set out below to be issued in connection with the Security Documents and duly signed on behalf of each relevant Obligor:

            (i) declaration de gage and attestation de gage relating to the special charged account to which the shares of Antargaz are credited;

            (ii) declaration de gage and attestation de gage relating to the special charged account to which the shares of the Distribution Companies and Storage and Logistics Companies subject to a Security Document are credited;

            (iii) a bordereau Dailly from the Parent relating to the assignment by way of security of the Parent's claims under the Vendors' warranties;

            (iv) a bordereau Dailly from the Parent relating to the general assignment of Receivables (to the extent required under the relevant master agreement); and

            (v) a bordereau Dailly from Antargaz relating to the general assignment of Receivables (to the extent required under the relevant master agreement).

      (b) All third party consents required to be obtained on or prior to the first Drawdown Date in any Security Document.

10.   REFINANCING AND RELEASE OF EXISTING SECURITY

      Evidence satisfactory to the Facility Agent that:

      (a) the Obligors have cancelled all the Existing Facilities effective on the first Drawdown Date;

      (b) the Existing Term Facility will be fully repaid on the first Drawdown Date out of the proceeds of the Term Facility, cash of the Parent and as the case may be, a first Revolving Advance made on the first Drawdown Date;

      (c) Deutsche Bank AG London as security agent of the Existing Facility, acting on behalf of all beneficiaries (including hedging banks) of the security interests granted in connection with the Existing
            Facilities:

            (i) has fully released with effect on the first Drawdown Date all such existing security interests (except for pledges of business (nantissements de fonds de commerce);

            (ii) has agreed to promptly execute any necessary joint request (requete conjointe) to the president of any relevant Commercial Court and any other documents as may be necessary to obtain the de-registration (radiation) of all pledges of business (nantissements de fonds de commerce) granted in connection with the Existing Facilities.

11.   DISTRIBUTION BY ANTARGAZ

      If a first Revolving Advance is to be made to the Parent on the first Drawdown Date pursuant to clause 2.2(b) (Purpose), a certified copy of shareholders' resolution of Antargaz deciding a distribution of dividends in an amount of not less than the amount of such Revolving Advance and to be paid on a date which is not later than three Business Days after the first Drawdown Date.

12.   FEES

      Evidence satisfactory to the Facility Agent that, upon drawdown of the first Advance, all fees payable in accordance with the Fees Letter will be paid and all stamp duty and other fees (whether in relation to filings, property transfers, security or otherwise) will be paid.

13.   LETTER

      The original letter referred to in clause 7.8 (Effective global rate) substantially in the form set out in schedule 8 and counter-signed on behalf of the Parent.

14.   LEGAL OPINIONS

      Each of the following legal opinions in agreed form:

      (a) a legal opinion of Shearman & Sterling as to matters of French law relating to validity and enforceability of the Senior Finance Documents; and

      (b) a legal opinion of Linklaters as to matters of French law relating to capacity and authority in relation to the Obligors party to the Senior Finance Documents;

      (c) a legal opinion of Linklaters as to matters of Luxembourg law relating to the status, capacity and authorization of Finco in respect of its execution of the Intercreditor Agreement;

      (d) legal opinion of Ashurst Morris Crisp as to matters of English law concerning the High Yield Documents.

                                   SCHEDULE 4
                    PART 1 - DRAWDOWN REQUEST - ADVANCES

To:               Credit Lyonnais as Facility Agent

Attention:        [__________]

From:             [BORROWER/PARENT]

Date:             [__________]

Dear Sirs,

RE: FACILITIES AGREEMENT DATED 26 JUNE 2003 (THE "FACILITIES AGREEMENT")

We request a Drawing of the [TERM/ REVOLVING] Facility as follows:

(a)   Amount:                      EUR [__________]

(b)   Currency                     EUR [__________]

(c)   Drawdown Date:               EUR [__________]

(d)   Interest Period:             EUR [__________]

(e)   Payment should be made to:   EUR [__________]

(f)   The Borrower is:             EUR [__________]

We confirm that:

(i) the representations and warranties made in clause 18 (Representations and Warranties) of the Facilities Agreement stipulated as being made or repeated on the date of this Drawdown Request are true and accurate as if made in relation to the facts and circumstances existing on that date;

(ii) each Obligor is in full compliance with its undertakings contained in clause 19 (Undertakings) of the Facilities Agreement; and

(iii) [no Default has occurred and is continuing or will occur as a result of the proposed Advance being made.](1) [None of the events specified in clauses 20.3(a) to 20.3(g) has occurred and is continuing.] (2)

Terms defined in the Facilities Agreement have the same meanings when used in this request.

______________________
[AUTHORISED SIGNATORY]
for and on behalf of
[BORROWER/PARENT]

---------------
(1)   For any other Drawdown Request than the first Drawdown Request.

(2)   For the first Drawdown Request only.

                   PART 2 - DRAWDOWN REQUEST - BANK GUARANTEES

To:               Credit Lyonnais as Facility Agent

Attention:        [__________]

From:             [BORROWER/PARENT]

Date:             [__________]

Dear Sirs,

RE: FACILITIES AGREEMENT DATED 26 JUNE, 2003 (THE "FACILITIES AGREEMENT")

We request a Drawing of the Revolving Facility by way of issue of a Bank Guarantee as follows:

Amount:                      EUR [__________]

Currency                     EUR [__________]

Drawdown Date:               EUR [__________]

Beneficiary:                 EUR [__________]

Expiry Date:                 EUR [__________]

Obligations to be guaranted: EUR [__________]

The Borrower is:             EUR [__________]

We confirm that:

(i) the representations and warranties made in clause 18 (Representations and Warranties) of the Facilities Agreement stipulated as being made or repeated on the date of this Drawdown Request are true and accurate as if made in relation to the facts and circumstances existing on that date;

(ii) each Obligor is in full compliance with its undertakings contained in clause 19 (Undertakings) of the Facilities Agreement; and

(iii) no Default has occurred and is continuing or will occur as a result of the proposed Advance being made.

We attach the form of the proposed Bank Guarantee.

Terms defined in the Facilities Agreement have the same meanings when used in this request.

                             ______________________
                             [AUTHORISED SIGNATORY]
                              for and on behalf of
                                [BORROWER/PARENT]

                                   SCHEDULE 5
                            TRANSFER CERTIFICATE (3)

              [(REFERRED TO IN CLAUSE 26.4 (TRANSFERS BY LENDERS)]

To:   Credit Lyonnais as Facility Agent
      for and on behalf of the Obligors and the Finance Parties
      (each as defined in the Facilities Agreement referred to below).

This transfer certificate (this "CERTIFICATE") relates to a facilities agreement dated 26 June, 2003 between, among others, AGZ Holding (the "PARENT"), Antargaz S.A., the banks and financial institutions named in that agreement as lenders and Credit Lyonnais as Facility Agent and Security Agent (as from time to time amended the "FACILITIES AGREEMENT"). Terms defined in the Facilities Agreement shall, unless otherwise defined in this Certificate, have the same meanings when used in this Certificate.

1.    TRANSFEROR CONFIRMATION AND REQUEST

      [NAME OF TRANSFEROR] (the "TRANSFEROR") by its execution of this
      Certificate:

      (a) requests [NAME OF TRANSFEREE] (the "TRANSFEREE") to accept and procure, in accordance with clause 26.4 (Transfers by Lenders), the transfer to the Transferee of the portion of the Transferor's Commitment and participation in the Facilities (and in the Advances made by it) as specified in schedule 1 to this Certificate (the "TRANSFER RIGHTS") by counter-signing this Certificate and delivering it to the Facility Agent at its address for notices under the Facilities Agreement, so as to take effect on the date specified in schedule 2 to this Certificate (the "TRANSFER DATE"); and

      (b) confirms that the details which appear in schedule 1 to this Certificate accurately record the amount of the Transferor's Commitments and the principal amount of the Transfer Rights at the date of this Certificate.

2.    TRANSFEREE REQUEST

      The Transferee, by its execution of this Certificate, requests each Obligor and each Finance Party to accept this Certificate as being delivered under and for the purposes of clause 26.4 (Transfers by Lenders), so as to take effect in accordance with the terms of that clause on the Transfer Date.

3.    TRANSFER FEE

      The Transferee shall pay to the Facility Agent for the Facility Agent's own account a transfer fee of EUR 1,000 (VAT not included) as specified in clause 26.5 (Fee).

----------------
(1) Each of the Transferor and Transferee should ensure that all regulatory requirements are satisfied in connection with its entry into of any Transfer Certificate.

4.    TRANSFEREE REPRESENTATIONS

      The Transferee:

      (a) confirms that it has received from the Transferor a copy of the Facilities Agreement, together with all other documents and information which it has requested in connection with the Facilities Agreement;

      (b) confirms that it has not relied, and will not after the date of this Certificate rely, on the Transferor or any other Finance Party to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any of those documents or that information;

      (c) agrees that it has not relied, and will not after the date of this Certificate rely, on the Transferor or any other Finance Party to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Parent or any other party to the Facilities Agreement;

      (d) represents and warrants to the Transferor and each other Finance Party that it has the power to become a party to the Facilities Agreement as a Lender on the terms set out in the Facilities Agreement and this Certificate and has taken all necessary steps to authorise execution and delivery of this Certificate;

      (e) acknowledges the limitations on the Transferor's obligations set out in clause 26.6 (No continuing liability); and

      (f) agrees that if any Transfer Rights are rescheduled or renegotiated, the Transferee and not the Transferor will be subject to the rescheduled or renegotiated terms.

5.    TRANSFEREE COVENANTS

      The Transferee undertakes with the Transferor and each other party to the Facilities Agreement that it will perform in accordance with its terms all those obligations which, by the terms of the Facilities Agreement, will be assumed by it following delivery of this Certificate to the Facility Agent.

6.    EXCLUSION OF TRANSFEROR'S LIABILITIES

      Neither the Transferor nor any other Finance Party makes any representation or warranty nor assumes any responsibility in relation to the legality, validity, effectiveness, adequacy or enforceability of the Senior Finance Documents and assumes no responsibility for the financial condition of the Parent or any other party to the Senior Finance Documents or for the performance and observance by the Parent or any other Obligor of any of its obligations under the Senior Finance Documents and all of those conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7.    SUBSTITUTION AND ASSUMPTION

      On execution of this Certificate by the Facility Agent (on behalf of the Transferor and the Transferee), the Transferee will become a party to the Facilities Agreement on and with effect from the Transfer Date in substitution for the Transferor in relation to those rights and obligations which, by the terms of the Facilities Agreement and this Certificate, are assumed by the Transferee. A copy of this Certificate shall be notified (at the initiative and cost of the Transferee) to each Obligor through a French huissier and the Transferee shall benefit from all of the Transferor's rights under the Security Documents with respect to the Transfer Rights.

      For the purposes of article 1278 of the French Civil Code, the guarantees and Security Interests created under any of Senior Finance Documents shall be preserved for the benefit of all Finance Parties including the Transferee.

8.    REVOLVING COMMITMENTS

      To the extent that this Certificate operates to novate Revolving Commitments, each Issuing Lender has consented to that novation in accordance with clause 26.2 (Assignments and transfers by Lenders).

9.    LAW

      This Certificate (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Certificate) shall be governed by and construed in accordance with French law.

IN WITNESS of which the parties to this Certificate have duly executed this Certificate on the date which appears at the end of this Certificate.

                       SCHEDULE 1 TO TRANSFER CERTIFICATE

Transferor's existing Term Commitment:                                                         EUR [___]

Transferor's existing Revolving Commitment:                                                    EUR [___]

Portion of Transferor's existing [Term Commitment Term Advance] to be transferred:             EUR [___]

Portion of Transferor's existing Revolving Commitment to be transferred:                       EUR [___]

Portion of Transferor's existing Contingent Liability under any relevant Bank Guarantee        EUR [___]
to be transferred

[Participation in Revolving Advance(s) to be transferred (4):

Revolving Advance 1:        Participation: EUR [___] Interest Period: [__] months, Maturity Date: 200[_]

Revolving Advance 2:        Participation: EUR [___] Interest Period: [__] months, Maturity Date: 200[_]

[Revolving Advance [__]:]   Participation: EUR [___] Interest Period: [__] months, Maturity Date: 200[_]

---------------
(4)   Only relevant if Transfer Date is during an Interest Period.

                       SCHEDULE 2 TO TRANSFER CERTIFICATE
                     PARTICULARS RELATING TO THE TRANSFEREE

Transfer Date:
Lending Office:
Contact Name:
Account for Payments:
Address for Notices:
Telephone:
Facsimile:

                       SIGNATORIES TO TRANSFER CERTIFICATE

[Transferor]                                [Transferee]
By:_______________                          By:_______________
Date: [__________]                          Date: [__________]

[Facility Agent]
By:_______________
Date: [__________]

                                   SCHEDULE 6
                               ACCESSION DOCUMENT

THIS AGREEMENT is made on [__________]

BETWEEN:

(1) [__________] (a company incorporated in [__________] [with registered number [__________]]) (the "NEW OBLIGOR");

(2) AGZ HOLDING (a company incorporated in France as a societe anonyme with registered number 413 765 108 RCS Paris) (the "PARENT") for itself and as agent for the existing Obligors;

(3) Credit Lyonnais in its capacity as Facility Agent under the Facilities Agreement; and

(4) Credit Lyonnais in its capacity as Security Agent under the Facilities Agreement.

BACKGROUND:

(A) This agreement is entered into in connection with facilities agreement (the "FACILITIES AGREEMENT") dated 26 June, 2003 between, amongst others,
      (1) the Parent, (2) Antargaz, (3) Credit Lyonnais as Arranger, (4) the banks and financial institutions named in the Facilities Agreement as Lenders, (5) Credit Lyonnais as Facility Agent and Security Agent.

(B) This agreement has been entered into to record the admission of the New Obligor as a [Borrower/ Guarantor] under the Facilities Agreement and as an Obligor under the Intercreditor Agreement.

IT IS AGREED AS FOLLOWS:

1.    DEFINITIONS

      Words and expressions defined in the Facilities Agreement have the same meanings when used in this agreement.

2.    ADMISSION OF NEW OBLIGOR

2.1   THE NEW OBLIGOR AGREES TO BECOME:

      (a) a [Borrower/ Guarantor] under the Facilities Agreement and agrees to be bound by the terms of the Credit Agreement as a [Borrower/ Guarantor]; and

      (b) an Obligor under the Intercreditor Agreement and agrees to be bound by the terms of the Intercreditor Agreement as an Obligor.

2.2 The New Obligor confirms the appointment of the Parent as its agent on the terms of clause 2.3 (Parent as Obligors' agent) of the Facilities Agreement.

2.3 The New Obligor confirms that its address details for notices in relation to clause 24 (Notices) are as follows:

      Address:            [__________]
      Facsimile:          [__________]
      Attention of:       [__________]

2.4 The parties to this agreement other than the New Obligor confirm their acceptance of the New Obligor as a [Borrower/ Guarantor] for the purpose of the Facilities Agreement and as an Obligor for the purpose of the Intercreditor Agreement.

3.    REPRESENTATIONS

      The New Obligor represents and warrants in the terms set out in 18.2 (Incorporation) to 18.5 (No contravention) inclusive and in 18.7 (Consents) and acknowledges that the Facility Agent and the Security Agent enter into this Accession Document in full reliance on those representations and warranties.

4.    LAW AND JURISDICTION

4.1 This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this deed) shall be governed by and construed in accordance with French law.

4.2 For the benefit of each Finance Party, each of the Parent and the New Obligor irrevocably submits to the jurisdiction of the Commercial Court of Paris (Tribunal de Commerce de Paris) for the purpose of hearing and determining at first instance any dispute arising out of this agreement and for the purpose of enforcement of any judgement against its assets.

4.3 For the benefit of each Finance Party, the New Obligor irrevocably elects domicile with the Parent for the purposes of the Senior Finance Documents.

                        SIGNATORIES TO ACCESSION DOCUMENT

THE NEW OBLIGOR
[Name]

BY: ___________________

THE PARENT
AGZ HOLDING

BY: ___________________

for itself and as agent
for and on behalf of
the existing Obligors

THE FACILITY AGENT
[Name]

BY: ___________________

for itself and as Facility Agent
on behalf of the Lenders

THE SECURITY AGENT
[Name]

BY: ___________________

for itself and as Security Agent
on behalf of the Lenders

                                   SCHEDULE 7
                              AUDITORS CERTIFICATE

                         [HEADED NOTEPAPER OF AUDITORS]

To:   Credit Lyonnais as Facility Agent

      For and on behalf of the Finance Parties (each as defined in the Facilities Agreement referred to below)

      Dear Sirs,

      This certificate (this "CERTIFICATE") relates to a facilities agreement dated 26 June, 2003 between, AGZ Holding (the "OBLIGORS"), the banks and financial institutions named in that agreement as lenders and Credit Lyonnais as Facility Agent and Security Agent (as from time to time amended, the "FACILITIES AGREEMENT"). Terms defined in the Facilities Agreement shall, unless otherwise defined in this Certificate, have the same meanings when used in this Certificate.

      In accordance with clause 19.10(d)(ii) of the Credit Agreement, we hereby confirm that as at the date on which the Annual Accounts for the year ended [__________] were prepared, the Parent was in compliance with the financial covenants contained in clause 19.11 (Financial Covenants) of the Credit Agreement.

      (1)   LEVERAGE:

            We confirm that:

            (i)   as at [__________], Total Net Debt was [__________]; and

            (ii)  for the year ended [__________], EBITDA was [__________].

            Therefore, as at [__________], the ratio of Total Net Debt to EBITDA was [__________].

      (2)   NET INTEREST COVER:

            We confirm that:

            (i)   for the year ended [__________], EBITDA was [__________]; and

            (ii)  for the year ended [__________], Net Interest was [_________].

            Therefore, as at [__________], the ratio of EBITDA to Net Interest was [__________].

-----------------------
[Auditors]

                                   SCHEDULE 8
                      FORM OF EFFECTIVE GLOBAL RATE LETTER

                     [HEADED NOTE PAPER OF CREDIT LYONNAIS]

26 June, 2003

AGZ Holding
[INSERT ADDRESS]

Dear Sirs,

SENIOR FACILITIES AGREEMENT DATED 26 JUNE, 2003 BETWEEN AMONG OTHERS AGZ HOLDING AS PARENT, CREDIT LYONNAIS AS ARRANGER, UNDERWRITER, FACILITY AGENT AND SECURITY AGENT AND THE LENDERS NAMED THEREIN PURSUANT TO WHICH THE LENDERS AGREED TO MAKE AVAILABLE TO THE BORROWERS EUR 270,000,000 IN TERM AND WORKING CAPITAL CREDIT FACILITIES (THE "FACILITIES") TO THE BORROWERS (THE "FACILITIES AGREEMENT").

Unless otherwise defined in this letter, words and expressions defined in the Facilities Agreement have the same meanings when used in this letter.

Pursuant to the terms of clause 7.8 (Effective global rate) of the Facilities Agreement, it was agreed that the effective global rate (taux effectif global) of the Facilities would be notified to the Parent by delivery of a separate letter from the Facility Agent (acting for itself and on behalf of the other Lenders) on or before the date of the Facilities Agreement.

This letter constitutes the separate letter referred to at clause 7.8 of the Facilities Agreement and constitutes an integral part of the Facilities Agreement.

We wish to draw your attention to the fact that, taking into account the nature of the provisions of the Facilities Agreement, and in particular the variability of the interest rate and the ability that you have to choose the length of Interest Periods, it is not possible to determine the exact effective global rate of the Facilities and we are asking you to acknowledge this fact by signing this letter.

However, for the purposes of articles L.313-1 to L.313-6 of the French Consumer Code (Code de la Consommation), we have calculated, by way of example, the effective global rate applicable to the Facilities on the basis of: (i) the making available of the entirety of the Facilities on the date of the Facilities Agreement and (ii) the following factors as at 26 June 2003:

      -     3 months EURIBOR is [__] per cent. per annum; and

      - the arrangement fee and commitment fee provided for in the Facility Agreement and the estimated legal fees which relate to the transaction amount to the sums set out in a separate letter which was addressed to you today.

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

In application of the foregoing:

(i) the effective global rate for the Term Facility is [__] per cent. per annum, the rate for this period being [__] per cent. and the period being of 1 month duration;

(ii) the effective global rate for the revolving facility is [__] per cent. per annum, the rate for this period being [__] per cent. and the period being of 1 month duration.

Please acknowledge receipt of this letter by counter-signing it where indicated below.

Yours faithfully,

The Facility Agent

CREDIT LYONNAIS
(acting for itself and on behalf of the other Lenders)

________________________________

Name:

The Parent

AGZ HOLDING

________________________________

Name:

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

                                   SCHEDULE 9
                         PART 1 - DISTRIBUTION COMPANIES

                     NAME                                     TYPE OF COMPANY           NUMBER
Wogegal ("WOGEGAL")                                           Societe anonyme         310 095 658
Gaz Est Distribution ("GAZ EST DISTRIBUTION")                 Societe anonyme         421 283 615
Nord GPL ("NORD GPL")                                         Societe anonyme         422 265 504
Aquitaine-Pyrenees Gaz ("MIDI-PYRENEES                        Societe anonyme         410 968 770
GAZ")

Rhone Mediterranee Gaz - RMG ("RMG")                          Societe anonyme         382 151 272

                    PART 2 - STORAGE AND LOGISTICS COMPANIES

                     NAME                                     TYPE OF COMPANY                  NUMBER
Geovexin ("GEOVEXIN")                                          Societe anonyme               304 350 887
Societe Bearnaise des Gaz Liquefies ("SOBEGAL")                Societe anonyme               095 880 894
Geogaz Lavera ("GEOGAZ")                                       Societe anonyme               703 002 535
Floregaz ("FLOREGAZ")                                 Groupement d' interets economiques     421 385 881
Societe des Gaz Liquefies de                          Groupement d' interets economiques     777 344 623
Normandie("NORGAL")
Societe en participation de Queven ("SP                      Societe en participation            Not
QUEVEN")                                                                                     applicable
Compagnie Bordelaise des Gaz Liquides                          Societe anonyme               456 201 011
("COBOGAL")
Rhone Gaz ("RHONE GAZ")                                        Societe anonyme               969 507 235
Societe Industrielle des Gaz de Petrole de l'Ouest      Societe a responsabilite limitee     026 180 216
("SIGAP OUEST")
 Societe en participation Bus Paris ("SEP BUS               Societe en participation            Not
PARIS")                                                                                      applicable

                                   SCHEDULE 10
                           PART 1 - SUPPLY AGREEMENTS

(a) The supply agreement dated on or before the date of completion of the Acquisition, as amended from time to time, between Elf Antar France and the Parent for the supply by Elf Antar France to the Parent of butane and propane (the "PRINCIPAL SUPPLY AGREEMENT"), together with each document that is governed by, or entered into pursuant to that supply agreement (including the statuts of, and the internal rules governing, the Groupement Donges).

(b) The supply agreement dated 2 April 2001, between the Parent and Antargaz, as amended from time to time, for the supply by the Parent to Antargaz of butane and propane.

(c) The letter dated on or before the date of completion of the Acquisition from the Parent to Elf Antar France in the agreed form relating to certain circumstances in which the Parent may transfer the benefit of the Principal Supply Agreement to Antargaz.

                        PART 2 - OTHER MATERIAL CONTRACTS

1.    NORGAL STORAGE AGREEMENTS

      The agreements relating to the storage and ancillary services provided by Norgal,, each as amended from time to time, including:

      (a) the contract governing the Groupement d' Interets Economiques Norgal and the allocation of payments to and charges to the parties to the Groupement d' Interets Economiques Norgal; and

      (b) the technical assistance agreement between Norgal and certain of its members, made between Norgal and Total Gaz dated 19 June 2000.

2.    GEOGAZ STORAGE AGREEMENTS

      The agreements relating to the storage and ancillary services provided by Geogaz, each as amended from time to time, including:

      (a) the agreement governing the invoicing by Geogaz to its shareholders of payments calculated on the basis of the volume made available to each of them and on their traffic accounted for according to the different means of loading and unloading by applying fixed tariffs decided upon by the Conseil d' Administration of Geogaz; and

      (b) the business and technical assistance agreement made between Geogaz and Geostock dated 28 May 1996.

3.    GEOVEXIN STORAGE AGREEMENTS

      The agreements relating to the storage and ancillary services provided by Geovexin, each as amended from time to time, including:

      (a) the agreement governing the allocation of payments by Geovexin to shareholders on the basis of the volume made available to them and the amount of their traffic;

      (b) the agreement on tariffs for charging made in accordance with the Geovexin shareholders agreement dated 8 August 1997;

      (c) the business and technical assistance agreement made between Geovexin and Geostock dated 27 March 1997;

      (d) the business and services agreement made between Geovexin and Elf Antar France (formerly Elf France) dated 29 June 1977;

      (e) the framework agreement on the construction of new service installations or the improvement of existing services installations which Elf makes available exclusively to Geovexin, made between Geovexin, Elf Antar France and Geostock dated 28 March 1993; and

      (f) the agreement between Geovexin and Elf Antar France (formerly Elf France) dated 26 April 1988 in relation to the lease to Geovexin of a propane pipeline.

4.    OTHER

      (a) Contract for supply management and provision of storage at the Centre d' Herrlisheim made between Rhone Gaz and Antargaz dated 15 December 1997, as amended from time to time.

      (b) Contract for supply management and provision of storage at the Centre de Feyzin made between Rhone Gaz and Antargaz dated 15 December 1997, as amended from time to time.

      (c) Contract for supply management and provision of storage at the Centre de Fos sur Mer made between Rhone Gaz and Antargaz dated 15 December 1997, as amended from time to time.

                                   SCHEDULE 11
                             MANDATORY COST FORMULAE

1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the "ADDITIONAL COST RATE") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Advances made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office.

4. The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Facility Agent as follows:

      E x 0.01
      -------- per cent. per annum.
        300

      Where:

      E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 6 below and expressed in pounds per GBP 1,000,000.

5.    For the purposes of this Schedule:

      (a) "FEES RULES" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

      (b) "FEE TARIFFS" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

      (c) "TARIFF BASE" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per GBP 1,000,000 of the Tariff Base of that Reference Bank.

7. Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

      (a)   the jurisdiction of its Lending Office; and

      (b) any other information that the Facility Agent may reasonably require for such purpose.

      Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

8. The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 6 above.

9. The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10. The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11. Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12. The Facility Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

                     SIGNATORIES TO THE FACILITIES AGREEMENT

PARENT
AGZ HOLDING

By: ________________________

NOTICE DETAILS

Address:    43 avenue de l'Opera
            75002 Paris
            France
Facsimile:  33 1 55 77 91 28
Attention:  Finance Director

ANTARGAZ

By: ________________________

NOTICE DETAILS

Address:    Immeuble Les Renardieres
            3, place de Saverne
            92400 Courbevoie
Facsimile:  33 1 41 88 73 13
Attention:  Finance Director

ARRANGER, LENDER, FACILITY AGENT AND SECURITY AGENT
CREDIT LYONNAIS

By: ________________________

NOTICE DETAILS

Address:   Investment / Banking / DPID / Leveraged Finance
           81/83, rue de Richelieu,
           75002 Paris
           France
Facsimile: +33 1 42 95 14 72 / 88 21
Attention: Jerome Del Ben
           Brigitte Chalaud